Exhibit 2.1

EXECUTION COPY

AMENDED AND RESTATED

MASTER SALE AND PURCHASE AGREEMENT

BY AND AMONG

GENERAL MOTORS CORPORATION,

SATURN LLC,

SATURN DISTRIBUTION CORPORATION

AND

CHEVROLET-SATURN OF HARLEM, INC.,

as Sellers

AND

NGMCO, INC.,

as Purchaser

DATED AS OF

JUNE 26, 2009

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-ii-

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EXHIBITS

Exhibit A	Form of Parent Warrant A
Exhibit B	Form of Parent Warrant B
Exhibit C	UAW Active Labor Modifications
Exhibit D	Form of UAW Retiree Settlement Agreement
Exhibit E	Form of VEBA Warrant
Exhibit F	Certain Excluded Owned Real Property
Exhibit G	Certain Retained Workers’ Compensation Claims
Exhibit H	Form of Sale Procedures Order
Exhibit I	Form of Sale Approval Order
Exhibit J-1	Form of Deferred Termination Agreement for Saturn Discontinued Brand Dealer Agreements
Exhibit J-2	Form of Deferred Termination Agreement for Hummer Discontinued Brand Dealer Agreements
Exhibit J-3	Form of Deferred Termination Agreement for non-Saturn and non-Hummer Discontinued Brand Dealer Agreements and Excluded Continuing Brand Dealer Agreements
Exhibit K	Form of Participation Agreement
Exhibit L	Form of Subdivision Master Lease
Exhibit M	Form of Assignment and Assumption of Willow Run Lease
Exhibit N	Form of Ren Cen Lease
Exhibit O	Form of Equity Registration Rights Agreement
Exhibit P	Form of Bill of Sale
Exhibit Q	Form of Assignment and Assumption Agreement
Exhibit R	Form of Novation Agreement
Exhibit S	Form of Government Related Subcontract Agreement
Exhibit T	Form of Intellectual Property Assignment Agreement
Exhibit U	Form of Transition Services Agreement
Exhibit V	Form of Assignment and Assumption of Real Property Leases
Exhibit W	Form of Assignment and Assumption of Harlem Lease
Exhibit X	Form of Master Lease Agreement
Exhibit Y	Form of Certificate of Designation of Purchaser for Preferred Stock
Exhibit Z	VEBA Note Term Sheet

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AMENDED AND RESTATED MASTER SALE AND PURCHASE AGREEMENT

THIS AMENDED AND RESTATED MASTER SALE AND PURCHASE AGREEMENT (this “Agreement”), dated as of June 26, 2009, is made by and among General Motors Corporation, a Delaware corporation (“Parent”), Saturn LLC, a Delaware limited liability company (“S LLC”), Saturn Distribution Corporation, a Delaware corporation (“S Distribution”), Chevrolet-Saturn of Harlem, Inc., a Delaware corporation (“Harlem,” and collectively with Parent, S LLC and S Distribution, “Sellers,” and each a “Seller”), and NGMCO, Inc., a Delaware corporation and successor-in-interest to Vehicle Acquisition Holdings LLC, a Delaware limited liability company (“Purchaser”).

WHEREAS, on June 1, 2009 (the “Petition Date”), the Parties entered into that certain Master Sale and Purchase Agreement (the “Original Agreement”), and, in connection therewith, Sellers filed voluntary petitions for relief (the “Bankruptcy Cases”) under Chapter 11 of Title 11, U.S.C. §§ 101 et seq., as amended (the “Bankruptcy Code”), in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”);

WHEREAS, pursuant to Sections 363 and 365 of the Bankruptcy Code, Sellers desire to sell, transfer, assign, convey and deliver to Purchaser, and Purchaser desires to purchase, accept and acquire from Sellers all of the Purchased Assets (as hereinafter defined) and assume and thereafter pay or perform as and when due, or otherwise discharge, all of the Assumed Liabilities (as hereinafter defined), in each case, in accordance with the terms and subject to the conditions set forth in this Agreement and the Bankruptcy Code;

WHEREAS, on the Petition Date, Purchaser entered into equity subscription agreements with each of Canada, Sponsor and the New VEBA (each as hereinafter defined), pursuant to which Purchaser has agreed to issue, on the Closing Date (as hereinafter defined), the Canada Shares, the Sponsor Shares, the VEBA Shares, the VEBA Note and the VEBA Warrant (each as hereinafter defined);

WHEREAS, pursuant to the equity subscription agreement between Purchaser and Canada, Canada has agreed to (i) contribute on or before the Closing Date an amount of Indebtedness (as hereinafter defined) owed to it by General Motors of Canada Limited (“GMCL”), which results in not more than $1,288,135,593 of such Indebtedness remaining an obligation of GMCL, to Canada immediately following the Closing (the “Canadian Debt Contribution”) and (ii) exchange immediately following the Closing the $3,887,000,000 loan to be made by Canada to Purchaser for additional shares of capital stock of Purchaser;

WHEREAS, the transactions contemplated by this Agreement are in furtherance of the conditions, covenants and requirements of the UST Credit Facilities (as hereinafter defined) and are intended to result in a rationalization of the costs, capitalization and capacity with respect to the manufacturing workforce of, and suppliers to, Sellers and their Subsidiaries (as hereinafter defined);

WHEREAS, it is contemplated that Purchaser may, in accordance with the terms of this Agreement, prior to the Closing (as hereinafter defined), engage in one or more related transactions (the “Holding Company Reorganization”) generally designed to reorganize Purchaser and one or more newly-formed, direct or indirect, wholly-owned Subsidiaries of Purchaser into a holding company structure that results in Purchaser becoming a direct or indirect, wholly-owned Subsidiary of a newly-formed Delaware corporation (“Holding Company”); and

WHEREAS, it is contemplated that Purchaser may, in accordance with the terms of this Agreement, direct the transfer of the Purchased Assets on its behalf by assigning its rights to purchase, accept and acquire the Purchased Assets and its obligations to assume and thereafter pay or perform as and when due, or otherwise discharge, the Assumed Liabilities, to Holding Company or one or more newly-formed, direct or indirect, wholly-owned Subsidiaries of Holding Company or Purchaser.

NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained in this Agreement, and for other good and valuable consideration, the value, receipt and sufficiency of which are acknowledged, the Parties (as hereinafter defined) hereby agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used in this Agreement, the following terms have the meanings set forth below or in the Sections referred to below:

“Adjustment Shares” has the meaning set forth in Section 3.2(c)(i).

“Advisory Fees” has the meaning set forth in Section 4.20.

“Affiliate” has the meaning set forth in Rule 12b-2 of the Exchange Act.

“Affiliate Contract” means a Contract between a Seller or a Subsidiary of a Seller, on the one hand, and an Affiliate of such Seller or Subsidiary of a Seller, on the other hand.

“Agreed G Transaction” has the meaning set forth in Section 6.16(g)(i).

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 3.3.

“Alternative Transaction” means the sale, transfer, lease or other disposition, directly or indirectly, including through an asset sale, stock sale, merger or other similar transaction, of all or substantially all of the Purchased Assets in a transaction or a series of transactions with one or more Persons other than Purchaser (or its Affiliates).

“Ancillary Agreements” means the Parent Warrants, the UAW Active Labor Modifications, the UAW Retiree Settlement Agreement, the VEBA Warrant, the Equity Registration Rights Agreement, the Bill of Sale, the Assignment and Assumption Agreement, the Novation Agreement, the Government Related Subcontract Agreement, the Intellectual Property Assignment Agreement, the Transition Services Agreement, the Quitclaim Deeds, the Assignment and Assumption of Real Property Leases, the

Assignment and Assumption of Harlem Lease, the Master Lease Agreement, the Subdivision Master Lease (if required), the Saginaw Service Contracts (if required), the Assignment and Assumption of Willow Run Lease, the Ren Cen Lease, the VEBA Note and each other agreement or document executed by the Parties pursuant to this Agreement or any of the foregoing and each certificate and other document to be delivered by the Parties pursuant to ARTICLE VII.

“Antitrust Laws” means all Laws that (i) are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or the lessening of competition through merger or acquisition or (ii) involve foreign investment review by Governmental Authorities.

“Applicable Employee” means all (i) current salaried employees of Parent and (ii) current hourly employees of any Seller or any of its Affiliates (excluding Purchased Subsidiaries and any dealership) represented by the UAW, in each case, including such current salaried and current hourly employees who are on (a) long-term or short-term disability, military leave, sick leave, family medical leave or some other approved leave of absence or (b) layoff status or who have recall rights.

“Arms-Length Basis” means a transaction between two Persons that is carried out on terms no less favorable than the terms on which the transaction would be carried out by unrelated or unaffiliated Persons, acting as a willing buyer and a willing seller, and each acting in his own self-interest.

“Assignment and Assumption Agreement” has the meaning set forth in Section 7.2(c)(v).

“Assignment and Assumption of Harlem Lease” has the meaning set forth in Section 7.2(c)(xiii).

“Assignment and Assumption of Real Property Leases” has the meaning set forth in Section 7.2(c)(xii).

“Assignment and Assumption of Willow Run Lease” has the meaning set forth in Section 6.27(e).

“Assumable Executory Contract” has the meaning set forth in Section 6.6(a).

“Assumable Executory Contract Schedule” means Section 1.1A of the Sellers’ Disclosure Schedule.

“Assumed Liabilities” has the meaning set forth in Section 2.3(a).

“Assumed Plans” has the meaning set forth in Section 6.17(e).

“Assumption Effective Date” has the meaning set forth in Section 6.6(d).

“Bankruptcy Avoidance Actions” has the meaning set forth in Section 2.2(b)(xi).

“Bankruptcy Cases” has the meaning set forth in the Recitals.

“Bankruptcy Code” has the meaning set forth in the Recitals.

“Bankruptcy Court” has the meaning set forth in the Recitals.

“Benefit Plans” has the meaning set forth in Section 4.10(a).

“Bidders” has the meaning set forth in Section 6.4(c).

“Bids” has the meaning set forth in Section 6.4(c).

“Bill of Sale” has the meaning set forth in Section 7.2(c)(iv).

“Business Day” means any day that is not a Saturday, Sunday or other day on which banks are required or authorized by Law to be closed in the City of New York, New York.

“CA” has the meaning set forth in Section 6.16(g)(i).

“Canada” means 7176384 Canada Inc., a corporation organized under the Laws of Canada, and a wholly-owned subsidiary of Canada Development Investment Corporation, and its successors and assigns.

“Canada Affiliate” has the meaning set forth in Section 9.22.

“Canada Shares” has the meaning set forth in Section 5.4(c).

“Canadian Debt Contribution” has the meaning set forth in the Recitals.

“Claims” means all rights, claims (including any cross-claim or counterclaim), investigations, causes of action, choses in action, charges, suits, defenses, demands, damages, defaults, assessments, rights of recovery, rights of set-off, rights of recoupment, litigation, third party actions, arbitral proceedings or proceedings by or before any Governmental Authority or any other Person, of any kind or nature, whether known or unknown, accrued, fixed, absolute, contingent or matured, liquidated or unliquidated, due or to become due, and all rights and remedies with respect thereto.

“Claims Estimate Order” has the meaning set forth in Section 3.2(c)(i).

“Closing” has the meaning set forth in Section 3.1.

“Closing Date” has the meaning set forth in Section 3.1.

“Collective Bargaining Agreement” means any collective bargaining agreement or other written or oral agreement, understanding or mutually recognized past practice with respect to Employees, between any Seller (or any Subsidiary thereof) and any labor organization or other Representative of Employees (including the UAW Collective Bargaining Agreement, local agreements, amendments, supplements and letters and memoranda of understanding of any kind).

“Common Stock” has the meaning set forth in Section 5.4(b).

“Confidential Information” has the meaning set forth in Section 6.24.

“Confidentiality Period” has the meaning set forth in Section 6.24.

“Continuing Brand Dealer Agreement” means a United States dealer sales and service Contract related to one or more of the Continuing Brands, together with all other Contracts between any Seller and the relevant dealer that are related to the dealership operations of such dealer other than Contracts identified on Section 1.1B of the Sellers’ Disclosure Schedule, each of which Contract identified on Section 1.1B of the Sellers’ Disclosure Schedule shall be deemed to be a Rejectable Executory Contract.

“Continuing Brands” means each of the following vehicle line-makes, currently distributed in the United States by Parent or its Subsidiaries: Buick, Cadillac, Chevrolet and GMC.

“Contracts” means all purchase orders, sales agreements, supply agreements, distribution agreements, sales representative agreements, employee or consulting agreements, leases, subleases, licenses, product warranty or service agreements and other binding commitments, agreements, contracts, arrangements, obligations and undertakings of any nature (whether written or oral, and whether express or implied).

“Copyright Licenses” means all Contracts naming a Seller as licensee or licensor and providing for the grant of any right to reproduce, publicly display, publicly perform, distribute, create derivative works of or otherwise exploit any works covered by any Copyright.

“Copyrights” means all domestic and foreign copyrights, whether registered or unregistered, including all copyright rights throughout the universe (whether now or hereafter arising) in any and all media (whether now or hereafter developed), in and to all original works of authorship (including all compilations of information or marketing materials created by or on behalf of any Seller), acquired, owned or licensed by any Seller, all applications, registrations and recordings thereof (including applications, registrations and recordings in the United States Copyright Office or in any similar office or agency of the United States or any other country or any political subdivision thereof) and all reissues, renewals, restorations, extensions and revisions thereof.

“Cure Amounts” means all cure amounts payable in order to cure any monetary defaults required to be cured under
Section 365(b)(1) of the Bankruptcy Code or otherwise to effectuate, pursuant to the Bankruptcy Code, the assumption by the applicable Seller and assignment to Purchaser of the Purchased Contracts.

“Damages” means any and all Losses, other than punitive damages.

“Dealer Agreement” has the meaning set forth in Section 4.17.

“Deferred Executory Contract” has the meaning set forth in Section 6.6(c).

“Deferred Termination Agreements” has the meaning set forth in Section 6.7(a).

“Delayed Closing Entities” has the meaning set forth in Section 6.35.

“Delphi” means Delphi Corporation.

“Delphi Motion” means the motion filed by Parent with the Bankruptcy Court in the Bankruptcy Cases on June 20, 2009, seeking authorization and approval of (i) the purchase, and guarantee of purchase, of certain assets of Delphi, (ii) entry into certain agreements in connection with the sale of substantially all of the remaining assets of Delphi to a third party, (iii) the assumption of certain Executory Contracts in connection with such sale, (iv) entry into an agreement with the PBGC in connection with such sale and (v) entry into an alternative transaction with the successful bidder in the auction for the assets of Delphi.

“Delphi Transaction Agreements” means (i) either (A) the MDA, the SPA, the Loan Agreement, the Operating Agreement, the Commercial Agreements and any Ancillary Agreements (in each case, as defined in the Delphi Motion), which any Seller is a party to, or (B) in the event that an Acceptable Alternative Transaction (as defined in the Delphi Motion) is consummated, any agreements relating to the Acceptable Alternative Transaction, which any Seller is a party to, and (ii) in the event that the PBGC Agreement is entered into at or prior to the Closing, the PBGC Agreement (as defined in the Delphi Motion) and any ancillary agreements entered into pursuant thereto, which any Seller is a party to, as each of the agreements described in clauses (i) or (ii) hereof may be amended from time to time.

“DIP Facility” means that certain Secured Superpriority Debtor-in-Possession Credit Agreement entered into or to be entered into by Parent, as borrower, certain Subsidiaries of Parent listed therein, as guarantors, Sponsor, as lender, and Export Development Canada, as lender.

“Discontinued Brand Dealer Agreement” means a United States dealer sales and service Contract related to one or more of the Discontinued Brands, together with all other Contracts between any Seller and the relevant dealer that are related to the dealership operations of such dealer other than Contracts identified on Section 1.1B of the Sellers’ Disclosure Schedule, each of which Contract identified on Section 1.1B of the Sellers’ Disclosure Schedule shall be deemed to be a Rejectable Executory Contract.

“Discontinued Brands” means each of the following vehicle line-makes, currently distributed in the United States by Parent or its Subsidiaries: Hummer, Saab, Saturn and Pontiac.

“Disqualified Individual” has the meaning set forth in Section 4.10(f).

“Employees” means (i) each employee or officer of any of Sellers or their Affiliates (including (a) any current, former or retired employees or officers, (b) employees or officers on long-term or short-term disability, military leave, sick leave, family medical leave or some other approved leave of absence and (c) employees on layoff status or with recall rights); (ii) each consultant or other service provider of any of Sellers or their Affiliates who is a former employee, officer or director of any of Sellers or their Affiliates; and (iii) each individual recognized under any Collective Bargaining Agreement as being employed by or having rights to employment by any of Sellers or their Affiliates. For the avoidance of doubt, Employees includes all employees of Sellers or any of their Affiliates, whether or not Transferred Employees.

“Employment-Related Obligations” means all Liabilities arising out of, related to, in respect of or in connection with employment relationships or alleged or potential employment relationships with Sellers or any Affiliate of Sellers relating to Employees, leased employees, applicants, and/or independent contractors or those individuals who are deemed to be employees of Sellers or any Affiliate of Sellers by Contract or Law, whether filed or asserted before, on or after the Closing. “Employment-Related Obligations” includes Claims relating to discrimination, torts, compensation for services (and related employment and withholding Taxes), workers’ compensation or similar benefits and payments on account of occupational illnesses and injuries, employment Contracts, Collective Bargaining Agreements, grievances originating under a Collective Bargaining Agreement, wrongful discharge, invasion of privacy, infliction of emotional distress, defamation, slander, provision of leave under the Family and Medical Leave Act of 1993, as amended, or other similar Laws, car programs, relocation, expense-reporting, Tax protection policies, Claims arising out of WARN or employment, terms of employment, transfers, re-levels, demotions, failure to hire, failure to promote, compensation policies, practices and treatment, termination of employment, harassment, pay equity, employee benefits (including post-employment welfare and other benefits), employee treatment, employee suggestions or ideas, fiduciary performance, employment practices, the modification or termination of Benefit Plans or employee benefit plans, policies, programs, agreements and arrangements of Purchaser, including decisions to provide plans that are different from Benefit Plans, and the like. Without limiting the generality of the foregoing, with respect to any Employees, leased employees, and/or independent contractors or those individuals who are deemed to be employees of Sellers or any Affiliate of Sellers by Contract or Law, “Employment-Related Obligations” includes payroll and social security Taxes, contributions (whether required or voluntary) to any retirement, health and welfare or similar plan or arrangement, notice, severance or similar payments required under Law, and obligations under Law with respect to occupational injuries and illnesses.

“Encumbrance” means any lien (statutory or otherwise), charge, deed of trust, pledge, security interest, conditional sale or other title retention agreement, lease, mortgage, option, charge, hypothecation, easement, right of first offer, license, covenant, restriction, ownership interest of another Person or other encumbrance.

“End Date” has the meaning set forth in Section 8.1(b).

“Environment” means any surface water, groundwater, drinking water supply, land surface or subsurface soil or strata, ambient air, natural resource or wildlife habitat.

“Environmental Law” means any Law in existence on the date of the Original Agreement relating to the management or Release of, or exposure of humans to, any Hazardous Materials; or pollution; or the protection of human health and welfare and the Environment.

“Equity Incentive Plans” has the meaning set forth in Section 6.28.

“Equity Interest” means, with respect to any Person, any shares of capital stock of (or other ownership or profit interests in) such Person, warrants, options or other rights for the purchase or other acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, options or rights for the purchase or other acquisition from such Person of such shares (or such other ownership or profits interests) and other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting.

“Equity Registration Rights Agreement” has the meaning set forth in Section 7.1(c).

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that is part of the same controlled group, or under common control with, or part of an affiliated service group that includes any Seller, within the meaning of Section 414(b), (c), (m) or (o) of the Tax Code or Section 4001(a)(14) of ERISA.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Excluded Assets” has the meaning set forth in Section 2.2(b).

“Excluded Cash” has the meaning set forth in Section 2.2(b)(i).

“Excluded Continuing Brand Dealer Agreements” means all Continuing Brand Dealer Agreements, other than those that are Assumable Executory Contracts.

“Excluded Contracts” has the meaning set forth in Section 2.2(b)(vii).

“Excluded Entities” has the meaning set forth in Section 2.2(b)(iv).

“Excluded Insurance Policies” has the meaning set forth in Section 2.2(b)(xiii).

“Excluded Personal Property” has the meaning set forth in Section 2.2(b)(vi).

“Excluded Real Property” has the meaning set forth in Section 2.2(b)(v).

“Excluded Subsidiaries” means, collectively, the direct Subsidiaries of Sellers included in the Excluded Entities and their respective direct and indirect Subsidiaries, in each case, as of the Closing Date.

“Executory Contract” means an executory Contract or unexpired lease of personal property or nonresidential real property.

“Executory Contract Designation Deadline” has the meaning set forth in Section 6.6(a).

“Existing Internal VEBA” has the meaning set forth in Section 6.17(h).

“Existing Saginaw Wastewater Facility” has the meaning set forth in Section 6.27(b).

“Existing UST Loan and Security Agreement” means the Loan and Security Agreement, dated as of December 31, 2008, between Parent and Sponsor, as amended.

“FCPA” has the meaning set forth in Section 4.19.

“Final Determination” means (i) with respect to U.S. federal income Taxes, a “determination” as defined in Section 1313(a) of the Tax Code or execution of an IRS Form 870-AD and, (ii) with respect to Taxes other than U.S. federal income Taxes, any final determination of Liability in respect of a Tax that, under applicable Law, is not subject to further appeal, review or modification through proceedings or otherwise, including the expiration of a statute of limitations or a period for the filing of Claims for refunds, amended Tax Returns or appeals from adverse determinations.

“Final Order” means (i) an Order of the Bankruptcy Court or any other court or adjudicative body as to which the time to appeal, petition for certiorari or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari or other proceedings for reargument or rehearing shall then be pending, or (ii) in the event that an appeal, writ of certiorari, reargument or rehearing thereof has been sought, such Order of the Bankruptcy Court or any other court or adjudicative body shall have been affirmed by the highest court to which such Order was appealed, or certiorari has been denied, or from which reargument or rehearing was sought, and the time to take any further appeal, petition for certiorari or move for reargument or rehearing shall have expired; provided, however, that no Order shall fail to be a Final Order solely because of the possibility that a motion pursuant to Rule 60 of the Federal Rules of Civil Procedure or Bankruptcy Rule 9024 may be filed with respect to such Order.

“FSA Approval” has the meaning set forth in Section 6.34.

“G Transaction” has the meaning set forth in Section 6.16(g)(i).

“GAAP” means the United States generally accepted accounting principles and practices as in effect from time to time, consistently applied throughout the specified period.

“GMAC” means GMAC LLC.

“GM Assumed Contracts” has the meaning set forth in the Delphi Motion.

“GMCL” has the meaning set forth in the Recitals.

“Governmental Authority” means any United States or non-United States federal, national, provincial, state or local government or other political subdivision thereof, any entity, authority, agency or body exercising executive, legislative, judicial, regulatory or administrative functions of any such government or political subdivision, and any supranational organization of sovereign states exercising such functions for such sovereign states.

“Government Related Subcontract Agreement” has the meaning set forth in Section 7.2(c)(vii).

“Harlem” has the meaning set forth in the Preamble.

“Hazardous Materials” means any material or substance that is regulated, or can give rise to Claims, Liabilities or Losses, under any Environmental Law or a Permit issued pursuant to any Environmental Law, including any petroleum, petroleum-based or petroleum-derived product, polychlorinated biphenyls, asbestos or asbestos-containing materials, lead and any noxious, radioactive, flammable, corrosive, toxic, hazardous or caustic substance (whether solid, liquid or gaseous).

“Holding Company” has the meaning set forth in the Recitals.

“Holding Company Reorganization” has the meaning set forth in the Recitals.

“Indebtedness” means, with respect to any Person, without duplication: (i) all obligations of such Person for borrowed money (including all accrued and unpaid interest and all prepayment penalties or premiums in respect thereof); (ii) all obligations of such Person to pay amounts evidenced by bonds, debentures, notes or similar instruments (including all accrued and unpaid interest and all prepayment penalties or premiums in respect thereof); (iii) all obligations of others, of the types set forth in clauses (i)-(ii) above that are secured by any Encumbrance on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but only to the extent so secured; (iv) all unreimbursed reimbursement obligations of such Person under letters of credit issued for the account of such Person; (v) obligations of such Person under conditional sale, title retention or similar arrangements or other obligations, in each case, to pay the deferred purchase price for property or services, to the extent of the unpaid purchase price (other than trade payables and customary reservations or retentions of title under Contracts with suppliers, in each case, in the Ordinary Course of Business); (vi) all net monetary obligations of such Person in respect of interest rate, equity and currency swap and other derivative transaction obligations; and (vii) all guarantees of or by such Person of any of the matters described in clauses (i)-(vi) above, to the extent of the maximum amount for which such Person may be liable pursuant to such guarantee.

“Intellectual Property” means all Patents, Trademarks, Copyrights, Trade Secrets, Software, all rights under the Licenses and all concepts, ideas, know-how, show-how, proprietary information, technology, formulae, processes and other general intangibles of like nature, and other intellectual property to the extent entitled to legal protection as such, including products under development and methodologies therefor, in each case acquired, owned or licensed by a Seller.

“Intellectual Property Assignment Agreement” has the meaning set forth in Section 7.2(c)(viii).

“Intercompany Obligations” has the meaning set forth in Section 2.2(a)(iv).

“Inventory” has the meaning set forth in Section 2.2(a)(viii).

“IRS” means the United States Internal Revenue Service.

“Key Subsidiary” means any direct or indirect Subsidiary (which, for the avoidance of doubt, shall only include any legal entity in which a Seller, directly or indirectly, owns greater than 50% of the outstanding Equity Interests in such legal entity) of Sellers (other than trusts) with assets (excluding any Intercompany Obligations) in excess of Two Hundred and Fifty Million Dollars ($250,000,000) as reflected on Parent’s consolidated balance sheet as of March 31, 2009 and listed on Section 1.1C of the Sellers’ Disclosure Schedule.

“Knowledge of Sellers” means the actual knowledge of the individuals listed on Section 1.1D of the Sellers’ Disclosure Schedule as to the matters represented and as of the date the representation is made.

“Law” means any and all applicable United States or non-United States federal, national, provincial, state or local laws, rules, regulations, directives, decrees, treaties, statutes, provisions of any constitution and principles (including principles of common law) of any Governmental Authority, as well as any applicable Final Order.

“Landlocked Parcel” has the meaning set forth in Section 6.27(c).

“Leased Real Property” means all the real property leased or subleased by Sellers, except for any such leased or subleased real property subject to any Contracts designated as Excluded Contracts.

“Lemon Laws” means a state statute requiring a vehicle manufacturer to provide a consumer remedy when such manufacturer is unable to conform a vehicle to the express written warranty after a reasonable number of attempts, as defined in the applicable statute.

“Liabilities” means any and all liabilities and obligations of every kind and description whatsoever, whether such liabilities or obligations are known or unknown, disclosed or undisclosed, matured or unmatured, accrued, fixed, absolute, contingent, determined or undeterminable, on or off-balance sheet or otherwise, or due or to become due, including Indebtedness and those arising under any Law, Claim, Order, Contract or otherwise.

“Licenses” means the Patent Licenses, the Trademark Licenses, the Copyright Licenses, the Software Licenses and the Trade Secret Licenses.

“Losses” means any and all Liabilities, losses, damages, fines, amounts paid in settlement, penalties, costs and expenses (including reasonable and documented attorneys’, accountants’, consultants’, engineers’ and experts’ fees and expenses).

“LSA Agreement” means the Amended and Restated GM-Delphi Agreement, dated as of June 1, 2009, and any ancillary agreements entered into pursuant thereto, which any Seller is a party to, as each such agreement may be amended from time to time.

“Master Lease Agreement” has the meaning set forth in Section 7.2(c)(xiv).

“Material Adverse Effect” means any change, effect, occurrence or development that, individually or in the aggregate, has or would reasonably be expected to have a material adverse effect on the Purchased Assets, Assumed Liabilities or results of operations of Parent and its Purchased Subsidiaries, taken as a whole; provided, however, that the term “Material Adverse Effect” does not, and shall not be deemed to, include, either alone or in combination, any changes, effects, occurrences or developments: (i) resulting from general economic or business conditions in the United States or any other country in which Sellers and their respective Subsidiaries have operations, or the worldwide economy taken as a whole; (ii) affecting Sellers in the industry or the markets where Sellers operate (except to the extent such change, occurrence or development has a disproportionate adverse effect on Parent and its Subsidiaries relative to other participants in such industry or markets, taken as a whole); (iii) resulting from any changes (or proposed or prospective changes) in any Law or in GAAP or any foreign generally accepted accounting principles; (iv) in securities markets, interest rates, regulatory or political conditions, including resulting or arising from acts of terrorism or the commencement or escalation of any war, whether declared or undeclared, or other hostilities; (v) resulting from the negotiation, announcement or performance of this Agreement or the DIP Facility, or the transactions contemplated hereby and thereby, including by reason of the identity of Sellers, Purchaser or Sponsor or any communication by Sellers, Purchaser or Sponsor of any plans or intentions regarding the operation of Sellers’ business, including the Purchased Assets, prior to or following the Closing; (vi) resulting from any act or omission of any Seller required or contemplated by the terms of this Agreement, the DIP Facility or the Viability Plans, or otherwise taken with the prior consent of Sponsor or Purchaser, including Parent’s announced shutdown, which began in May 2009; and (vii) resulting from the filing of the Bankruptcy Cases (or any other bankruptcy, insolvency or similar proceeding filed by any Subsidiary of Parent) or from any action approved by the Bankruptcy Court (or any other court in connection with any such other proceedings).

“New VEBA” means the trust fund established pursuant to the Settlement Agreement.

“Non-Assignable Assets” has the meaning set forth in Section 2.4(a).

“Non-UAW Collective Bargaining Agreements” has the meaning set forth in Section 6.17(m)(i).

“Non-UAW Settlement Agreements” has the meaning set forth in Section 6.17(m)(ii).

“Notice of Intent to Reject” has the meaning set forth in Section 6.6(b).

“Novation Agreement” has the meaning set forth in Section 7.2(c)(vi).

“Option Period” has the meaning set forth in Section 6.6(b).

“Order” means any writ, judgment, decree, stipulation, agreement, determination, award, injunction or similar order of any Governmental Authority, whether temporary, preliminary or permanent.

“Ordinary Course of Business” means the usual, regular and ordinary course of business consistent with the past practice thereof (including with respect to quantity and frequency) as and to the extent modified in connection with (i) the implementation of the Viability Plans; (ii) Parent’s announced shutdown, which began in May 2009; and (iii) the Bankruptcy Cases (or any other bankruptcy, insolvency or similar proceeding filed by or in respect of any Subsidiary of Parent), in the case of clause (iii), to the extent such modifications were approved by the Bankruptcy Court (or any other court or other Governmental Authority in connection with any such other proceedings), or in furtherance of such approval.

“Organizational Document” means (i) with respect to a corporation, the certificate or articles of incorporation and bylaws or their equivalent; (ii) with respect to any other entity, any charter, bylaws, limited liability company agreement, certificate of formation, articles of organization or similar document adopted or filed in connection with the creation, formation or organization of a Person; and (iii) in the case of clauses (i) and (ii) above, any amendment to any of the foregoing other than as prohibited by Section 6.2(b)(vi).

“Original Agreement” has the meaning set forth in the Recitals.

“Owned Real Property” means all real property owned by Sellers (including all buildings, structures and improvements thereon and appurtenances thereto), except for any such real property included in the Excluded Real Property.

“Parent” has the meaning set forth in the Preamble.

“Parent Employee Benefit Plans and Policies” means all (i) “employee benefit plans” (as defined in Section 3(3) of ERISA) and all pension, savings, profit sharing, retirement, bonus, incentive, health, dental, life, death, accident, disability, stock purchase, stock option, stock appreciation, stock bonus, other equity, executive or deferred compensation, hospitalization, post-retirement (including retiree medical or retiree life, voluntary employees’ beneficiary associations, and multiemployer plans (as defined in Section 3(37) of ERISA)), severance, retention, change in control, vacation, cafeteria, sick leave, fringe, perquisite, welfare benefits or other employee benefit plans, programs, policies, agreements or arrangements (whether written or oral), including those plans, programs, policies, agreements and arrangements with respect to which any Employee covered by the UAW Collective Bargaining Agreement is an eligible participant, (ii) employment or individual consulting Contracts and (iii) employee manuals and written policies, practices or understandings relating to employment, compensation and benefits, and in the case of clauses (i) through (iii), sponsored, maintained, entered into, or contributed to, or required to be maintained or contributed to, by Parent.

“Parent SEC Documents” has the meaning set forth in Section 4.5(a).

“Parent Shares” has the meaning set forth in Section 3.2(a)(iii).

“Parent Warrant A” means warrants to acquire 45,454,545 shares of Common Stock issued pursuant to a warrant agreement, substantially in the form attached hereto as Exhibit A.

“Parent Warrant B” means warrants to acquire 45,454,545 shares of Common Stock issued pursuant to a warrant agreement, substantially in the form attached hereto as Exhibit B.

“Parent Warrants” means collectively, Parent Warrant A and Parent Warrant B.

“Participation Agreement” has the meaning set forth in Section 6.7(b).

“Parties” means Sellers and Purchaser together, and “Party” means any of Sellers, on the one hand, or Purchaser, on the other hand, as appropriate and as the case may be.

“Patent Licenses” means all Contracts naming a Seller as licensee or licensor and providing for the grant of any right to manufacture, use, lease, or sell any invention, design, idea, concept, method, technique or process covered by any Patent.

“Patents” means all inventions, patentable designs, letters patent and design letters patent of the United States or any other country and all applications (regular and provisional) for letters patent or design letters patent of the United States or any other country, including applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof, and all reissues, divisions, continuations, continuations in part, revisions, reexaminations and extensions or renewals of any of the foregoing.

“PBGC” has the meaning set forth in Section 4.10(a).

“Permits” has the meaning set forth in Section 2.2(a)(xi).

“Permitted Encumbrances” means all (i) purchase money security interests arising in the Ordinary Course of Business; (ii) security interests relating to progress payments created or arising pursuant to government Contracts in the Ordinary Course of Business; (iii) security interests relating to vendor tooling arising in the Ordinary Course of Business; (iv) Encumbrances that have been or may be created by or with the written consent of Purchaser; (v) mechanic’s, materialmen’s, laborer’s, workmen’s, repairmen’s, carrier’s liens and other similar Encumbrances arising by operation of law or statute in the Ordinary Course of Business for amounts that are not delinquent or that are being contested in good faith by appropriate proceedings and for which appropriate reserves have been established; (vi) liens for Taxes, the validity or amount of which is being contested in good faith by appropriate proceedings, and statutory liens for current Taxes not yet due, payable or delinquent (or which may be paid without interest or penalties); (vii) with respect to the Transferred Real Property that is Owned Real Property, other than Secured Real Property Encumbrances at and following the Closing: (a) matters that a current ALTA/ACSM survey, or a similar cadastral survey in any country other than the United States, would disclose, the existence of which, individually or in the aggregate, would not materially and adversely interfere with the present use of the affected property; (b) rights of the public, any Governmental Authority and adjoining property owners in streets and highways abutting or adjacent to the applicable Owned Real Property; (c) easements, licenses, rights-of-way, covenants, servitudes, restrictions, encroachments, site plans, subdivision plans and other Encumbrances of public record or that would be disclosed by a current title commitment of the applicable Owned Real Property, which, individually or in the aggregate, would not materially and adversely interfere with the present use of the applicable Owned Real Property; and (d) such other Encumbrances, the existence of which, individually or in the aggregate, would not materially and adversely interfere with or affect the present use or occupancy of the applicable Owned Real Property; (viii) with respect to the Transferred Real Property that is Leased Real Property: (1) matters that a current ALTA/ACSM survey, or a similar cadastral survey in any country other than the United States, would disclose; (2) rights of the public, any Governmental Authority and adjoining property owners in streets and highways abutting or adjacent to the applicable Leased Real Property; (3) easements, licenses, rights-of-way, covenants, servitudes, restrictions, encroachments, site plans, subdivision plans and other Encumbrances of public record or that would be disclosed by a current title commitment of the applicable Leased Real Property or which have otherwise been imposed on such property by landlords; (ix) in the case of the Transferred Equity Interests, all restrictions and obligations contained in any Organizational Document, joint venture agreement, shareholders agreement, voting agreement and related documents and agreements, in each case, affecting the Transferred Equity Interests; (x) except to the extent otherwise agreed to in the Ratification Agreement entered into by Sellers and GMAC on June 1, 2009 and approved by the Bankruptcy Court on the date thereof or any other written agreement between GMAC or any of its Subsidiaries and any Seller, all Claims (in each case solely to the extent such Claims constitute Encumbrances) and Encumbrances in favor of GMAC or any of its Subsidiaries in, upon or with respect to any property of Sellers or in which Sellers have an interest, including any of the following: (1) cash, deposits, certificates of deposit, deposit accounts, escrow funds, surety bonds, letters of credit and similar agreements and instruments; (2) owned or leased equipment; (3) owned or leased real property; (4) motor vehicles, inventory, equipment, statements of origin, certificates of title, accounts, chattel paper, general intangibles, documents and instruments of dealers, including property of dealers in-transit to, surrendered or returned by or repossessed from dealers or otherwise in any Seller’s possession or under its control; (5) property securing obligations of Sellers under derivatives Contracts; (6) rights or property with respect to which a Claim or Encumbrance in favor of GMAC or any of its Subsidiaries is disclosed in any filing made by Parent with the SEC (including any filed exhibit); and (7) supporting obligations, insurance rights and Claims against third parties relating to the foregoing; and (xi) all rights of setoff and/or recoupment that are Encumbrances in favor of GMAC and/or its Subsidiaries against amounts owed to Sellers and/or any of their Subsidiaries with respect to any property of Sellers or in which Sellers have an interest as more fully described in clause (x) above; it being understood that nothing in this clause (xi) or preceding clause (x) shall be deemed to modify, amend or otherwise change any agreement as between GMAC or any of its Subsidiaries and any Seller.

“Person” means any individual, partnership, firm, corporation, association, trust, unincorporated organization, joint venture, limited liability company, Governmental Authority or other entity.

“Personal Information” means any information relating to an identified or identifiable living individual, including (i) first initial or first name and last name; (ii) home address or other physical address, including street name and name of city or town; (iii) e-mail address or other online contact information (e.g., instant messaging user identifier); (iv) telephone number; (v) social security number or other government-issued personal identifier such as a tax identification number or driver’s license number; (vi) internet protocol address; (vii) persistent identifier (e.g., a unique customer number in a cookie); (viii) financial account information (account number, credit or debit card numbers or banking information); (ix) date of birth; (x) mother’s maiden name; (xi) medical information (including electronic protected health information as defined by the rules and regulations of the Health Information Portability and Privacy Act, as amended); (xii) digitized or electronic signature; and (xiii) any other information that is combined with any of the above.

“Personal Property” has the meaning set forth in Section 2.2(a)(vii).

“Petition Date” has the meaning set forth in the Recitals.

“PLR” has the meaning set forth in Section 6.16(g)(i).

“Post-Closing Tax Period” means any taxable period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

“Preferred Stock” has the meaning set forth in Section 5.4(b).

“Privacy Policy” means, with respect to any Person, any written privacy policy, statement, rule or notice regarding the collection, use, access, safeguarding and retention of Personal Information or “Personally Identifiable Information” (as defined by Section 101(41A) of the Bankruptcy Code) of any individual, including a customer, potential customer, employee or former employee of such Person, or an employee of any of such Person’s automotive or parts dealers.

“Product Liabilities” has the meaning set forth in Section 2.3(a)(ix).

“Promark UK Subsidiaries” has the meaning set forth in Section 6.34.

“Proposed Rejectable Executory Contract” has the meaning set forth in Section 6.6(b).

“Purchase Price” has the meaning set forth in Section 3.2(a).

“Purchased Assets” has the meaning set forth in Section 2.2(a).

“Purchased Contracts” has the meaning set forth in Section 2.2(a)(x).

“Purchased Subsidiaries” means, collectively, the direct Subsidiaries of Sellers included in the Transferred Entities, and their respective direct and indirect Subsidiaries, in each case, as of the Closing Date.

“Purchased Subsidiaries Employee Benefit Plans” means any (i) defined benefit or defined contribution retirement plan maintained by any Purchased Subsidiary and (ii) severance, change in control, bonus, incentive or any similar plan or arrangement maintained by a Purchased Subsidiary for the benefit of officers or senior management of such Purchased Subsidiary.

“Purchaser” has the meaning set forth in the Preamble.

“Purchaser Assumed Debt” has the meaning set forth in Section 2.3(a)(i).

“Purchaser Expense Reimbursement” has the meaning set forth in Section 8.2(b).

“Purchaser Material Adverse Effect” has the meaning set forth in Section 5.3(a).

“Purchaser’s Disclosure Schedule” means the Schedule pertaining to, and corresponding to the Section references of this Agreement, delivered by Purchaser immediately prior to the execution of the Original Agreement.

“Quitclaim Deeds” has the meaning set forth in Section 7.2(c)(x).

“Receivables” has the meaning set forth in Section 2.2(a)(iii).

“Rejectable Executory Contract” has the meaning set forth in Section 6.6(b).

“Release” means any spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, migrating, dumping, discarding, burying, abandoning or disposing into the Environment of Hazardous Materials that is prohibited under, or reasonably likely to result in a Liability under, any applicable Environmental Law.

“Relevant Information” has the meaning set forth in Section 6.16(g)(ii).

“Relevant Transactions” has the meaning set forth in Section 6.16(g)(i).

“Ren Cen Lease” has the meaning set forth in Section 6.30.

“Representatives” means all officers, directors, employees, consultants, agents, lenders, accountants, attorneys and other representatives of a Person.

“Required Subdivision” has the meaning set forth in Section 6.27(a).

“Restricted Cash” has the meaning set forth in Section 2.2(a)(ii).

“Retained Liabilities” has the meaning set forth in Section 2.3(b).

“Retained Plans” means any Parent Employee Benefit Plan and Policy that is not an Assumed Plan.

“Retained Subsidiaries” means all Subsidiaries of Sellers and their respective direct and indirect Subsidiaries, as of the Closing Date, other than the Purchased Subsidiaries.

“Retained Workers’ Compensation Claims” has the meaning set forth in Section 2.3(b)(xii).

“RHI” has the meaning set forth in Section 6.30.

“RHI Post-Closing Period” has the meaning set forth in Section 6.30.

“S Distribution” has the meaning set forth in the Preamble.

“S LLC” has the meaning set forth in the Preamble.

“Saginaw Landfill” has the meaning set forth in Section 6.27(b).

“Saginaw Metal Casting Land” has the meaning set forth in Section 6.27(b).

“Saginaw Nodular Iron Land” has the meaning set forth in Section 6.27(b).

“Saginaw Service Contracts” has the meaning set forth in Section 6.27(b).

“Sale Approval Order” has the meaning set forth in Section 6.4(b).

“Sale Hearing” means the hearing of the Bankruptcy Court to approve the Sale Procedures and Sale Motion and enter the Sale Approval Order.

“Sale Procedures and Sale Motion” has the meaning set forth in Section 6.4(b).

“Sale Procedures Order” has the meaning set forth in Section 6.4(b).

“SEC” means the United States Securities and Exchange Commission.

“Secured Real Property Encumbrances” means all Encumbrances related to the Indebtedness of Sellers, which is secured by one or more parcels of the Owned Real Property, including Encumbrances related to the Indebtedness of Sellers under any synthetic lease arrangements at the White Marsh, Maryland GMPT - Baltimore manufacturing facility and the Memphis, Tennessee (SPO - Memphis) facility.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Seller” or “Sellers” has the meaning set forth in the Preamble.

“Seller Group” means any combined, unitary, consolidated or other affiliated group of which any Seller or Purchased Subsidiary is or has been a member for federal, state, provincial, local or foreign Tax purposes.

“Seller Key Personnel” means those individuals described on Section 1.1E of the Sellers’ Disclosure Schedule.

“Seller Material Contracts” has the meaning set forth in Section 4.16(a).

“Sellers’ Disclosure Schedule” means the Schedule pertaining to, and corresponding to the Section references of this Agreement, delivered by Sellers to Purchaser immediately prior to the execution of this Agreement, as updated and supplemented pursuant to Section 6.5, Section 6.6 and Section 6.26.

“Series A Preferred Stock” has the meaning set forth in Section 5.4(b).

“Settlement Agreement” means the Settlement Agreement, dated February 21, 2008 (as amended, supplemented, replaced or otherwise altered from time to time), among Parent, the UAW and certain class representatives, on behalf of the class of plaintiffs in the class action of Int’l Union, UAW, et al. v. General Motors Corp., Civil Action No. 07-14074 (E.D. Mich. filed Sept. 9, 2007).

“Shared Executory Contracts” has the meaning set forth in Section 6.6(d).

“Software” means all software of any type (including programs, applications, middleware, utilities, tools, drivers, firmware, microcode, scripts, batch files, JCL files, instruction sets and macros) and in any form (including source code, object code, executable code and user interface), databases and associated data and related documentation, in each case owned, acquired or licensed by any Seller.

“Software Licenses” means all Contracts naming a Seller as licensee or licensor and providing for the grant of any right to use, modify, reproduce, distribute or create derivative works of any Software.

“Sponsor” means the United States Department of the Treasury.

“Sponsor Affiliate” has the meaning set forth in Section 9.22.

“Sponsor Shares” has the meaning set forth in Section 5.4(c).

“Straddle Period” means a taxable period that includes but does not end on the Closing Date.

“Subdivision Master Lease” has the meaning set forth in Section 6.27(a).

“Subdivision Properties” has the meaning set forth in Section 6.27(a).

“Subsidiary” or “Subsidiaries” means, with respect to any Person, any corporation, limited liability company, partnership or other legal entity (in each case, other than a joint venture if such Person is not empowered to control the day-to-day operations of such joint venture) of which such Person (either alone or through or together with any other Subsidiary) owns, directly or indirectly, more than fifty percent (50%) of the Equity Interests, the holder of which is entitled to vote for the election of the board of directors or other governing body of such corporation, limited liability company, partnership or other legal entity.

“Superior Bid” has the meaning set forth in Section 6.4(d).

“TARP” means the Troubled Assets Relief Program established by Sponsor under the Emergency Economic Stabilization Act of 2008, Public Law No. 110-343, effective as of October 3, 2008, as amended by Section 7001 of Division B, Title VII of the American Recovery and Reinvestment Act of 2009, Public Law No. 111-5, effective as of February 17, 2009, as may be further amended and in effect from time to time and any guidance issued by a regulatory authority thereunder and other related Laws in effect currently or in the future in the United States.

“Tax” or “Taxes” means any federal, state, provincial, local, foreign and other income, alternative minimum, accumulated earnings, personal holding company, franchise, capital stock, net worth or gross receipts, income, alternative or add-on minimum, capital, capital gains, sales, use, ad valorem, franchise, profits, license, privilege, transfer, withholding, payroll, employment, social, excise, severance, stamp, occupation, premium, goods and services, value added, property (including real property and personal property taxes), environmental, windfall profits or other taxes, customs, duties or similar fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Governmental Authority, including any transferee, successor or secondary liability for any such tax and any Liability assumed by Contract or arising as a result of being or ceasing to be a member of any affiliated group or similar group under state, provincial, local or foreign Law, or being included or required to be included in any Tax Return relating thereto.

“Tax Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Taxing Authority” means, with respect to any Tax, the Governmental Authority thereof that imposes such Tax and the agency, court or other Person or body (if any) charged with the interpretation, administration or collection of such Tax for such Governmental Authority.

“Tax Return” means any return, report, declaration, form, election letter, statement or other information filed or required to be filed with any Governmental Authority with respect to Taxes, including any schedule or attachment thereto or amendment thereof.

“Trademark Licenses” means all Contracts naming any Seller as licensor or licensee and providing for the grant of any right concerning any Trademark together with any goodwill connected with and symbolized by any such Trademark or Trademark Contract, and the right to prepare for sale or lease and sell or lease any and all products, inventory or services now or hereafter owned or provided by any Seller or any other Person and now or hereafter covered by such Contracts.

“Trademarks” means all domestic and foreign trademarks, service marks, collective marks, certification marks, trade dress, trade names, business names, d/b/a’s, Internet domain names, designs, logos and other source or business identifiers, and all general intangibles of like nature, now or hereafter owned, adopted, used, acquired, or licensed by any Seller, all applications, registrations and recordings thereof (including applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof) and all reissues, extensions or renewals thereof, together with all goodwill of the business symbolized by or associated with such marks.

“Trade Secrets” means all trade secrets or Confidential Information, including any confidential technical and business information, program, process, method, plan, formula, product design, compilation of information, customer list, sales forecast, know-how, Software, and any other confidential proprietary intellectual property, and all additions and improvements to, and books and records describing or used in connection with, any of the foregoing, in each case, owned, acquired or licensed by any Seller.

“Trade Secret Licenses” means all Contracts naming a Seller as licensee or licensor and providing for the grant of any rights with respect to Trade Secrets.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration and other similar Taxes and fees (including any penalties and interest) incurred in connection with this Agreement and the transactions contemplated hereby and not otherwise exempted under the Bankruptcy Code, including relating to the transfer of the Transferred Real Property.

“Transfer Tax Forms” has the meaning set forth in Section 7.2(c)(xi).

“Transferred Employee” has the meaning set forth in Section 6.17(a).

“Transferred Entities” means all of the direct Subsidiaries of Sellers and joint venture entities or other entities in which any Seller has an Equity Interest, other than the Excluded Entities.

“Transferred Equity Interests” has the meaning set forth in Section 2.2(a)(v).

“Transferred Real Property” has the meaning set forth in Section 2.2(a)(vi).

“Transition Services Agreement” has the meaning set forth in Section 7.2(c)(ix).

“Transition Team” has the meaning set forth in Section 6.11(c).

“UAW” means the International Union, United Automobile, Aerospace and Agricultural Implement Workers of America.

“UAW Active Labor Modifications” means the modifications to the UAW Collective Bargaining Agreement, as agreed to in the 2009 Addendum to the 2007 UAW-GM National Agreement, dated May 17, 2009, the cover page of which is attached hereto as Exhibit C (the 2009 Addendum without attachments), which modifications were ratified by the UAW membership on May 29, 2009.

“UAW Collective Bargaining Agreement” means any written or oral Contract, understanding or mutually recognized past practice between Sellers and the UAW with respect to Employees, including the UAW Active Labor Modifications, but excluding the agreement to provide certain retiree medical benefits specified in the Memorandum of Understanding Post-Retirement Medical Care, dated September 26, 2007, between Parent and the UAW, and the Settlement Agreement. For purpose of clarity, the term “UAW Collective Bargaining Agreement” includes all special attrition programs, divestiture-related memorandums of understanding or implementation agreements relating to any unit or location where covered UAW-represented employees remain and any current local agreement between Parent and a UAW local relating to any unit or location where UAW-represented employees are employed as of the date of the Original Agreement. For purposes of clarity, nothing in this definition extends the coverage of the UAW-GM National Agreement to any Employee of S LLC, S Distribution, Harlem, a Purchased Subsidiary or one of Parent’s Affiliates; nothing in this Agreement creates a direct employment relationship with a Purchased Subsidiary’s employee or an Affiliate’s Employee and Parent.

“UAW Retiree Settlement Agreement” means the UAW Retiree Settlement Agreement to be executed prior to the Closing, substantially in the form attached hereto as Exhibit D.

“Union” means any labor union, organization or association representing any employees (but not including the UAW) with respect to their employment with any of Sellers or their Affiliates.

“United States” or “U.S.” means the United States of America, including its territories and insular possessions.

“UST Credit Bid Amount” has the meaning set forth in Section 3.2(a)(i).

“UST Credit Facilities” means (i) the Existing UST Loan and Security Agreement and (ii) those certain promissory notes dated December 31, 2008, April 22, 2009, May 20, 2009, and May 27, 2009, issued by Parent to Sponsor as additional compensation for the extensions of credit under the Existing UST Loan and Security Agreement, in each case, as amended.

“UST Warrant” means the warrant issued by Parent to Sponsor in consideration for the extension of credit made available to Parent under the Existing UST Loan and Security Agreement.

“VEBA Shares” has the meaning set forth in Section 5.4(c).

“VEBA Note” has the meaning set forth in Section 7.3(g)(iv).

“VEBA Warrant” means warrants to acquire 15,151,515 shares of Common Stock issued pursuant to a warrant agreement, substantially in the form attached hereto as Exhibit E.

“Viability Plans” means (i) Parent’s Restructuring Plan for Long-Term Viability, dated December 2, 2008; (ii) Parent’s
2009-2014 Restructuring Plan, dated February 17, 2009; (iii) Parent’s 2009-2014 Restructuring Plan: Progress Report, dated March 30, 2009; and (iv) Parent’s Revised Viability Plan, all as described in Parent’s Registration Statement on Form S-4 (Reg. No
333-158802), initially filed with the SEC on April 27, 2009, in each case, as amended, supplemented and/or superseded.

“WARN” means the Workers Adjustment and Retraining Notification Act of 1988, as amended, and similar foreign, state and local Laws.

“Willow Run Landlord” means the Wayne County Airport Authority, or any successor landlord under the Willow Run Lease.

“Willow Run Lease” means that certain Willow Run Airport Lease of Land dated October 11, 1985, as the same may be amended, by and between the Willow Run Landlord, as landlord, and Parent, as tenant, for certain premises located at the Willow Run Airport in Wayne and Washtenaw Counties, Michigan.

“Willow Run Lease Amendment” has the meaning set forth in Section 6.27(e).

“Wind Down Facility” has the meaning set forth in Section 6.9(b).

Section 1.2 Other Interpretive Provisions. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement refer to this Agreement as a whole (including the Sellers’ Disclosure Schedule) and not to any particular provision of this Agreement, and all Article, Section, Sections of the Sellers’ Disclosure Schedule and Exhibit references are to this Agreement unless otherwise specified. The words “include”, “includes” and “including” are deemed to be followed by the phrase “without limitation.” The meanings given to terms defined herein are equally applicable to both the singular and plural forms of such terms. Whenever the context may require, any pronoun includes the corresponding masculine, feminine and neuter forms. Except as otherwise expressly provided herein, all references to “Dollars” or “$” are deemed references to lawful money of the United States. Unless otherwise specified, references to any statute, listing rule, rule, standard, regulation or other Law (a) include a reference to the corresponding rules and regulations and (b) include a reference to each of them as amended, modified, supplemented, consolidated, replaced or rewritten from time to time, and to any section of any statute, listing rule, rule, standard, regulation or other Law, including any successor to such section. Where this Agreement states that a Party “shall” or “will” perform in some manner or otherwise act or omit to act, it means that the Party is legally obligated to do so in accordance with this Agreement.

ARTICLE II

PURCHASE AND SALE

Section 2.1 Purchase and Sale of Assets; Assumption of Liabilities. On the terms and subject to the conditions set forth in this Agreement, other than as set forth in Section 6.30, Section 6.34 and Section 6.35, at the Closing, Purchaser shall (a) purchase, accept and acquire from Sellers, and Sellers shall sell, transfer, assign, convey and deliver to Purchaser, free and clear of all Encumbrances (other than Permitted Encumbrances), Claims and other interests, the Purchased Assets and (b) assume and thereafter pay or perform as and when due, or otherwise discharge, all of the Assumed Liabilities.

Section 2.2 Purchased and Excluded Assets.

(a) The “Purchased Assets” shall consist of the right, title and interest that Sellers possess and have the right to legally transfer in and to all of the properties, assets, rights, titles and interests of every kind and nature, owned, leased, used or held for use by Sellers (including indirect and other forms of beneficial ownership), whether tangible or intangible, real, personal or mixed, and wherever located and by whomever possessed, in each case, as the same may exist as of the Closing, including the following properties, assets, rights, titles and interests (but, in every case, excluding the Excluded Assets):

(i) all cash and cash equivalents, including all marketable securities, certificates of deposit and all collected funds or items in the process of collection at Sellers’ financial institutions through and including the Closing, and all bank deposits, investment accounts and lockboxes related thereto, other than the Excluded Cash and Restricted Cash;

(ii) all restricted or escrowed cash and cash equivalents, including restricted marketable securities and certificates of deposit (collectively, “Restricted Cash”) other than the Restricted Cash described in Section 2.2(b)(ii);

(iii) all accounts and notes receivable and other such Claims for money due to Sellers, including the full benefit of all security for such accounts, notes and Claims, however arising, including arising from the rendering of services or the sale of goods or materials, together with any unpaid interest accrued thereon from the respective obligors and any security or collateral therefor, other than intercompany receivables (collectively, “Receivables”);

(iv) all intercompany obligations (“Intercompany Obligations”) owed or due, directly or indirectly, to Sellers by any Subsidiary of a Seller or joint venture or other entity in which a Seller or a Subsidiary of a Seller has any Equity Interest;

(v) (A) subject to Section 2.4, all Equity Interests in the Transferred Entities (collectively, the “Transferred Equity Interests”) and (B) the corporate charter, qualification to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, corporate seal, minute books, stock transfer books, blank stock certificates and any other documents relating to the organization, maintenance and existence of each Transferred Entity;

(vi) all Owned Real Property and Leased Real Property (collectively, the “Transferred Real Property”);

(vii) all machinery, equipment (including test equipment and material handling equipment), hardware, spare parts, tools, dies, jigs, molds, patterns, gauges, fixtures (including production fixtures), business machines, computer hardware, other information technology assets, furniture, supplies, vehicles, spare parts in respect of any of the foregoing and other tangible personal property (including any of the foregoing in the possession of manufacturers, suppliers, customers, dealers or others and any of the foregoing in transit) that does not constitute Inventory (collectively, “Personal Property”), including the Personal Property located at the Excluded Real Property and identified on Section 2.2(a)(vii) of the Sellers’ Disclosure Schedule;

(viii) all inventories of vehicles, raw materials, work-in-process, finished goods, supplies, stock, parts, packaging materials and other accessories related thereto (collectively, “Inventory”), wherever located, including any of the foregoing in the possession of manufacturers, suppliers, customers, dealers or others and any of the foregoing in transit or that is classified as returned goods;

(ix) (A) all Intellectual Property, whether owned, licensed or otherwise held, and whether or not registrable (including any Trademarks and other Intellectual Property associated with the Discontinued Brands), and (B) all rights and benefits associated with the foregoing, including all rights to sue or recover for past, present and future infringement, misappropriation, dilution, unauthorized use or other impairment or violation of any of the foregoing, and all income, royalties, damages and payments now or hereafter due or payable with respect to any of the foregoing;

(x) subject to Section 2.4, all Contracts, other than the Excluded Contracts (collectively, the “Purchased Contracts”), including, for the avoidance of doubt, (A) the UAW Collective Bargaining Agreement and (B) any Executory Contract designated as an Assumable Executory Contract as of the applicable Assumption Effective Date;

(xi) subject to Section 2.4, all approvals, Contracts, authorizations, permits, licenses, easements, Orders, certificates, registrations, franchises, qualifications, rulings, waivers, variances or other forms of permission, consent, exemption or authority issued, granted, given or otherwise made available by or under the authority of any Governmental Authority, including all pending applications therefor and all renewals and extensions thereof (collectively, “Permits”), other than to the extent that any of the foregoing relate exclusively to the Excluded Assets or Retained Liabilities;

(xii) all credits, deferred charges, prepaid expenses, deposits, advances, warranties, rights, guarantees, surety bonds, letters of credit, trust arrangements and other similar financial arrangements, in each case, relating to the Purchased Assets or Assumed Liabilities, including all warranties, rights and guarantees (whether express or implied) made by suppliers, manufacturers, contractors and other third parties under or in connection with the Purchased Contracts;

(xiii) all Claims (including Tax refunds) relating to the Purchased Assets or Assumed Liabilities, including the Claims identified on Section 2.2(a)(xiii) of the Sellers’ Disclosure Schedule and all Claims against any Taxing Authority for any period, other than Bankruptcy Avoidance Actions and any of the foregoing to the extent that they relate exclusively to the Excluded Assets or Retained Liabilities;

(xiv) all books, records, ledgers, files, documents, correspondence, lists, plats, specifications, surveys, drawings, advertising and promotional materials, reports and other materials (in whatever form or medium), including Tax books and records and Tax Returns used or held for use in connection with the ownership or operation of the Purchased Assets or Assumed Liabilities, including the Purchased Contracts, customer lists, customer information and account records, computer files, data processing records, employment and personnel records, advertising and marketing data and records, credit records, records relating to suppliers, legal records and information and other data;

(xv) all goodwill and other intangible personal property arising in connection with the ownership, license, use or operation of the Purchased Assets or Assumed Liabilities;

(xvi) to the extent provided in Section 6.17(e), all Assumed Plans;

(xvii) all insurance policies and the rights to the proceeds thereof, other than the Excluded Insurance Policies;

(xviii) any rights of any Seller, Subsidiary of any Seller or Seller Group member to any Tax refunds, credits or abatements that relate to any Pre-Closing Tax Period or Straddle Period; and

(xix) any interest in Excluded Insurance Policies, only to the extent such interest relates to any Purchased Asset or Assumed Liability.

(b) Notwithstanding anything to the contrary contained in this Agreement, Sellers shall retain all of their respective right, title and interest in and to, and shall not, and shall not be deemed to, sell, transfer, assign, convey or deliver to Purchaser, and the Purchased Assets shall not, and shall not be deemed to, include the following (collectively, the “Excluded Assets”):

(i) cash or cash equivalents in an amount equal to $950,000,000 (the “Excluded Cash”);

(ii) all Restricted Cash exclusively relating to the Excluded Assets or Retained Liabilities;

(iii) all Receivables (other than Intercompany Obligations) exclusively related to any Excluded Assets or Retained Liabilities;

(iv) all of Sellers’ Equity Interests in (A) S LLC, (B) S Distribution, (C) Harlem and (D) the Subsidiaries, joint ventures and the other entities in which any Seller has any Equity Interest and that are identified on Section 2.2(b)(iv) of the Sellers’ Disclosure Schedule (collectively, the “Excluded Entities”);

(v) (A) all owned real property set forth on Exhibit F and such additional owned real property set forth on Section 2.2(b)(v) of the Sellers’ Disclosure Schedule (including, in each case, any structures, buildings or other improvements located thereon and appurtenances thereto) and (B) all real property leased or subleased that is subject to a Contract designated as an “Excluded Contract” (collectively, the “Excluded Real Property”);

(vi) all Personal Property that is (A) located at the Transferred Real Property and identified on Section 2.2(b)(vi) of the Sellers’ Disclosure Schedule, (B) located at the Excluded Real Property, except for those items identified on Section 2.2(a)(vii) of the Sellers’ Disclosure Schedule or (C) subject to a Contract designated as an Excluded Contract (collectively, the “Excluded Personal Property”);

(vii) (A) all Contracts identified on Section 2.2(b)(vii) of the Sellers’ Disclosure Schedule immediately prior to the Closing, (B) all pre-petition Executory Contracts designated as Rejectable Executory Contracts, (C) all pre-petition Executory Contracts (including, for the avoidance of doubt, the Delphi Transaction Agreements and GM Assumed Contracts) that have not been designated as or deemed to be Assumable Executory Contracts in accordance with Section 6.6 or Section 6.31, or that are determined, pursuant to the procedures set forth in the Sale Procedures Order, not to be assumable and assignable to Purchaser, (D) all Collective Bargaining Agreements not set forth on the Assumable Executory Contract Schedule and (E) all non-Executory Contracts for which performance by a third-party or counterparty is substantially complete and for which a Seller owes a continuing or future obligation with respect to such non-Executory Contracts (collectively, the “Excluded Contracts”), including any accounts receivable arising out of or in connection with any Excluded Contract; it being understood and agreed by the Parties hereto that, notwithstanding anything to the contrary herein, in no event shall the UAW Collective Bargaining Agreement be designated or otherwise deemed or considered an Excluded Contract;

(viii) all books, records, ledgers, files, documents, correspondence, lists, plats, specifications, surveys, drawings, advertising and promotional materials, reports and other materials (in whatever form or medium) relating exclusively to the Excluded Assets or Retained Liabilities, and any books, records and other materials that any Seller is required by Law to retain;

(ix) the corporate charter, qualification to conduct business as a foreign corporation, arrangements with registered agents relating to foreign qualifications, taxpayer and other identification numbers, corporate seal, minute books, stock transfer books, blank stock certificates and any other documents relating to the organization, maintenance and existence of each Seller and each Excluded Entity;

(x) all Claims against suppliers, dealers and any other third parties relating exclusively to the Excluded Assets or Retained Liabilities;

(xi) all of Sellers’ Claims under this Agreement, the Ancillary Agreements and the Bankruptcy Code, of whatever kind or nature, as set forth in Sections 544 through 551 (inclusive), 553, 558 and any other applicable provisions of the Bankruptcy Code, and any related Claims and actions arising under such sections by operation of Law or otherwise, including any and all proceeds of the foregoing (the “Bankruptcy Avoidance Actions”), but in all cases, excluding all rights and Claims identified on Section 2.2(b)(xi) of the Sellers’ Disclosure Schedule;

(xii) all credits, deferred charges, prepaid expenses, deposits and advances, warranties, rights, guarantees, surety bonds, letters of credit, trust arrangements and other similar financial arrangements, in each case, relating exclusively to the Excluded Assets or Retained Liabilities;

(xiii) all insurance policies identified on Section 2.2(b)(xiii) of the Sellers’ Disclosure Schedule and the rights to proceeds thereof (collectively, the “Excluded Insurance Policies”), other than any rights to proceeds to the extent such proceeds relate to any Purchased Asset or Assumed Liability;

(xiv) all Permits, to the extent that they relate exclusively to the Excluded Assets or Retained Liabilities;

(xv) all Retained Plans; and

(xvi) those assets identified on Section 2.2(b)(xvi) of the Sellers’ Disclosure Schedule.

Section 2.3 Assumed and Retained Liabilities.

(a) The “Assumed Liabilities” shall consist only of the following Liabilities of Sellers:

(i) $7,072,488,605 of Indebtedness incurred under the DIP Facility, to be restructured pursuant to the terms of Section 6.9 (the “Purchaser Assumed Debt”);

(ii) all Liabilities under each Purchased Contract;

(iii) all Intercompany Obligations owed or due, directly or indirectly, by Sellers to (A) any Purchased Subsidiary or (B) any joint venture or other entity in which a Seller or a Purchased Subsidiary has any Equity Interest (other than an Excluded Entity);

(iv) all Cure Amounts under each Assumable Executory Contract that becomes a Purchased Contract;

(v) all Liabilities of Sellers (A) arising in the Ordinary Course of Business during the Bankruptcy Case through and including the Closing Date, to the extent such Liabilities are administrative expenses of Sellers’ estates pursuant to Section 503(b) of the Bankruptcy Code and (B) arising prior to the commencement of the Bankruptcy Cases to the extent approved by the Bankruptcy Court for payment by Sellers pursuant to a Final Order (and for the avoidance of doubt, Sellers’ Liabilities in clauses (A) and (B) above include Sellers’ Liabilities for personal property Taxes, real estate and/or other ad valorem Taxes, use Taxes, sales Taxes, franchise Taxes, income Taxes, gross receipt Taxes, excise Taxes, Michigan Business Taxes and Michigan Single Business Taxes), in each case, other than (1) Liabilities of the type described in Section 2.3(b)(iv), Section 2.3(b)(vi) and Section 2.3(b)(ix), (2) Liabilities arising under any dealer sales and service Contract and any Contract related thereto, to the extent such Contract has been designated as a Rejectable Executory Contract, and (3) Liabilities otherwise assumed in this Section 2.3(a);

(vi) all Transfer Taxes payable in connection with the sale, transfer, assignment, conveyance and delivery of the Purchased Assets pursuant to the terms of this Agreement;

(vii) (A) all Liabilities arising under express written warranties of Sellers that are specifically identified as warranties and delivered in connection with the sale of new, certified used or pre-owned vehicles or new or remanufactured motor vehicle parts and equipment (including service parts, accessories, engines and transmissions) manufactured or sold by Sellers or Purchaser prior to or after the Closing and (B) all obligations under Lemon Laws;

(viii) all Liabilities arising under any Environmental Law (A) relating to conditions present on the Transferred Real Property, other than those Liabilities described in Section 2.3(b)(iv), (B) resulting from Purchaser’s ownership or operation of the Transferred Real Property after the Closing or (C) relating to Purchaser’s failure to comply with Environmental Laws after the Closing;

(ix) all Liabilities to third parties for death, personal injury, or other injury to Persons or damage to property caused by motor vehicles designed for operation on public roadways or by the component parts of such motor vehicles and, in each case, manufactured, sold or delivered by Sellers (collectively, “Product Liabilities”), which arise directly out of accidents, incidents or other distinct and discreet occurrences that happen on or after the Closing Date and arise from such motor vehicles’ operation or performance (for avoidance of doubt, Purchaser shall not assume, or become liable to pay, perform or discharge, any Liability arising or contended to arise by reason of exposure to materials utilized in the assembly or fabrication of motor vehicles manufactured by Sellers and delivered prior to the Closing Date, including asbestos, silicates or fluids, regardless of when such alleged exposure occurs);

(x) all Liabilities of Sellers arising out of, relating to, in respect of, or in connection with workers’ compensation claims against any Seller, except for Retained Workers’ Compensation Claims;

(xi) all Liabilities arising out of, relating to, in respect of, or in connection with the use, ownership or sale of the Purchased Assets after the Closing;

(xii) all Liabilities (A) specifically assumed by Purchaser pursuant to Section 6.17 and (B) arising out of, relating to or in connection with the salaries and/or wages and vacation of all Transferred Employees that are accrued and unpaid (or with respect to vacation, unused) as of the Closing Date;

(xiii) (A) all Employment-Related Obligations and (B) Liabilities under any Assumed Plan, in each case, relating to any Employee that is or was covered by the UAW Collective Bargaining Agreement, except for Retained Workers Compensation Claims;

(xiv) all Liabilities of Sellers underlying any construction liens that constitute Permitted Encumbrances with respect to Transferred Real Property; and

(xv) those other Liabilities identified on Section 2.3(a)(xv) of the Sellers’ Disclosure Schedule.

(b) Each Seller acknowledges and agrees that pursuant to the terms and provisions of this Agreement, Purchaser shall not assume, or become liable to pay, perform or discharge, any Liability of any Seller, whether occurring or accruing before, at or after the Closing, other than the Assumed Liabilities. In furtherance and not in limitation of the foregoing, and in all cases with the exception of the Assumed Liabilities, neither Purchaser nor any of its Affiliates shall assume, or be deemed to have assumed, any Indebtedness, Claim or other Liability of any Seller or any predecessor, Subsidiary or Affiliate of any Seller whatsoever, whether occurring or accruing before, at or after the Closing, including the following (collectively, the “Retained Liabilities”):

(i) all Liabilities arising out of, relating to, in respect of or in connection with any Indebtedness of Sellers (other than Intercompany Obligations and the Purchaser Assumed Debt), including those items identified on Section 2.3(b)(i) of the Sellers’ Disclosure Schedule;

(ii) all Intercompany Obligations owed or due, directly or indirectly, by Sellers to (A) another Seller, (B) any Excluded Subsidiary or (C) any joint venture or other entity in which a Seller or an Excluded Subsidiary has an Equity Interest (other than a Transferred Entity);

(iii) all Liabilities arising out of, relating to, in respect of or in connection with the Excluded Assets, other than Liabilities otherwise retained in this Section 2.3(b);

(iv) all Liabilities (A) associated with noncompliance with Environmental Laws (including for fines, penalties, damages and remedies); (B) arising out of, relating to, in respect of or in connection with the transportation, off-site storage or off-site disposal of any Hazardous Materials generated or located at any Transferred Real Property; (C) arising out of, relating to, in respect of or in connection with third-party Claims related to Hazardous Materials that were or are located at or that migrated or may migrate from any Transferred Real Property, except as otherwise required under applicable Environmental Laws; (D) arising under Environmental Laws related to the Excluded Real Property; or (E) for environmental Liabilities with respect to real property formerly owned, operated or leased by Sellers (as of the Closing), which, in the case of clauses (A), (B) and (C), arose prior to or at the Closing, and which, in the case of clause (D) and (E), arise prior to, at or after the Closing;

(v) except for Taxes assumed in Section 2.3(a)(v) and Section 2.3(a)(vi), all Liabilities with respect to any (A) Taxes arising in connection with Sellers’ business, the Purchased Assets or the Assumed Liabilities and that are attributable to a Pre-Closing Tax Period (including any Taxes incurred in connection with the sale of the Purchased Assets, other than all Transfer Taxes), (B) other Taxes of any Seller and (C) Taxes of any Seller Group, including any Liability of any Seller or any Seller Group member for Taxes arising as a result of being or ceasing to be a member of any Seller Group (it being understood, for the avoidance of doubt, that no provision of this Agreement shall cause Sellers to be liable for Taxes of any Purchased Subsidiary for which Sellers would not be liable absent this Agreement);

(vi) all Liabilities for (A) costs and expenses relating to the preparation, negotiation and entry into this Agreement and the Ancillary Agreements (and the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, which, for the avoidance of doubt, shall not include any Transfer Taxes), including Advisory Fees, (B) administrative fees, professional fees and all other expenses under the Bankruptcy Code and (C) all other fees and expenses associated with the administration of the Bankruptcy Cases;

(vii) all Employment-Related Obligations not otherwise assumed in Section 2.3(a) and Section 6.17, including those arising out of, relating to, in respect of or in connection with the employment, potential employment or termination of employment of any individual (other than any Employee that is or was covered by the UAW Collective Bargaining Agreement) (A) prior to or at the Closing (including any severance policy, plan or program that exists or arises, or may be deemed to exist or arise, as a result of, or in connection with, the transactions contemplated by this Agreement) or (B) who is not a Transferred Employee arising after the Closing and with respect to both clauses (A) and (B) above, including any Liability arising out of, relating to, in respect of or in connection with any Collective Bargaining Agreement (other than the UAW Collective Bargaining Agreement);

(viii) all Liabilities arising out of, relating to, in respect of or in connection with Claims for infringement or misappropriation of third party intellectual property rights;

(ix) all Product Liabilities arising in whole or in part from any accidents, incidents or other occurrences that happen prior to the Closing Date;

(x) all Liabilities to third parties for death, personal injury, other injury to Persons or damage to property, in each case, arising out of asbestos exposure;

(xi) all Liabilities to third parties for Claims based upon Contract, tort or any other basis;

(xii) all workers’ compensation Claims with respect to Employees residing in or employed in, as the case may be as defined by applicable Law, the states set forth on Exhibit G (collectively, “Retained Workers’ Compensation Claims”);

(xiii) all Liabilities arising out of, relating to, in respect of or in connection with any Retained Plan;

(xiv) all Liabilities arising out of, relating to, in respect of or in connection with any Assumed Plan or Purchased Subsidiaries Employee Benefit Plan, but only to the extent such Liabilities result from the failure of such Assumed Plan or Purchased Subsidiaries Employee Benefit Plan to comply in all respects with TARP or such Liability related to any changes to or from the administration of such Assumed Plan or Purchased Subsidiaries Employee Benefit Plan prior to the Closing Date;

(xv) the Settlement Agreement, except as provided with respect to Liabilities under Section 5A of the UAW Retiree Settlement Agreement; and

(xvi) all Liabilities arising out of, related to or in connection with any (A) implied warranty or other implied obligation arising under statutory or common law without the necessity of an express warranty or (B) allegation, statement or writing by or attributable to Sellers.

Section 2.4 Non-Assignability.

(a) If any Contract, Transferred Equity Interest (or any interest therein), Permit or other asset, which by the terms of this Agreement, is intended to be included in the Purchased Assets is determined not capable of being assigned or transferred (whether pursuant to Sections 363 or 365 of the Bankruptcy Code) to Purchaser at the Closing without the consent of another party thereto, the issuer thereof or any third party (including a Governmental Authority) (“Non-Assignable Assets”), this Agreement shall not constitute an assignment thereof, or an attempted assignment thereof, unless and until any such consent is obtained. Subject to Section 6.3, Sellers shall use reasonable best efforts, and Purchaser shall use reasonable best efforts to cooperate with Sellers, to obtain the consents necessary to assign to Purchaser the Non-Assignable Assets before, at or after the Closing; provided, however, that neither Sellers nor Purchaser shall be required to make any expenditure, incur any Liability, agree to any modification to any Contract or forego or alter any rights in connection with such efforts.

(b) To the extent that the consents referred to in Section 2.4(a) are not obtained by Sellers, except as otherwise provided in the Ancillary Documents to which one or more Sellers is a party, Sellers’ sole responsibility with respect to such Non-Assignable Assets shall be to use reasonable best efforts, at no cost to Sellers, to (i) provide to Purchaser the benefits of any Non-Assignable Assets; (ii) cooperate in any reasonable and lawful arrangement designed to provide the benefits of any

Non-Assignable Assets to Purchaser without incurring any financial obligation to Purchaser; and (iii) enforce for the account of Purchaser and at the cost of Purchaser any rights of Sellers arising from any Non-Assignable Asset against such party or parties thereto; provided, however, that any such efforts described in clauses (i) through (iii) above shall be made only with the consent, and at the direction, of Purchaser. Without limiting the generality of the foregoing, with respect to any Non-Assignable Asset that is a Contract of Leased Real Property for which a consent is not obtained on or prior to the Closing Date, Purchaser shall enter into a sublease containing the same terms and conditions as such lease (unless such lease by its terms prohibits such subleasing arrangement), and entry into and compliance with such sublease shall satisfy the obligations of the Parties under this Section 2.4(b) until such consent is obtained.

(c) If Purchaser is provided the benefits of any Non-Assignable Asset pursuant to Section 2.4(b), Purchaser shall perform, on behalf of the applicable Seller, for the benefit of the issuer thereof or the other party or parties thereto, the obligations (including payment obligations) of the applicable Seller thereunder or in connection therewith arising from and after the Closing Date and if Purchaser fails to perform to the extent required herein, Sellers, without waiving any rights or remedies that they may have under this Agreement or applicable Laws, may (i) suspend their performance under Section 2.4(b) in respect of the Non-Assignable Asset that is the subject of such failure to perform unless and until such situation is remedied, or (ii) perform at Purchaser’s sole cost and expense, in which case, Purchaser shall reimburse Sellers’ costs and expenses of such performance immediately upon receipt of an invoice therefor. To the extent that Purchaser is provided the benefits of any Non-Assignable Asset pursuant to Section 2.4(b), Purchaser shall indemnify, defend and hold Sellers harmless from and against any and all Liabilities relating to such Non-Assignable Asset and arising from and after the Closing Date (other than such Damages that have resulted from the gross negligence or willful misconduct of Sellers).

(d) For the avoidance of doubt, the inability of any Contract, Transferred Equity Interest (or any other interest therein), Permit or other asset, which by the terms of this Agreement is intended to be included in the Purchased Assets to be assigned or transferred to Purchaser at the Closing shall not (i) give rise to a basis for termination of this Agreement pursuant to ARTICLE
VIII or (ii) give rise to any right to any adjustment to the Purchase Price.

ARTICLE III

CLOSING; PURCHASE PRICE

Section 3.1 Closing. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the date that falls at least three (3) Business Days following the satisfaction and/or waiver of all conditions to the Closing set forth in ARTICLE VII (other than any of such conditions that by its nature is to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions), or on such other date as the Parties mutually agree, at the offices of Jenner & Block LLP, 919 Third Avenue, New York City, New York 10022-3908, or at such other place or such other date as the Parties may agree in writing. The date on which the Closing actually occurs shall be referred to as the “Closing Date,” and except as otherwise expressly provided herein, the Closing shall for all purposes be deemed effective as of 9:00 a.m., New York City time, on the Closing Date.

Section 3.2 Purchase Price.

(a) The purchase price (the “Purchase Price”) shall be equal to the sum of:

(i) a Bankruptcy Code Section 363(k) credit bid in an amount equal to: (A) the amount of Indebtedness of Parent and its Subsidiaries as of the Closing pursuant to the UST Credit Facilities, and (B) the amount of Indebtedness of Parent and its Subsidiaries as of the Closing under the DIP Facility, less $8,022,488,605 of Indebtedness under the DIP Facility (such amount, the “UST Credit Bid Amount”);

(ii) the UST Warrant (which the Parties agree has a value of no less than $1,000);

(iii) the valid issuance by Purchaser to Parent of (A) 50,000,000 shares of Common Stock (collectively, the “Parent Shares”) and (B) the Parent Warrants; and

(iv) the assumption by Purchaser or its designated Subsidiaries of the Assumed Liabilities.

(b) On the terms and subject to the conditions set forth in this Agreement, at the Closing, Purchaser shall (i) offset, pursuant to Section 363(k) of the Bankruptcy Code, the UST Credit Bid Amount against Indebtedness of Parent and its Subsidiaries owed to Purchaser as of the Closing under the UST Credit Facilities and the DIP Facility; (ii) transfer to Parent, in accordance with the instructions provided by Parent to Purchaser prior to the Closing, the UST Warrant; and (iii) issue to Parent, in accordance with the instructions provided by Parent to Purchaser prior to the Closing, the Parent Shares and the Parent Warrants.

(c)

(i) Sellers may, at any time, seek an Order of the Bankruptcy Court (the “Claims Estimate Order”), which Order may be the Order confirming Sellers’ Chapter 11 plan, estimating the aggregate allowed general unsecured claims against Sellers’ estates. If in the Claims Estimate Order, the Bankruptcy Court makes a finding that the estimated aggregate allowed general unsecured claims against Sellers’ estates exceed $35,000,000,000, then Purchaser will, within five (5) days of entry of the Claims Estimate Order, issue 10,000,000 additional shares of Common Stock (the “Adjustment Shares”) to Parent, as an adjustment to the Purchase Price.

(ii) The number of Adjustment Shares shall be adjusted to take into account any stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, reorganization or similar transaction with respect to the Common Stock, effected from and after the Closing and before issuance of the Adjustment Shares.

(iii) At the Closing, Purchaser shall have authorized and, thereafter, shall reserve for issuance the Adjustment Shares that may be issued hereunder.

Section 3.3 Allocation. Following the Closing, Purchaser shall prepare and deliver to Sellers an allocation of the aggregate consideration among Sellers and, for any transactions contemplated by this Agreement that do not constitute an Agreed G Transaction pursuant to Section 6.16, Purchaser shall also prepare and deliver to the applicable Seller a proposed allocation of the Purchase Price and other consideration paid in exchange for the Purchased Assets, prepared in accordance with Section 1060, and if applicable, Section 338, of the Tax Code (the “Allocation”). The applicable Seller shall have thirty (30) days after the delivery of the Allocation to review and consent to the Allocation in writing, which consent shall not be unreasonably withheld, conditioned or delayed. If the applicable Seller consents to the Allocation, such Seller and Purchaser shall use such Allocation to prepare and file in a timely manner all appropriate Tax filings, including the preparation and filing of all applicable forms in accordance with applicable Law, including Forms 8594 and 8023, if applicable, with their respective Tax Returns for the taxable year that includes the Closing Date and shall take no position in any Tax Return that is inconsistent with such Allocation; provided, however, that nothing contained herein shall prevent the applicable Seller and Purchaser from settling any proposed deficiency or adjustment by any Governmental Authority based upon or arising out of such Allocation, and neither the applicable Seller nor Purchaser shall be required to litigate before any court, any proposed deficiency or adjustment by any Taxing Authority challenging such Allocation. If the applicable Seller does not consent to such Allocation, the applicable Seller shall notify Purchaser in writing of such disagreement within such thirty (30) day period, and thereafter, the applicable Seller shall attempt in good faith to promptly resolve any such disagreement. If the Parties cannot resolve a disagreement under this Section 3.3, such disagreement shall be resolved by an independent accounting firm chosen by Purchaser and reasonably acceptable to the applicable Seller, and such resolution shall be final and binding on the Parties. The fees and expenses of such accounting firm shall be borne equally by Purchaser, on the one hand, and the applicable Seller, on the other hand. The applicable Seller shall provide Purchaser, and Purchaser shall provide the applicable Seller, with a copy of any information described above required to be furnished to any Taxing Authority in connection with the transactions contemplated herein.

Section 3.4 Prorations.

(a) The following prorations relating to the Purchased Assets shall be made:

(i) Except as provided in Section 2.3(a)(v) and Section 2.3(a)(vi), in the case of Taxes with respect to a Straddle Period, for purposes of Retained Liabilities, the portion of any such Tax that is allocable to Sellers with respect to any Purchased Asset shall be:

(A) in the case of Taxes that are either (1) based upon or related to income or receipts, or (2) imposed in connection with any sale or other transfer or assignment of property (real or personal, tangible or intangible), other than Transfer Taxes, equal to the amount that would be payable if the taxable period ended on the Closing Date; and

(B) in the case of Taxes imposed on a periodic basis, or otherwise measured by the level of any item, deemed to be the amount of such Taxes for the entire Straddle Period (after giving effect to amounts which may be deducted from or offset against such Taxes) (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding period), multiplied by a fraction, the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

In the case of any Tax based upon or measured by capital (including net worth or long-term debt) or intangibles, any amount thereof required to be allocated under this clause (i) shall be computed by reference to the level of such items on the Closing Date. All determinations necessary to effect the foregoing allocations shall be made in a manner consistent with prior practice of the applicable Seller, Seller Group member, or Seller Subsidiary.

(ii) All charges for water, wastewater treatment, sewers, electricity, fuel, gas, telephone, garbage and other utilities relating to the Transferred Real Property shall be prorated as of the Closing Date, with Sellers being liable to the extent such items relate to the Pre-Closing Tax Period, and Purchaser being liable to the extent such items relate to the Post-Closing Tax Period.

(b) If any of the foregoing proration amounts cannot be determined as of the Closing Date due to final invoices not being issued as of the Closing Date, Purchasers and Sellers shall prorate such items as and when the actual invoices are issued to the appropriate Party. The Party owing amounts to the other by means of such prorations shall pay the same within thirty (30) days after delivery of a written request by the paying Party.

Section 3.5 Post-Closing True-up of Certain Accounts.

(a) Sellers shall promptly reimburse Purchaser in U.S. Dollars for the aggregate amount of all checks, drafts and similar instruments of disbursement, including wire and similar transfers of funds, written or initiated by Sellers prior to the Closing in respect of any obligations that would have constituted Retained Liabilities at the Closing, and that clear or settle in accounts maintained by Purchaser (or its Affiliates) at or following the Closing.

(b) Purchaser shall promptly reimburse Sellers in U.S. Dollars for the aggregate amount of all checks, drafts and similar instruments of disbursement, including wire and similar transfers of funds, written or initiated by Sellers following the Closing in respect of any obligations that would have constituted Assumed Liabilities at the Closing, and that clear or settle in accounts maintained by Sellers (or their Affiliates) at or following the Closing.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF SELLERS

Except as disclosed in the Parent SEC Documents or in the Sellers’ Disclosure Schedule, each Seller represents and warrants severally, and not jointly, to Purchaser as follows:

Section 4.1 Organization and Good Standing. Each Seller and each Purchased Subsidiary is duly organized and validly existing under the Laws of its jurisdiction of organization. Subject to the limitations imposed on Sellers as a result of having filed the Bankruptcy Cases, each Seller and each Purchased Subsidiary has all requisite corporate, limited liability company, partnership or similar power, as the case may be, and authority to own, lease and operate its properties and assets and to carry on its business as now being conducted. Each Seller and each Purchased Subsidiary is duly qualified or licensed or admitted to do business, and is in good standing in (where such concept is recognized under applicable Law), the jurisdictions in which the ownership of its property or the conduct of its business requires such qualification or license, in each case, except where the failure to be so qualified, licensed or in good standing would not reasonably be expected to have a Material Adverse Effect. Sellers have made available to Purchaser prior to the execution of this Agreement true and complete copies of Sellers’ Organizational Documents, in each case, as in effect on the date of this Agreement.

Section 4.2 Authorization; Enforceability. Subject to the entry and effectiveness of the Sale Approval Order, each Seller has the requisite corporate or limited liability company power and authority, as the case may be, to (a) execute and deliver this Agreement and the Ancillary Agreements to which such Seller is a party; (b) perform its obligations hereunder and thereunder; and (c) consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which such Seller is a party. Subject to the entry and effectiveness of the Sale Approval Order, this Agreement constitutes, and each Ancillary Agreement, when duly executed and delivered by each Seller that is a party thereto, shall constitute, a valid and legally binding obligation of such Seller (assuming that this Agreement and such Ancillary Agreements constitute valid and legally binding obligations of Purchaser), enforceable against such Seller in accordance with its respective terms and conditions, except as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer and other similar Laws relating to or affecting the enforcement of creditors’ rights generally from time to time in effect and by general equitable principles relating to enforceability, including principles of commercial reasonableness, good faith and fair dealing.

Section 4.3 Noncontravention; Consents.

(a) Subject, in the case of clauses (i), (iii) and (iv), to the entry and effectiveness of the Sale Approval Order, the execution, delivery and performance by each Seller of this Agreement and the Ancillary Agreements to which it is a party, and (subject to the entry of the Sale Approval Order) the consummation by such Seller of the transactions contemplated hereby and thereby, do not (i) violate any Law to which the Purchased Assets are subject; (ii) conflict with or result in a breach of any provision of the Organizational Documents of such Seller; (iii) result in a material breach or constitute a material default under, or create in any Person the right to terminate, cancel or accelerate any material obligation of such Seller pursuant to any material Purchased Contract (including any material License); or (iv) result in the creation or imposition of any Encumbrance, other than a Permitted Encumbrance, upon the Purchased Assets, except for any of the foregoing in the case of clauses (i), (iii) and (iv), that would not reasonably be expected to have a Material Adverse Effect.

(b) Subject to the entry and effectiveness of the Sale Approval Order, no consent, waiver, approval, Order, Permit, qualification or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority (other than the Bankruptcy Court) is required by any Seller for the consummation by each Seller of the transactions contemplated by this Agreement or by the Ancillary Agreements to which such Seller is a party or the compliance by such Seller with any of the provisions hereof or thereof, except for (i) compliance with the applicable requirements of any Antitrust Laws and (ii) such consent, waiver, approval, Order, Permit, qualification or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority, the failure of which to be received or made would not reasonably be expected to have a Material Adverse Effect.

Section 4.4 Subsidiaries. Section 4.4 of the Sellers’ Disclosure Schedule identifies each Purchased Subsidiary and the jurisdiction of organization thereof. There are no Equity Interests in any Purchased Subsidiary issued, reserved for issuance or outstanding. All of the outstanding shares of capital stock, if applicable, of each Purchased Subsidiary have been duly authorized, validly issued, are fully paid and nonassessable and are owned, directly or indirectly, by Sellers, free and clear of all Encumbrances other than Permitted Encumbrances. Sellers, directly or indirectly, have good and valid title to the outstanding Equity Interests of the Purchased Subsidiaries and, upon delivery by Sellers to Purchaser of the outstanding Equity Interests of the Purchased Subsidiaries (either directly or indirectly) at the Closing, good and valid title to the outstanding Equity Interests of the Purchased Subsidiaries will pass to Purchaser (or, with respect to any Purchased Subsidiary that is not a direct Subsidiary of a Seller, the Purchased Subsidiary with regard to which it is a Subsidiary will continue to have good and valid title to such outstanding Equity Interests). None of the outstanding Equity Interests in the Purchased Subsidiaries has been conveyed in violation of, and none of the outstanding Equity Interests in the Purchased Subsidiaries has been issued in violation of (a) any preemptive or subscription rights, rights of first offer or first refusal or similar rights or (b) any voting trust, proxy or other Contract (including options or rights of first offer or first refusal) with respect to the voting, purchase, sale or other disposition thereof.

Section 4.5 Reports and Financial Statements; Internal Controls.

(a) (i) Parent has filed or furnished, or will file or furnish, as applicable, all forms, documents, schedules and reports, together with any amendments required to be made with respect thereto, required to be filed or furnished with the SEC from April 1, 2007 until the Closing (the “Parent SEC Documents”), and (ii) as of their respective filing dates, or, if amended, as of the date of the last such amendment, the Parent SEC Documents complied or will comply in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable, and none of the Parent SEC Documents contained or will contain any untrue statement of a material fact or omitted or will omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, subject, in the case of Parent SEC Documents filed or furnished during the period beginning on the date of the Original Agreement and ending on the Closing Date, to any modification by Parent of its reporting obligations under Section 12 or Section 15(d) of the Exchange Act as a result of the filing of the Bankruptcy Cases.

(b) (i) The consolidated financial statements of Parent included in the Parent SEC Documents (including all related notes and schedules, where applicable) fairly present or will fairly present in all material respects the consolidated financial position of Parent and its consolidated Subsidiaries, as at the respective dates thereof, and (ii) the consolidated results of their operations and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited statements, to normal year-end audit adjustments and to any other adjustments described therein, including the notes thereto) in conformity with GAAP (except, in the case of the unaudited statements, as permitted by the SEC) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto), subject, in the case of Parent SEC Documents filed or furnished during the period beginning on the date of the Original Agreement and ending on the Closing Date, to any modification by Parent of its reporting obligations under Section 12 or Section 15(d) of the Exchange Act as a result of the filing of the Bankruptcy Cases.

(c) Parent maintains a system of internal control over financial reporting designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for inclusion in the Parent SEC Documents in accordance with GAAP and maintains records that (i) in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Parent and its consolidated Subsidiaries, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures are made only in accordance with appropriate authorizations and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of assets. There are no (A) material weaknesses in the design or operation of the internal controls of Parent or (B) to the Knowledge of Sellers, any fraud, whether or not material, that involves management or other employees of Parent or any Purchased Subsidiary who have a significant role in internal control.

Section 4.6 Absence of Certain Changes and Events. From January 1, 2009 through the date hereof, except as otherwise contemplated, required or permitted by this Agreement, there has not been:

(a) (i) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, securities or other property or by allocation of additional Indebtedness to any Seller or any Key Subsidiary without receipt of fair value) with respect to any Equity Interests in any Seller or any Key Subsidiary or any repurchase for value of any Equity Interests or rights of any Seller or any Key Subsidiary (except for dividends and distributions among its Subsidiaries) or (ii) any split, combination or reclassification of any Equity Interests in Sellers or any issuance or the authorization of any issuance of any other Equity Interests in respect of, in lieu of or in substitution for Equity Interests of Sellers;

(b) other than as is required by the terms of the Parent Employee Benefit Plans and Policies, the Settlement Agreement, the UAW Collective Bargaining Agreement or consistent with the expiration of a Collective Bargaining Agreement or as may be required by applicable Law, in each case, as may be permitted by TARP or under any enhanced restrictions on executive compensation agreed to by Parent and Sponsor, any (i) grant to any Seller Key Personnel of any increase in compensation, except increases required under employment Contracts in effect as of January 1, 2009, or as a result of a promotion to a position of additional responsibility, (ii) grant to any Seller Key Personnel of any increase in retention, change in control, severance or termination compensation or benefits, except as required under any employment Contracts in effect as of January 1, 2009, (iii) other than in the Ordinary Course of Business, adoption, termination of, entry into or amendment or modification of, in a material manner, any Benefit Plan, (iv) adoption, termination of, entry into or amendment or modification of, in a material manner, any employment, retention, change in control, severance or termination Contract with any Seller Key Personnel or (v) entry into or amendment, modification or termination of any Collective Bargaining Agreement or other Contract with any Union of any Seller or Purchased Subsidiary;

(c) any material change in accounting methods, principles or practices by any Seller, Purchased Subsidiary or Seller Group member or any material joint venture to which any Seller or Purchased Subsidiary is a party, in each case, materially affecting the consolidated assets or Liabilities of Parent, except to the extent required by a change in GAAP or applicable Law, including Tax Laws;

(d) any sale, transfer, pledge or other disposition by any Seller or any Purchased Subsidiary of any portion of its assets or properties not in the Ordinary Course of Business and with a sale price or fair value in excess of $100,000,000;

(e) aggregate capital expenditures by any Seller or any Purchased Subsidiary in excess of $100,000,000 in a single project or group of related projects or capital expenditures in excess of $100,000,000 in the aggregate;

(f) any acquisition by any Seller or any Purchased Subsidiary (including by merger, consolidation, combination or acquisition of any Equity Interests or assets) of any Person or business or division thereof (other than acquisitions of portfolio assets and acquisitions in the Ordinary Course of Business) in a transaction (or series of related transactions) where the aggregate consideration paid or received (including non-cash equity consideration) exceeded $100,000,000;

(g) any discharge or satisfaction of any Indebtedness by any Seller or any Purchased Subsidiary in excess of $100,000,000, other than the discharge or satisfaction of any Indebtedness when due in accordance with its terms;

(h) any alteration, whether through a complete or partial liquidation, dissolution, merger, consolidation, restructuring, reorganization or in any other manner, the legal structure or ownership of any Seller or any Key Subsidiary or any material joint venture to which any Seller or any Key Subsidiary is a party, or the adoption or alteration of a plan with respect to any of the foregoing;

(i) any amendment or modification to the material adverse detriment of any Key Subsidiary of any material Affiliate Contract or Seller Material Contract, or termination of any material Affiliate Contract or Seller Material Contract to the material adverse detriment of any Seller or any Key Subsidiary, in each case, other than in the Ordinary Course of Business;

(j) any event, development or circumstance involving, or any change in the financial condition, properties, assets, liabilities, business, or results of operations of Sellers or any circumstance, occurrence or development (including any adverse change with respect to any circumstance, occurrence or development existing on or prior to the end of the most recent fiscal year end) of Sellers that has had or would reasonably be expected to have a Material Adverse Effect; or

(k) any commitment by any Seller, any Key Subsidiary (in the case of clauses (a), (g) and (h) above) or any Purchased Subsidiary (in the case of clauses (b) through (f) and clauses (h) and (j) above) to do any of the foregoing.

Section 4.7 Title to and Sufficiency of Assets.

(a) Subject to the entry and effectiveness of the Sale Approval Order, at the Closing, Sellers will obtain good and marketable title to, or a valid and enforceable right by Contract to use, the Purchased Assets, which shall be transferred to Purchaser, free and clear of all Encumbrances other than Permitted Encumbrances.

(b) The tangible Purchased Assets of each Seller are in normal operating condition and repair, subject to ordinary wear and tear, and sufficient for the operation of such Seller’s business as currently conducted, except where such instances of noncompliance with the foregoing would not reasonably be expected to have a Material Adverse Effect.

Section 4.8 Compliance with Laws; Permits.

(a) Each Seller and each Purchased Subsidiary is in compliance with and is not in default under or in violation of any applicable Law, except where such non-compliance, default or violation would not reasonably be expected to have a Material Adverse Effect. Notwithstanding anything contained in this Section 4.8(a), no representation or warranty shall be deemed to be made in this Section 4.8(a) in respect of the matters referenced in Section 4.5, Section 4.9, Section 4.10, Section 4.11 or Section 4.13, each of which matters is addressed by such other Sections of this Agreement.

(b) (i) Each Seller has all Permits necessary for such Seller to own, lease and operate the Purchased Assets and (ii) each Purchased Subsidiary has all Permits necessary for such entity to own, lease and operate its properties and assets, except in each case, where the failure to possess such Permits would not reasonably be expected to have a Material Adverse Effect. All such Permits are in full force and effect, except where the failure to be in full force and effect would not reasonably be expected to have a Material Adverse Effect.

Section 4.9 Environmental Laws. Except as would not reasonably be expected to have a Material Adverse Effect, to the Knowledge of Sellers, (a) each Seller and each Purchased Subsidiary has conducted its business on the Transferred Real Property in compliance with all applicable Environmental Laws; (b) none of the Transferred Real Property currently contains any Hazardous Materials, which could reasonably be expected to give rise to an undisclosed Liability under applicable Environmental Laws; (c) as of the date of this Agreement, no Seller or Purchased Subsidiary has received any currently unresolved written notices, demand letters or written requests for information from any Governmental Authority indicating that such entity may be in violation of any Environmental Law in connection with the ownership or operation of the Transferred Real Property; and (d) since April 1, 2007, no Hazardous Materials have been transported in violation of any applicable Environmental Law, or in a manner reasonably foreseen to give rise to any Liability under any Environmental Law, from any Transferred Real Property as a result of any activity of any Seller or Purchased Subsidiary. Except as provided in Section 4.8(b) with respect to Permits under Environmental Laws, Purchaser agrees and understands that no representation or warranty is made in respect of environmental matters in any Section of this Agreement other than this Section 4.9.

Section 4.10 Employee Benefit Plans.

(a) Section 4.10 of the Sellers’ Disclosure Schedule sets forth all material Parent Employee Benefit Plans and Policies and Purchased Subsidiaries Employee Benefit Plans (collectively, the “Benefit Plans”). Sellers have made available, upon reasonable request, to Purchaser true, complete and correct copies of (i) each material Benefit Plan, (ii) the three (3) most recent annual reports on Form 5500 (including all schedules, auditor’s reports and attachments thereto) filed with the IRS with respect to each such Benefit Plan (if any such report was required by applicable Law), (iii) the most recent actuarial or other financial report prepared with respect to such Benefit Plan, if any, (iv) each trust agreement and insurance or annuity Contract or other funding or financing arrangement relating to such Benefit Plan and (v) to the extent not subject to confidentiality restrictions, any material written communications received by Sellers or any Subsidiaries of Sellers from any Governmental Authority relating to a Benefit Plan, including any communication from the Pension Benefit Guaranty Corporation (the “PBGC”), in respect of any Benefit Plan, subject to Title IV of ERISA.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, (i) each Benefit Plan has been administered in accordance with its terms, (ii) each of Sellers, any of their Subsidiaries and each Benefit Plan is in compliance with the applicable provisions of ERISA, the Tax Code, all other applicable Laws (including Section 409A of the Tax Code, TARP or under any enhanced restrictions on executive compensation agreed to by Sellers with Sponsor) and the terms of all applicable Collective Bargaining Agreements, (iii) there are no (A) investigations by any Governmental Authority, (B) termination proceedings or other Claims (except routine Claims for benefits payable under any Benefit Plans) or (C) Claims, in each case, against or involving any Benefit Plan or asserting any rights to or Claims for benefits under any Benefit Plan that could give rise to any Liability, and there are not any facts or circumstances that could give rise to any Liability in the event of any such Claim and (iv) each Benefit Plan that is intended to be a Tax-qualified plan under Section 401(a) of the Tax Code (or similar provisions for Tax-registered or Tax-favored plans of non-United States jurisdictions) is qualified and any trust established in connection with any Benefit Plan that is intended to be exempt from taxation under Section 501(a) of the Tax Code (or similar provisions for Tax-registered or Tax-favored plans of non-United States jurisdictions) is exempt from United States federal income Taxes under Section 501(a) of the Tax Code (or similar provisions under non-United States law). To the Knowledge of Sellers, no circumstance and no fact or event exists that would be reasonably expected to adversely affect the qualified status of any Benefit Plan.

(c) None of the Parent Employee Benefit Plans and Policies or any material Purchased Subsidiaries Employee Benefit Plans that is an “employee pension benefit plan” (as defined in Section 3(2) of ERISA) has failed to satisfy, as applicable, the minimum funding standards (as described in Section 302 of ERISA or Section 412 of the Tax Code), whether or not waived, nor has any waiver of the minimum funding standards of Section 302 of ERISA or Section 412 of the Tax Code been requested.

(d) No Seller or any ERISA Affiliate of any Seller (including any Purchased Subsidiary) (i) has any actual or contingent Liability (A) under any employee benefit plan subject to Title IV of ERISA other than the Benefit Plans (except for contributions not yet due), (B) to the PBGC (except for the payment of premiums not yet due), which Liability, in each case, has not been fully paid as of the date hereof, or, if applicable, which has not been accrued in accordance with GAAP or (C) under any “multiemployer plan” (as defined in Section 3(37) of ERISA), or (ii) will incur withdrawal Liability under Title IV of ERISA as a result of the consummation of the transactions contemplated hereby, except for Liabilities with respect to any of the foregoing that would not reasonably be expected to have a Material Adverse Effect.

(e) Neither the execution of this Agreement or any Ancillary Agreement nor the consummation of the transactions contemplated hereby (alone or in conjunction with any other event, including termination of employment) will entitle any member of the board of directors of Parent or any Applicable Employee who is an officer or member of senior management of Parent to any increase in compensation or benefits, any grant of severance, retention, change in control or other similar compensation or benefits, any acceleration of the time of payment or vesting of any compensation or benefits (but not including, for this purpose, any retention, stay bonus or other incentive plan, program, arrangement that is a Retained Plan) or will require the securing or funding of any compensation or benefits or limit the right of Sellers, any Subsidiary of Sellers or Purchaser or any Affiliates of Purchaser to amend, modify or terminate any Benefit Plan. Any new grant of severance, retention, change in control or other similar compensation or benefits to any Applicable Employee, and any payout to any Transferred Employee under any such existing arrangements, that would otherwise occur as a result of the execution of this Agreement or any Ancillary Agreement (alone or in conjunction with any other event, including termination of employment), has been waived by such Applicable Employee or otherwise cancelled.

(f) No amount or other entitlement currently in effect that could be received (whether in cash or property or the vesting of property) as a result of the actions contemplated by this Agreement and the Ancillary Agreements (alone or in combination with any other event) by any Person who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) (each, a “Disqualified Individual”) with respect to Sellers would be an “excess parachute payment” (as defined in Section 280G(b)(1) of the Tax Code). No Disqualified Individual or Applicable Employee is entitled to receive any additional payment (e.g., any Tax gross-up or any other payment) from Sellers or any Subsidiaries of Sellers in the event that the additional or excise Tax required by Section 409A or 4999 of the Tax Code, respectively is imposed on such individual.

(g) All individuals covered by the UAW Collective Bargaining Agreement are either Applicable Employees or employed by a Purchased Subsidiary.

(h) Section 4.10(h) of the Sellers’ Disclosure Schedule lists all non-standard individual agreements currently in effect providing for compensation, benefits and perquisites for any current and former officer, director or top twenty-five (25) most highly paid employee of Parent and any other such material non-standard individual agreements with non-top twenty-five (25) employees.

Section 4.11 Labor Matters. There is not any labor strike, work stoppage or lockout pending, or, to the Knowledge of Sellers, threatened in writing against or affecting any Seller or any Purchased Subsidiary. Except as would not reasonably be expected to have a Material Adverse Effect: (a) none of Sellers or any Purchased Subsidiary is engaged in any material unfair labor practice; (b) there are not any unfair labor practice charges or complaints against Sellers or any Purchased Subsidiary pending, or, to the Knowledge of Sellers, threatened, before the National Labor Relations Board; (c) there are not any pending or, to the Knowledge of Sellers, threatened in writing, union grievances against Sellers or any Purchased Subsidiary as to which there is a reasonable possibility of adverse determination; (d) there are not any pending, or, to the Knowledge of Sellers, threatened in writing, charges against Sellers or any Purchased Subsidiary or any of their current or former employees before the Equal Employment Opportunity Commission or any state or local agency responsible for the prevention of unlawful employment practices; (e) no union organizational campaign is in progress with respect to the employees of any Seller or any Purchased Subsidiary and no question concerning representation of such employees exists; and (f) no Seller nor any Purchased Subsidiary has received written communication during the past five (5) years of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting Sellers or any Subsidiary of Sellers and, to the Knowledge of Sellers, no such investigation is in progress.

Section 4.12 Investigations; Litigation. (a) To the Knowledge of Sellers, there is no investigation or review pending by any Governmental Authority with respect to any Seller that would reasonably be expected to have a Material Adverse Effect, and (b) there are no actions, suits, inquiries or proceedings, or to the Knowledge of Sellers, investigations, pending against any Seller, or relating to any of the Transferred Real Property, at law or in equity before, and there are no Orders of or before, any Governmental Authority, in each case that would reasonably be expected to have a Material Adverse Effect.

Section 4.13 Tax Matters. Except as would not reasonably be expected to have a Material Adverse Effect, (a) all Tax Returns required to have been filed by, with respect to or on behalf of any Seller, Seller Group member or Purchased Subsidiary have been timely filed (taking into account any extension of time to file granted or obtained) and are correct and complete in all respects, (b) all amounts of Tax required to be paid with respect to any Seller, Seller Group member or Purchased Subsidiary (whether or not shown on any Tax Return) have been timely paid or are being contested in good faith by appropriate proceedings and have been reserved for in accordance with GAAP in Parent’s consolidated audited financial statements, (c) no deficiency for any amount of Tax has been asserted or assessed by a Taxing Authority in writing relating to any Seller, Seller Group member or Purchased Subsidiary that has not been satisfied by payment, settled or withdrawn, (d) there are no audits, Claims or controversies currently asserted or threatened in writing with respect to any Seller, Seller Group member or Purchased Subsidiary in respect of any amount of Tax or failure to file any Tax Return, (e) no Seller, Seller Group member or Purchased Subsidiary has agreed to any extension or waiver of the statute of limitations applicable to any Tax Return, or agreed to any extension of time with respect to a Tax assessment or deficiency, which period (after giving effect to such extension or waiver) has not yet expired, (f) no Seller, Seller Group member or Purchased Subsidiary is a party to or the subject of any ruling requests, private letter rulings, closing agreements, settlement agreements or similar agreements with any Taxing Authority for any periods for which the statute of limitations has not yet run, (g) no Seller, Seller Group member or Purchased Subsidiary (A) has any Liability for Taxes of any Person (other than any Purchased Subsidiary), including as a transferee or successor, or pursuant to any contractual obligation (other than pursuant to any commercial Contract not primarily related to Tax), or (B) is a party to or bound by any Tax sharing agreement, Tax allocation agreement or Tax indemnity agreement (in every case, other than this Agreement and those Tax sharing, Tax allocation or Tax indemnity agreements that will be terminated prior to Closing and with respect to which no post-Closing Liabilities will exist), (h) each of the Purchased Subsidiaries and each Seller and Seller Group member has withheld or collected all Taxes required to have been withheld or collected and, to the extent required, has paid such Taxes to the proper Taxing Authority, (i) no Seller, Seller Group member or Purchased Subsidiary will be required to make any adjustments in taxable income for any Tax period (or portion thereof) ending after the Closing Date, including pursuant to Section 481(a) or 263A of the Tax Code or any similar provision of foreign, provincial, state, local or other Law as a result of transactions or events occurring, or accounting methods employed, prior to the Closing, nor is any application pending with any Taxing Authority requesting permission for any changes in accounting methods that relate to any Seller, Seller Group member or Purchased Subsidiary, (j) the Assumed Liabilities were incurred through the Ordinary Course of Business, (k) there are no

Tax Encumbrances on any of the Purchased Assets or the assets of any Purchased Subsidiary (other than Permitted Encumbrances for which appropriate reserves have been established (and to the extent that such liens relate to a period ending on or before December 31, 2008, the amount of any such Liability is accrued or reserved for as a Liability in accordance with GAAP in the audited consolidated balance sheet of Sellers at December 31, 2008)), (l) none of the Purchased Subsidiaries or Sellers has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Tax Code, (m) none of the Purchased Subsidiaries, Sellers or Seller Group members has participated in any “listed transactions” or “reportable transactions” within the meaning of Treasury Regulations Section 1.6011-4, (n) there are no unpaid Taxes with respect to any Seller, Seller Group member or Purchased Asset for which Purchaser will have liability as a transferee or successor and (o) the most recent financial statements contained in the Parent SEC Documents reflect an adequate reserve for all Taxes payable by Sellers, the Purchased Subsidiaries and the members of all Seller Groups for all taxable periods and portions thereof through the date of such financial statements.

Section 4.14 Intellectual Property and IT Systems.

(a) Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Seller and each Purchased Subsidiary owns, controls, or otherwise possesses sufficient rights to use, free and clear of all Encumbrances (other than Permitted Encumbrances) all Intellectual Property necessary for the conduct of its business in substantially the same manner as conducted as of the date hereof; and (ii) all Intellectual Property owned by Sellers that is necessary for the conduct of the business of Sellers and each Purchased Subsidiary as conducted as of the date hereof is subsisting and in full force and effect, has not been adjudged invalid or unenforceable, has not been abandoned or allowed to lapse, in whole or in part, and to the Knowledge of Sellers, is valid and enforceable.

(b) Except as would not reasonably be expected to have a Material Adverse Effect, all necessary registration, maintenance and renewal fees in connection with the Intellectual Property owned by Sellers have been paid and all necessary documents and certificates in connection with such Intellectual Property have been filed with the relevant patent, copyright, trademark or other authorities in the United States or applicable foreign jurisdictions, as the case may be, for the purposes of prosecuting, maintaining or renewing such Intellectual Property.

(c) Except as would not reasonably be expected to have a Material Adverse Effect, no Intellectual Property owned by Sellers is the subject of any licensing or franchising Contract that prohibits or materially restricts the conduct of business as presently conducted by any Seller or Purchased Subsidiary or the transfer of such Intellectual Property.

(d) Except as would not reasonably be expected to have a Material Adverse Effect: (i) the Intellectual Property or the conduct of Sellers’ and the Purchased Subsidiaries’ businesses does not infringe, misappropriate, dilute, or otherwise violate or conflict with the trademarks, patents, copyrights, inventions, trade secrets, proprietary information and technology, know-how, formulae, rights of publicity or any other intellectual property rights of any Person; (ii) to the Knowledge of Sellers, no other Person is now infringing or in conflict with any Intellectual Property owned by Sellers or Sellers’ rights thereunder; and (iii) no Seller or any Purchased Subsidiary has received any written notice that it is violating or has violated the trademarks, patents, copyrights, inventions, trade secrets, proprietary information and technology, know-how, formulae, rights of publicity or any other intellectual property rights of any third party.

(e) Except as would not reasonably be expected to have a Material Adverse Effect, no holding, decision or judgment has been rendered by any Governmental Authority against any Seller, which would limit, cancel or invalidate any Intellectual Property owned by Sellers.

(f) No action or proceeding is pending, or to the Knowledge of Sellers, threatened, on the date hereof that (i) seeks to limit, cancel or invalidate any Intellectual Property owned by Sellers or such Sellers’ ownership interest therein; and (ii) if adversely determined, would reasonably be expected to have a Material Adverse Effect.

(g) Except as would not reasonably be expected to have a Material Adverse Effect, Sellers and the Purchased Subsidiaries have taken reasonable actions to (i) maintain, enforce and police their Intellectual Property; and (ii) protect their material Software, websites and other systems (and the information therein) from unauthorized access or use.

(h) Except as would not reasonably be expected to have a Material Adverse Effect: (i) each Seller and Purchased Subsidiary has taken reasonable steps to protect its rights in, and confidentiality of, all the Trade Secrets, and any other confidential information owned by such Seller or Purchased Subsidiary; and (ii) to the Knowledge of Sellers, such Trade Secrets have not been disclosed by Sellers to any Person except pursuant to a valid and appropriate non-disclosure, license or any other appropriate Contract that has not been breached.

(i) Except as would not reasonably be expected to have a Material Adverse Effect, there has not been any malfunction with respect to any of the Software, electronic data processing, data communication lines, telecommunication lines, firmware, hardware, Internet websites or other information technology equipment of any Seller or Purchased Subsidiary since April 1, 2007, which has not been remedied or replaced in all respects.

(j) Except as would not reasonably be expected to have a Material Adverse Effect: (i) the consummation of the transactions contemplated by this Agreement will not cause to be provided or licensed to any third Person, or give rise to any rights of any third Person with respect to, any source code that is part of the Software owned by Sellers; and (ii) Sellers have implemented reasonable disaster recovery and back-up plans with respect to the Software.

Section 4.15 Real Property. Each Seller owns and has valid title to the Transferred Real Property that is Owned Real Property owned by it and has valid leasehold or subleasehold interests, as the case may be, in all of the Transferred Real Property that is Leased Real Property leased or subleased by it, in each case, free and clear of all Encumbrances, other than Permitted Encumbrances. Each of Sellers and the Purchased Subsidiaries has complied with the terms of each lease, sublease, license or other Contract relating to the Transferred Real Property to which it is a party, except any failure to comply that would not reasonably be expected to have a Material Adverse Effect.

Section 4.16 Material Contracts.

(a) Except for this Agreement, the Parent Employee Benefit Plans and Policies, except as filed with, or disclosed or incorporated in, the Parent SEC Documents or except as set forth on Section 4.16 of the Sellers’ Disclosure Schedule, as of the date hereof, no Seller is a party to or bound by (i) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC); (ii) any non-compete or exclusivity agreement that materially restricts the operation of Sellers’ core business; (iii) any asset purchase agreement, stock purchase agreement or other agreement entered into within the past six years governing a material joint venture or the acquisition or disposition of assets or other property where the consideration paid or received for such assets or other property exceeded $500,000,000 (whether in cash, stock or otherwise); (iv) any agreement or series of related agreements with any supplier of Sellers who directly support the production of vehicles, which provided collectively for payments by Sellers to such supplier in excess of $250,000,000 during the 12-month period ended December 31, 2008; (v) any agreement or series of related agreements with any supplier of Sellers who does not directly support the production of vehicles, which, provided collectively for payments by Sellers to such supplier in excess of $100,000,000 during the 12-month period ended April 30, 2009; (vi) any Contract relating to the lease or purchase of aircraft; (vii) any settlement agreement where a Seller has paid or may be required to pay an amount in excess of $100,000,000 to settle the Claims covered by such settlement agreement; (viii) any material Contract that will, following the Closing, as a result of transactions contemplated hereby, be between or among a Seller or any Retained Subsidiary, on the one hand, and Purchaser or any Purchased Subsidiary, on the other hand (other than the Ancillary Agreements); and (ix) agreements entered into in connection with a material joint venture (all Contracts of the type described in this Section 4.16(a) being referred to herein as “Seller Material Contracts”).

(b) No Seller is in breach of or default under, or has received any written notice alleging any breach of or default under, the terms of any Seller Material Contract or material License, where such breach or default would reasonably be expected to have a Material Adverse Effect. To the Knowledge of Sellers, no other party to any Seller Material Contract or material License is in breach of or default under the terms of any Seller Material Contract or material License, where such breach or default would reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, each Seller Material Contract or material License is a valid, binding and enforceable obligation of such Seller that is party thereto and, to the Knowledge of Sellers, of each other party thereto, and is in full force and effect, except as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer and other similar Laws relating to or affecting the enforcement of creditors’ rights generally from time to time in effect and by general equitable principles relating to enforceability, including principles of commercial reasonableness, good faith and fair dealing.

Section 4.17 Dealer Sales and Service Agreements for Continuing Brands. Parent is not in breach of or default under the terms of any United States dealer sales and service Contract for Continuing Brands other than any Excluded Continuing Brand Dealer Agreement (each, a “Dealer Agreement”), where such breach or default would reasonably be expected to have a Material Adverse Effect. To the Knowledge of Sellers, no other party to any Dealer Agreement is in breach of or default under the terms of such Dealer Agreement, where such breach or default would not reasonably be expected to have a Material Adverse Effect. Except as would not reasonably be expected to have a Material Adverse Effect, each Dealer Agreement is a valid and binding obligation of Parent and, to the Knowledge of Sellers, of each other party thereto, and is in full force and effect, except as enforceability may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer and other similar Laws relating to or affecting the enforcement of creditors’ rights generally from time to time in effect and by general equitable principles relating to enforceability, including principles of commercial reasonableness, good faith and fair dealing.

Section 4.18 Sellers’ Products.

(a) To the Knowledge of Sellers, since April 1, 2007, neither Sellers nor any Purchased Subsidiary has conducted or decided to conduct any material recall or other field action concerning any product developed, designed, manufactured, sold, provided or placed in the stream of commerce by or on behalf of any Seller or any Purchased Subsidiary.

(b) As of the date hereof, there are no material pending actions for negligence, manufacturing negligence or improper workmanship, or material pending actions, in whole or in part, premised upon product liability, against or otherwise naming as a party any Seller, Purchased Subsidiary or any predecessor-in-interest of any of the foregoing Persons, or to the Knowledge of Sellers, threatened in writing or of which Seller has received written notice that involve a product liability Claim resulting from the ownership, possession or use of any product manufactured, sold or delivered by any Seller, any Purchased Subsidiary or any predecessor-in-interest of any of the foregoing Persons, which would reasonably be expected to have a Material Adverse Effect.

(c) To the Knowledge of Sellers and except as would not reasonably be expected to have a Material Adverse Effect, no supplier to any Seller has threatened in writing to cease the supply of products or services that could impair future production at a major production facility of such Seller.

Section 4.19 Certain Business Practices. Each of Sellers and the Purchased Subsidiaries is in compliance with the legal requirements under the Foreign Corrupt Practices Act, as amended (the “FCPA”), except for such failures, whether individually or in the aggregate, to maintain books and records or internal controls as required thereunder that are not material. To the Knowledge of

Sellers, since April 1, 2007, no Seller or Purchased Subsidiary, nor any director, officer, employee or agent thereof, acting on its, his or her own behalf or on behalf of any of the foregoing Persons, has offered, promised, authorized the payment of, or paid, any money, or the transfer of anything of value, directly or indirectly, to or for the benefit of: (a) any employee, official, agent or other representative of any foreign Governmental Authority, or of any public international organization; or (b) any foreign political party or official thereof or candidate for foreign political office for the purpose of influencing any act or decision of such recipient in the recipient’s official capacity, or inducing such recipient to use his, her or its influence to affect any act or decision of such foreign government or department, agency or instrumentality thereof or of such public international organization, or securing any improper advantage, in the case of both clause (a) and (b) above, in order to assist any Seller or any Purchased Subsidiary to obtain or retain business for, or to direct business to, any Seller or any Purchased Subsidiary and under circumstances that would subject any Seller or any Purchased Subsidiary to material Liability under any applicable Laws of the United States (including the FCPA) or of any foreign jurisdiction where any Seller or any Purchased Subsidiary does business relating to corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses.

Section 4.20 Brokers and Other Advisors. No broker, investment banker, financial advisor, counsel (other than legal counsel) or other Person is entitled to any broker’s, finder’s or financial advisor’s fee or commission (collectively, “Advisory Fees”) in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Sellers or any Affiliate of any Seller.

Section 4.21 Investment Representations.

(a) Each Seller is acquiring the Parent Shares for its own account solely for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or the applicable securities Laws of any jurisdiction. Each Seller agrees that it shall not transfer any of the Parent Shares, except in compliance with the Securities Act and with the applicable securities Laws of any other jurisdiction.

(b) Each Seller is an “Accredited Investor” as defined in Rule 501(a) promulgated under the Securities Act.

(c) Each Seller understands that the acquisition of the Parent Shares to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Each Seller and its officers have experience as an investor in the Equity Interests of companies such as the ones being transferred pursuant to this Agreement and each Seller acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in the Parent Shares to be acquired by it pursuant to the transactions contemplated by this Agreement.

(d) Each Seller further understands and acknowledges that the Parent Shares have not been registered under the Securities Act or under the applicable securities Laws of any jurisdiction and agrees that the Parent Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act or under the applicable securities Laws of any jurisdiction, or, in each case, an applicable exemption therefrom.

(e) Each Seller acknowledges that the offer and sale of the Parent Shares has not been accomplished by the publication of any advertisement.

Section 4.22 No Other Representations or Warranties of Sellers. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS ARTICLE IV, NONE OF SELLERS AND ANY PERSON ACTING ON BEHALF OF A SELLER MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLERS, ANY OF THEIR AFFILIATES, SELLERS’ BUSINESS, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED TO PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, EXCEPT AS SET FORTH IN THE REPRESENTATIONS AND WARRANTIES OF SELLERS CONTAINED IN THIS ARTICLE IV, SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (A) MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, TITLE OR NON-INFRINGEMENT OF THE PURCHASED ASSETS, (B) ANY INFORMATION, WRITTEN OR ORAL AND IN ANY FORM PROVIDED OR MADE AVAILABLE (WHETHER BEFORE OR, IN CONNECTION WITH ANY SUPPLEMENT, MODIFICATION OR UPDATE TO THE SELLERS’ DISCLOSURE SCHEDULE PURSUANT TO SECTION 6.5, SECTION 6.6 OR SECTION 6.26, AFTER THE DATE HEREOF) TO PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, INCLUDING IN “DATA ROOMS” (INCLUDING ON-LINE DATA ROOMS), MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF THEM OR OTHER COMMUNICATIONS BETWEEN THEM OR ANY OF THEIR REPRESENTATIVES, ON THE ONE HAND, AND SELLERS, THEIR AFFILIATES, OR ANY OF THEIR REPRESENTATIVES, ON THE OTHER HAND, OR ON THE ACCURACY OR COMPLETENESS OF ANY SUCH INFORMATION, OR ANY PROJECTIONS, ESTIMATES, BUSINESS PLANS OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR (C) FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF SELLERS’ BUSINESS OR THE PURCHASED ASSETS.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Sellers as follows:

Section 5.1 Organization and Good Standing. Purchaser is a legal entity duly organized, validly existing and in good standing under the Laws of its jurisdiction of incorporation. Purchaser has the requisite corporate power and authority to own, lease and operate its assets and to carry on its business as now being conducted.

Section 5.2 Authorization; Enforceability.

(a) Purchaser has the requisite corporate power and authority to (i) execute and deliver this Agreement and the Ancillary Agreements to which it is a party; (ii) perform its obligations hereunder and thereunder; and (iii) consummate the transactions contemplated by this Agreement and the Ancillary Agreements to which it is a party.

(b) This Agreement constitutes, and each of the Ancillary Agreements to which Purchaser is a party, when duly executed and delivered by Purchaser, shall constitute, a valid and legally binding obligation of Purchaser (assuming that this Agreement and such Ancillary Agreements constitute valid and legally binding obligations of each Seller that is a party thereto and the other applicable parties thereto), enforceable against Purchaser in accordance with its respective terms and conditions, except as may be limited by applicable bankruptcy, reorganization, insolvency, moratorium, fraudulent transfer and other similar Laws relating to or affecting the enforcement of creditors’ rights generally from time to time in effect and by general equitable principles relating to enforceability, including principles of commercial reasonableness, good faith and fair dealing.

Section 5.3 Noncontravention; Consents.

(a) The execution and delivery by Purchaser of this Agreement and the Ancillary Agreements to which it is a party, and (subject to the entry of the Sale Approval Order) the consummation by Purchaser of the transactions contemplated hereby and thereby, do not (i) violate any Law to which Purchaser or its assets is subject; (ii) conflict with or result in a breach of any provision of the Organizational Documents of Purchaser; or (iii) create a breach, default, termination, cancellation or acceleration of any obligation of Purchaser under any Contract to which Purchaser is a party or by which Purchaser or any of its assets or properties is bound or subject, except for any of the foregoing in the cases of clauses (i) and (iii), that would not reasonably be expected to have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated hereby or thereby or to perform any of its obligations under this Agreement or any Ancillary Agreement to which it is a party (a “Purchaser Material Adverse Effect”).

(b) No consent, waiver, approval, Order, Permit or authorization of, or declaration or filing with, or notification to, any Person or Governmental Authority is required by Purchaser for the consummation by Purchaser of the transactions contemplated by this Agreement or the Ancillary Agreements to which it is a party or the compliance by Purchaser with any of the provisions hereof or thereof, except for (i) compliance with the applicable requirements of any Antitrust Laws and (ii) such consent, waiver, approval, Order, Permit, qualification or authorization of, or declaration or filing with, or notification to, any Governmental Authority, the failure of which to be received or made would not, individually or in the aggregate, reasonably be expected to have a Purchaser Material Adverse Effect.

Section 5.4 Capitalization.

(a) As of the date hereof, Sponsor holds beneficially and of record 1,000 shares of common stock, par value $0.01 per share, of Purchaser, which constitutes all of the outstanding capital stock of Purchaser, and all such capital stock is validly issued, fully paid and nonassessable.

(b) Immediately following the Closing, the authorized capital stock of Purchaser (or, if a Holding Company Reorganization has occurred prior to the Closing, Holding Company) will consist of 2,500,000,000 shares of common stock, par value $0.01 per share (“Common Stock”), and 1,000,000,000 shares of preferred stock, par value $0.01 per share (“Preferred Stock”), of which 360,000,000 shares of Preferred Stock are designated as Series A Fixed Rate Cumulative Perpetual Preferred Stock, par value $0.01 per share (the “Series A Preferred Stock”).

(c) Immediately following the Closing, (i) Canada or one or more of its Affiliates will hold beneficially and of record 58,368,644 shares of Common Stock and 16,101,695 shares of Series A Preferred Stock (collectively, the “Canada Shares”), (ii) Sponsor or one or more of its Affiliates collectively will hold beneficially and of record 304,131,356 shares of Common Stock and 83,898,305 shares of Series A Preferred Stock (collectively, the “Sponsor Shares”) and (iii) the New VEBA will hold beneficially and of record 87,500,000 shares of Common Stock and 260,000,000 shares of Series A Preferred Stock (collectively, the “VEBA Shares”). Immediately following the Closing, there will be no other holders of Common Stock or Preferred Stock.

(d) Except as provided under the Parent Warrants, VEBA Warrants, Equity Incentive Plans or as disclosed on the Purchaser’s Disclosure Schedule, there are and, immediately following the Closing, there will be no outstanding options, warrants, subscriptions, calls, convertible securities, phantom equity, equity appreciation or similar rights, or other rights or Contracts (contingent or otherwise) (including any right of conversion or exchange under any outstanding security, instrument or other Contract or any preemptive right) obligating Purchaser to deliver or sell, or cause to be issued, delivered or sold, any shares of its capital stock or other equity securities, instruments or rights that are, directly or indirectly, convertible into or exercisable or exchangeable for any shares of its capital stock. There are no outstanding contractual obligations of Purchaser to repurchase, redeem or otherwise acquire any shares of its capital stock or to provide funds to, or make any material investment (in the form of a loan, capital contribution or otherwise) in, any other Person. There are no voting trusts, shareholder agreements, proxies or other Contracts or understandings in effect with respect to the voting or transfer of any of the shares of Common Stock to which Purchaser is a party or by which Purchaser is bound. Except as provided under the Equity Registration Rights Agreement or as disclosed in the Purchaser’s Disclosure Schedule, Purchaser has not granted or agreed to grant any holders of shares of Common Stock or securities convertible into shares of Common Stock registration rights with respect to such shares under the Securities Act.

(e) Immediately following the Closing, (i) all of the Canada Shares, the Parent Shares and the Sponsor Shares will be duly and validly authorized and issued, fully paid and nonassessable, and will be issued in accordance with the registration or qualification provisions of the Securities Act or pursuant to valid exemptions therefrom and (ii) none of the Canada Shares, the Parent Shares or the Sponsor Shares will be issued in violation of any preemptive rights.

Section 5.5 Valid Issuance of Shares. The Parent Shares, Adjustment Shares and the Common Stock underlying the Parent Warrants, when issued, sold and delivered in accordance with the terms and for the consideration set forth in this Agreement and the related warrant agreement, as applicable, will be (a) validly issued, fully paid and nonassessable and (b) free of restrictions on transfer other than restrictions on transfer under applicable state and federal securities Laws and Encumbrances created by or imposed by Sellers. Assuming the accuracy of the representations of Sellers in Section 4.21, the Parent Shares, Adjustment Shares and Parent Warrants will be issued in compliance with all applicable federal and state securities Laws.

Section 5.6 Investment Representations.

(a) Purchaser is acquiring the Transferred Equity Interests for its own account solely for investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or the applicable securities Laws of any jurisdiction. Purchaser agrees that it shall not transfer any of the Transferred Equity Interests, except in compliance with the Securities Act and with the applicable securities Laws of any other jurisdiction.

(b) Purchaser is an “Accredited Investor” as defined in Rule 501(a) promulgated under the Securities Act.

(c) Purchaser understands that the acquisition of the Transferred Equity Interests to be acquired by it pursuant to the terms of this Agreement involves substantial risk. Purchaser and its officers have experience as an investor in Equity Interests of companies such as the ones being transferred pursuant to this Agreement and Purchaser acknowledges that it can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of its investment in the Transferred Equity Interests to be acquired by it pursuant to the transactions contemplated hereby.

(d) Purchaser further understands and acknowledges that the Transferred Equity Interests have not been registered under the Securities Act or under the applicable securities Laws of any jurisdiction and agrees that the Transferred Equity Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act or under the applicable securities Laws of any jurisdiction, or, in each case, an applicable exemption therefrom.

(e) Purchaser acknowledges that the offer and sale of the Transferred Equity Interests has not been accomplished by the publication of any advertisement.

Section 5.7 Continuity of Business Enterprise. It is the present intention of Purchaser to directly, or indirectly through its Subsidiaries, continue at least one significant historic business line of each Seller, or use at least a significant portion of each Seller’s historic business assets in a business, in each case, within the meaning of Treas. Reg. § 1.368-1(d).

Section 5.8 Integrated Transaction. Sponsor has contributed, or will, prior to the Closing, contribute the UST Credit Facilities, a portion of the DIP Facility that is owed as of the Closing and the UST Warrant to Purchaser solely for the purposes of effectuating the transactions contemplated by this Agreement.

Section 5.9 No Other Representations or Warranties of Sellers. PURCHASER HEREBY ACKNOWLEDGES AND AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN ARTICLE IV, NONE OF SELLERS AND ANY PERSON ACTING ON BEHALF OF A SELLER MAKES ANY OTHER EXPRESS OR IMPLIED REPRESENTATION OR WARRANTY WITH RESPECT TO SELLERS, ANY OF THEIR AFFILIATES, SELLERS’ BUSINESS, THE PURCHASED ASSETS, THE ASSUMED LIABILITIES OR WITH RESPECT TO ANY OTHER INFORMATION PROVIDED TO PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. WITHOUT LIMITING THE FOREGOING, EXCEPT AS SET FORTH IN THE REPRESENTATIONS AND WARRANTIES OF SELLERS CONTAINED IN ARTICLE IV, PURCHASER FURTHER HEREBY ACKNOWLEDGES AND AGREES THAT SELLERS MAKE NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, WITH RESPECT TO (A) MERCHANTABILITY, FITNESS FOR ANY PARTICULAR PURPOSE OR USE, TITLE OR NON-INFRINGEMENT OF THE PURCHASED ASSETS, (B) ANY INFORMATION, WRITTEN OR ORAL AND IN ANY FORM PROVIDED OR MADE AVAILABLE (WHETHER BEFORE OR, IN CONNECTION WITH ANY SUPPLEMENT, MODIFICATION OR UPDATE TO THE SELLERS’ DISCLOSURE SCHEDULE PURSUANT TO SECTION 6.5, SECTION 6.6 OR SECTION 6.26, AFTER THE DATE HEREOF) TO PURCHASER OR ANY OF ITS REPRESENTATIVES, INCLUDING IN “DATA ROOMS” (INCLUDING ON-LINE DATA ROOMS), MANAGEMENT PRESENTATIONS, FUNCTIONAL “BREAK-OUT” DISCUSSIONS, RESPONSES TO QUESTIONS SUBMITTED ON BEHALF OF IT OR OTHER COMMUNICATIONS BETWEEN IT OR ANY OF ITS AFFILIATES OR REPRESENTATIVES, ON THE ONE HAND, AND SELLERS, THEIR AFFILIATES, OR ANY OF THEIR REPRESENTATIVES, ON THE OTHER HAND, OR ON THE ACCURACY OR COMPLETENESS OF ANY SUCH INFORMATION OR (C) ANY PROJECTIONS, ESTIMATES, BUSINESS PLANS OR BUDGETS DELIVERED TO OR MADE AVAILABLE TO PURCHASER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OR (D) FUTURE REVENUES, EXPENSES OR EXPENDITURES, FUTURE RESULTS OF OPERATIONS (OR ANY COMPONENT THEREOF), FUTURE CASH FLOWS OR FUTURE FINANCIAL CONDITION (OR ANY COMPONENT THEREOF) OF SELLERS’ BUSINESS OR THE PURCHASED ASSETS.

ARTICLE VI

COVENANTS

Section 6.1 Access to Information.

(a) Sellers agree that, until the earlier of the Executory Contract Designation Deadline and the termination of this Agreement, Purchaser shall be entitled, through its Representatives or otherwise, to have reasonable access to the executive officers and Representatives of Sellers and the properties and other facilities, businesses, books, Contracts, personnel, records and operations (including the Purchased Assets and Assumed Liabilities) of Sellers and their Subsidiaries, including access to systems, data, databases for benefit plan administration; provided however, that no such investigation or examination shall be permitted to the extent that it would, in Sellers’ reasonable determination, require any Seller, any Subsidiary of any Seller or any of their respective Representatives to disclose information subject to attorney-client privilege or in conflict with any confidentiality agreement to which any Seller, any Subsidiary of any Seller or any of their respective Representatives are bound (in which case, to the extent requested by Purchaser, Sellers will use reasonable best efforts to seek an amendment or appropriate waiver, or necessary consents, as may be required to avoid such conflict, or restructure the form of access, so as to permit the access requested); provided further, that notwithstanding the notice provisions in Section 9.2 hereof, all such requests for access to the executive officers of Sellers shall be directed, prior to the Closing, to the Chief Financial Officer of Parent or his designee, and following the Closing, to the Chief Restructuring Officer of Parent or his or her designee. If any material is withheld pursuant to this Section 6.1(a), Seller shall inform Purchaser in writing as to the general nature of what is being withheld and the reason for withholding such material.

(b) Any investigation and examination contemplated by this Section 6.1 shall be subject to restrictions set forth in Section 6.24 and under applicable Law. Sellers shall cooperate, and shall cause their Subsidiaries and each of their respective Representatives to cooperate, with Purchaser and its Representatives in connection with such investigation and examination, and each of Purchaser and its Representatives shall use their reasonable best efforts to not materially interfere with the business of Sellers and their Subsidiaries. Without limiting the generality of the foregoing, subject to Section 6.1(a), such investigation and examination shall include reasonable access to Sellers’ executive officers (and employees of Sellers and their respective Subsidiaries identified by such executive officers), offices, properties and other facilities, and books, Contracts and records (including any document retention policies of Sellers) and access to accountants of Sellers and each of their respective Subsidiaries (provided that Sellers and each of their respective Subsidiaries, as applicable, shall have the right to be present at any meeting between any such accountant and Purchaser or Representative of Purchaser, whether such meeting is in person, telephonic or otherwise) and Sellers and each of their respective Subsidiaries and their Representatives shall prepare and furnish to Purchaser’s Representatives such additional financial and operating data and other information as Purchaser may from time to time reasonably request, subject, in each case, to the confidentiality restrictions outlined in this Section 6.1. Notwithstanding anything contained herein to the contrary, Purchaser shall consult with Sellers prior to conducting any environmental investigations or examinations of any nature, including Phase I and Phase II site assessments and any environmental sampling in respect of the Transferred Real Property.

Section 6.2 Conduct of Business.

(a) Except as (i) otherwise expressly contemplated by or permitted under this Agreement, including the DIP Facility; (ii) disclosed on Section 6.2 of the Sellers’ Disclosure Schedule; (iii) approved by the Bankruptcy Court (or any other court or other Governmental Authority in connection with any other bankruptcy, insolvency or similar proceeding filed by or in respect of any Subsidiary of Parent); or (iv) required by or resulting from any changes to applicable Laws, from and after the date of this Agreement and until the earlier of the Closing and the termination of this Agreement, Sellers shall and shall cause each Purchased Subsidiary to (A) conduct their operations in the Ordinary Course of Business, (B) not take any action inconsistent with this Agreement or with the consummation of the Closing, (C) use reasonable best efforts to preserve in the Ordinary Course of Business and in all material respects the present relationships of Sellers and each of their Subsidiaries with their respective customers, suppliers and others having significant business dealings with them, (D) not take any action to cause any of Sellers’ representations and warranties set forth in ARTICLE IV to be untrue in any material respect as of any such date when such representation or warranty is made or deemed to be made and (E) not take any action that would reasonably be expected to materially prevent or delay the Closing.

(b) Subject to the exceptions contained in clauses (i) through (iv) of Section 6.2(a), each Seller agrees that, from and after the date of this Agreement and until the earlier of the Closing and the termination of this Agreement, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed), such Seller shall not, and shall not permit any of the Key Subsidiaries (and in the case of clauses (i), (ix), (xiii) or (xvi), shall not permit any Purchased Subsidiary) to:

(i) take any action with respect to which any Seller has granted approval rights to Sponsor under any Contract, including under the UST Credit Facilities, without obtaining the prior approval of such action from Sponsor;

(ii) issue, sell, pledge, create an Encumbrance or otherwise dispose of or authorize the issuance, sale, pledge, Encumbrance or disposition of any Equity Interests of the Transferred Entities, or grant any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any such Equity Interests;

(iii) declare, set aside or pay any dividend or make any distribution (whether in cash, securities or other property or by allocation of additional Indebtedness to any Seller or any Key Subsidiary without receipt of fair value with respect to any Equity Interest of Seller or any Key Subsidiary), except for dividends and distributions among the Purchased Subsidiaries;

(iv) directly or indirectly, purchase, redeem or otherwise acquire any Equity Interests or any rights to acquire any Equity Interests of any Seller or Key Subsidiary;

(v) materially change any of its financial accounting policies or procedures or any of its methods of reporting income, deductions or other material items for financial accounting purposes, except as permitted by GAAP, a SEC rule, regulation or policy or applicable Law, or as modified by Parent as a result of the filing of the Bankruptcy Cases;

(vi) adopt any amendments to its Organizational Documents or permit the adoption of any amendment of the Organizational Documents of any Key Subsidiary or effect a split, combination or reclassification or other adjustment of Equity Interests of any Purchased Subsidiary or a recapitalization thereof;

(vii) sell, pledge, lease, transfer, assign or dispose of any Purchased Asset or permit any Purchased Asset to become subject to any Encumbrance, other than a Permitted Encumbrance, in each case, except in the Ordinary Course of Business or pursuant to a Contract in existence as of the date hereof (or entered into in compliance with this Section 6.2);

(viii) (A) incur or assume any Indebtedness for borrowed money or issue any debt securities, except for Indebtedness for borrowed money incurred by Purchased Subsidiaries under existing lines of credit (including through the incurrence of Intercompany Obligations) to fund operations of Purchased Subsidiaries and Indebtedness for borrowed money incurred by Sellers under the DIP Facility or (B) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except for Indebtedness for borrowed money among any Seller and Subsidiary or among the Subsidiaries;

(ix) discharge or satisfy any Indebtedness in excess of $100,000,000 other than the discharge or satisfaction of any Indebtedness when due in accordance with its originally scheduled terms;

(x) other than as is required by the terms of a Parent Employee Benefit Plan and Policy (in effect on the date hereof and set forth on Section 4.10 of the Sellers’ Disclosure Schedule), any Assumed Plan (in effect on the date hereof) the UAW Collective Bargaining Agreement or consistent with the expiration of a Collective Bargaining Agreement, the Settlement Agreement, the UAW Retiree Settlement Agreement or as may be required by applicable Law or TARP or under any enhanced restrictions on executive compensation agreed to by Sellers and Sponsor, (A) increase the compensation or benefits of any Employee of Sellers or any Purchased Subsidiary (except for increases in salary or wages in the Ordinary Course of Business with respect to Employees who are not current or former directors or officers of Sellers or Seller Key Personnel), (B) grant any severance or termination pay to any Employee of Sellers or any Purchased

Subsidiary except for severance or termination pay provided under any Parent Employee Benefit Plan and Policy or as the result of a settlement of any pending Claim or charge involving a Governmental Authority or litigation with respect to Employees who are not current or former officers or directors of Sellers or Seller Key Personnel), (C) establish, adopt, enter into, amend or terminate any Benefit Plan (including any change to any actuarial or other assumption used to calculate funding obligations with respect to any Benefit Plan or any change to the manner in which contributions to any Benefit Plan are made or the basis on which such contributions are determined), except where any such action would reduce Sellers’ costs or Liabilities pursuant to such plan, (D) grant any awards under any Benefit Plan (including any equity or equity-based awards), (E) increase or promise to increase or provide for the funding under any Benefit Plan, (F) forgive any loans to Employees of Sellers or any Purchased Subsidiary (other than as part of a settlement of any pending Claim or charge involving a Governmental Authority or litigation in the Ordinary Course of Business or with respect to obligations of Employees whose employment is terminated by Sellers or a Purchased Subsidiary in the Ordinary Course of Business, other than Employees who are current or former officers or directors of Sellers or Seller Key Personnel or directors of Sellers or a Purchased Subsidiary) or (G) exercise any discretion to accelerate the time of payment or vesting of any compensation or benefits under any Benefit Plan;

(xi) modify, amend, terminate or waive any rights under any Affiliate Contract or Seller Material Contract (except for any dealer sales and service Contracts or as contemplated by Section 6.7) in any material respect in a manner that is adverse to any Seller that is a party thereto, other than in the Ordinary Course of Business;

(xii) enter into any Seller Material Contract other than as contemplated by Section 6.7;

(xiii) acquire (including by merger, consolidation, combination or acquisition of Equity Interests or assets) any Person or business or division thereof (other than acquisitions of portfolio assets and acquisitions in the Ordinary Course of Business) in a transaction (or series of related transactions) where the aggregate consideration paid or received (including non-cash equity consideration) exceeds $100,000,000;

(xiv) alter, whether through a complete or partial liquidation, dissolution, merger, consolidation, restructuring, reorganization or in any other manner, the legal structure or ownership of any Key Subsidiary, or adopt or approve a plan with respect to any of the foregoing;

(xv) enter into any Contract that limits or otherwise restricts or that would reasonably be expected to, after the Closing, restrict or limit in any material respect (A) Purchaser or any of its Subsidiaries or any successor thereto or (B) any Affiliates of Purchaser or any successor thereto, in the case of each of clause (A) or (B), from engaging or competing in any line of business or in any geographic area;

(xvi) enter into any Contracts for capital expenditures, exceeding $100,000,000 in the aggregate in connection with any single project or group of related projects;

(xvii) open or reopen any major production facility; and

(xviii) agree, in writing or otherwise, to take any of the foregoing actions.

Section 6.3 Notices and Consents.

(a) Sellers shall and shall cause each of their Subsidiaries to, and Purchaser shall use reasonable best efforts to, promptly give all notices to, obtain all material consents, approvals or authorizations from, and file all notifications and related materials with, any third parties (including any Governmental Authority) that may be or become necessary to be given or obtained by Sellers or their Affiliates, or Purchaser, respectively, in connection with the transactions contemplated by this Agreement.

(b) Each of Purchaser and Parent shall, to the extent permitted by Law, promptly notify the other Party of any communication it or any of its Affiliates receives from any Governmental Authority relating to the transactions contemplated by this Agreement and permit the other Party to review in advance any proposed substantive communication by such Party to any Governmental Authority. Neither Purchaser nor Parent shall agree to participate in any material meeting with any Governmental Authority in respect of any significant filings, investigation (including any settlement of the investigation), litigation or other inquiry unless it consults with the other Party in advance and, to the extent permitted by such Governmental Authority, gives the other Party the opportunity to attend and participate at such meeting; provided, however, in the event either Party is prohibited by applicable Law or such Governmental Authority from participating in or attending any such meeting, then the Party who participates in such meeting shall keep the other Party apprised with respect thereto to the extent permitted by Law. To the extent permitted by Law, Purchaser and Parent shall coordinate and cooperate fully with each other in exchanging such information and providing such assistance as the other Party may reasonably request in connection with the foregoing, including, to the extent reasonably practicable, providing to the other Party in advance of submission, drafts of all material filings, submissions, correspondences or other written communications, providing the other Party with an opportunity to comment on the drafts, and, where practicable, incorporating such comments, if any, into the final documents. To the extent permitted by applicable Law, Purchaser and Parent shall provide each other with copies of all material correspondences, filings or written communications between them or any of their Representatives, on the one hand, and any Governmental Authority or members of its staff, on the other hand, with respect to this Agreement or the transactions contemplated by this Agreement.

(c) None of Purchaser, Parent or their respective Affiliates shall be required to pay any fees or other payments to any Governmental Authorities in order to obtain any authorization, consent, Order or approval (other than normal filing fees and administrative fees that are imposed by Law on Purchaser), and in the event that any fees in addition to normal filing fees imposed by Law may be required to obtain any such authorization, consent, Order or approval, such fees shall be for the account of Purchaser.

(d) Notwithstanding anything to the contrary contained herein, no Seller shall be required to make any expenditure or incur any Liability in connection with the requirements set forth in this Section 6.3.

Section 6.4 Sale Procedures; Bankruptcy Court Approval.

(a) This Agreement is subject to approval by the Bankruptcy Court and the consideration by Sellers and the Bankruptcy Court of higher or better competing Bids with respect to an Alternative Transaction. Nothing contained herein shall be construed to prohibit Sellers and their respective Affiliates and Representatives from soliciting, considering, negotiating, agreeing to, or otherwise taking action in furtherance of, any Alternative Transaction but only to the extent that Sellers determine in good faith that such actions are permitted or required by the Sale Procedures Order.

(b) On the Petition Date, Sellers filed with the Bankruptcy Court the Bankruptcy Cases under the Bankruptcy Code and a motion (and related notices and proposed Orders) (the “Sale Procedures and Sale Motion”), seeking entry of (i) the sale procedures order, in the form attached hereto as Exhibit H (the “Sale Procedures Order”), and (ii) the sale approval order, in the form attached hereto as Exhibit I (the “Sale Approval Order”). The Sale Approval Order shall declare that if there is an Agreed G Transaction, (A) this Agreement constitutes a “plan” of Parent and Purchaser solely for purposes of Sections 368 and 354 of the Tax Code and (B) the transactions with respect to Parent described herein, in combination with the subsequent liquidation of Sellers, are intended to constitute a reorganization of Parent pursuant to Section 368(a)(1)(G) of the Tax Code. To the extent reasonably practicable, Sellers shall consult with and provide Purchaser and the UAW a reasonable opportunity to review and comment on material motions, applications and supporting papers prepared by Sellers in connection with this Agreement prior to the filing or delivery thereof in the Bankruptcy Cases.

(c) Purchaser acknowledges that Sellers may receive bids (“Bids”) from prospective purchasers (such prospective purchasers, the “Bidders”) with respect to an Alternative Transaction, as provided in the Sale Procedures Order. All Bids (other than Bids submitted by Purchaser) shall be submitted with two copies of this Agreement marked to show changes requested by the Bidder.

(d) If Sellers receive any Bids, Sellers shall have the right to select, and seek final approval of the Bankruptcy Court for, the highest or otherwise best Bid or Bids from the Bidders (the “Superior Bid”), which will be determined in accordance with the Sale Procedure Order.

(e) Sellers shall use their reasonable best efforts to obtain entry of the Sale Approval Order on the Bankruptcy Court’s docket as soon as practicable, and in no event no later than July 10, 2009.

(f) Sellers shall use reasonable best efforts to comply (or obtain an Order from the Bankruptcy Court waiving compliance) with all requirements under the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure in connection with obtaining approval of the transactions contemplated by this Agreement, including serving on all required Persons in the Bankruptcy Cases (including all holders of Encumbrances and parties to the Purchased Contracts), a notice of the Sale Procedures and Sale Motion, the Sale Hearing and the objection deadline in accordance with Rules 2002, 6004, 6006 and 9014 of the Federal Rules of Bankruptcy Procedure (as modified by Orders of the Bankruptcy Court), the Sale Procedures Order or other Orders of the Bankruptcy Court, including General Order M-331 issued by the Bankruptcy Court, and any applicable local rules of the Bankruptcy Court.

(g) Sellers shall provide Purchaser with a reasonable opportunity to review and comment on all motions, applications and supporting papers prepared by Sellers in connection with this Agreement (including forms of Orders and of notices to interested parties) prior to the filing or delivery thereof in the Bankruptcy Cases. All motions, applications and supporting papers prepared by Sellers and relating to the approval of this Agreement (including forms of Orders and of notices to interested parties) to be filed or delivered on behalf of Sellers shall be reasonably acceptable in form and substance to Purchaser. Sellers shall provide written notice to Purchaser of all matters that are required to be served on Sellers’ creditors pursuant to the Bankruptcy Code and the Federal Rules of Bankruptcy Procedure. In the event the Sale Procedures Order and the Sale Approval Order is appealed, Sellers shall use their reasonable best efforts to defend such appeal.

(h) Purchaser agrees, to the extent reasonably requested by Sellers, to cooperate with and assist Sellers in seeking entry of the Sale Procedures Order and the Sale Approval Order by the Bankruptcy Court, including attending all hearings on the Sale Procedures and Sale Motion.

Section 6.5 Supplements to Purchased Assets. Purchaser shall, from the date hereof until the Executory Contract Designation Deadline, have the right to designate in writing additional Personal Property it wishes to designate as Purchased Assets if such Personal Property is located at a parcel of leased real property where the underlying lease has been designated as a Rejectable Executory Contract pursuant to Section 6.6 following the Closing.

Section 6.6 Assumption or Rejection of Contracts.

(a) The Assumable Executory Contract Schedule sets forth a list of Executory Contracts entered into by Sellers that Sellers may assume and assign to Purchaser in accordance with this Section 6.6(a) (each, an “Assumable Executory Contract”). Any Contract identified on Section 6.6(a)(i) of the Sellers’ Disclosure Schedule and Section 6.6(a)(ii) of the Sellers’ Disclosure Schedule shall automatically be designated as an Assumable Executory Contract and deemed to be set forth on the Assumable

Executory Contract Schedule. Purchaser may, until the Executory Contract Designation Deadline, designate in writing any additional Executory Contract it wishes to designate as an Assumable Executory Contract and include on the Assumable Executory Contract Schedule, or any Assumable Executory Contract it no longer wishes to designate as an Assumable Executory Contract and remove from the Assumable Executory Contract Schedule; provided, however, that (i) Purchaser may not designate as an Assumable Executory Contract any (A) Rejectable Executory Contract, unless Sellers have consented to such designation in writing or (B) Contract that has previously been rejected by Sellers pursuant to Section 365 of the Bankruptcy Code, and (ii) Purchaser may not remove from the Assumable Executory Contract Schedule (v) the UAW Collective Bargaining Agreement, (w) any Contract identified on Section 6.6(a)(i) of the Sellers’ Disclosure Schedule or Section 6.6(a)(ii) of the Sellers’ Disclosure Schedule, (x) any Contract that has been previously assumed by Sellers pursuant to Section 365 of the Bankruptcy Code, (y) any Deferred Termination Agreement (or the related Discontinued Brand Dealer Agreement or Continuing Brand Dealer Agreement) or (z) any Participation Agreement (or the related Continuing Brand Dealer Agreement). Except as otherwise provided above, for each Assumable Executory Contract, Purchaser must determine, prior to the Executory Contract Designation Deadline, the date on which it seeks to have the assumption and assignment become effective, which date may be the Closing Date or a later date (but not an earlier date). The term “Executory Contract Designation Deadline” shall mean the date that is thirty (30) calendar days following the Closing Date, or if such date is not a Business Day, the next Business Day, or if mutually agreed upon by the Parties, any later date up to and including the Business Day immediately prior to the date of the confirmation hearing for Sellers’ plan of liquidation or reorganization. For the avoidance of doubt, the Executory Contract Designation Deadline may be extended by mutual agreement of the Parties with respect to any single unassumed and unassigned Executory Contract, groups of unassumed and unassigned Executory Contracts or all of the unassumed and unassigned Executory Contracts.

(b) Sellers may, until the Closing, provide written notice (a “Notice of Intent to Reject”) to Purchaser of Sellers’ intent to designate any Executory Contract (that has not been designated as an Assumable Executory Contract) as a Rejectable Executory Contract (each a “Proposed Rejectable Executory Contract”). Following receipt of a Notice of Intent to Reject, Purchaser shall as soon as reasonably practicable, but in no event later than fifteen (15) calendar days following receipt of a Notice of Intent to Reject (the “Option Period”), provide Sellers written notice of Purchaser’s designation of one or more Proposed Rejectable Executory Contracts identified in such Notice of Intent to Reject as an Assumable Executory Contract. Each Proposed Rejectable Executory Contract that has not been designated by Purchaser as an Assumable Executory Contract during the applicable Option Period shall automatically, without further action by Sellers, be designated as a Rejectable Executory Contract. A “Rejectable Executory Contract” is an Executory Contract that Sellers may, but are not obligated to, reject pursuant Section 365 of the Bankruptcy Code.

(c) Immediately following the Closing, each Executory Contract entered into by Sellers and then in existence that has not previously been designated as an Assumable Executory Contract, a Rejectable Executory Contract or a Proposed Rejectable Executory Contract, and that has not otherwise been assumed or rejected by Sellers pursuant to Section 365 of the Bankruptcy Code, shall be deemed to be an Executory Contract subject to subsequent designation by Purchaser as an Assumable Executory Contract or a Rejectable Executory Contract (each a “Deferred Executory Contract”).

(d) All Assumable Executory Contracts shall be assumed and assigned to Purchaser on the date (the “Assumption Effective Date”) that is the later of (i) the date designated by the Purchaser and (ii) the date following expiration of the objection deadline if no objection, other than to the Cure Amount, has been timely filed or the date of resolution of any objection unrelated to Cure Amount, as provided in the Sale Procedures Order; provided, however, that in the case of each (A) Assumable Executory Contract identified on Section 6.6(a)(i) of the Sellers’ Disclosure Schedule, (2) Deferred Termination Agreement (and the related Discontinued Brand Dealer Agreement or Continuing Brand Dealer Agreement) designated as an Assumable Executory Contract and (3) Participation Agreement (and the related Continuing Brand Dealer Agreement) designated as an Assumable Executory Contract, the Assumption Effective Date shall be the Closing Date and (B) Assumable Executory Contract identified on Section 6.6(a)(ii) of the Sellers’ Disclosure Schedule, the Assumption Effective Date shall be a date that is no later than the date set forth with respect to such Executory Contract on Section 6.6(a)(ii) of the Sellers’ Disclosure Schedule. On the Assumption Effective Date for any Assumable Executory Contract, such Assumable Executory Contract shall be deemed to be a Purchased Contract hereunder. If it is determined under the procedures set forth in the Sale Procedures Order that Sellers may not assume and assign to Purchaser any Assumable Executory Contract, such Executory Contract shall cease to be an Assumable Executory Contract and shall be an Excluded Contract and a Rejectable Executory Contract. Except as provided in Section 6.31, notwithstanding anything else to the contrary herein, any Executory Contract that has not been specifically designated as an Assumable Executory Contract as of the Executory Contract Designation Deadline applicable to such Executory Contract, including any Deferred Executory Contract, shall automatically be deemed to be a Rejectable Executory Contract and an Excluded Contract hereunder. Sellers shall have the right, but not the obligation, to reject, at any time, any Rejectable Executory Contract; provided, however, that Sellers shall not reject any Contract that affects both Owned Real Property and Excluded Real Property (whether designated on Exhibit F or now or hereafter designated on Section 2.2(b)(v) of the Sellers’ Disclosure Schedule), including any such Executory Contract that involves the provision of water, water treatment, electric, fuel, gas, telephone and other utilities to any facilities located at the Excluded Real Property, whether designated on Exhibit F or now or hereafter designated on Section 2.2(b)(v) of the Sellers’ Disclosure Schedule (the “Shared Executory Contracts”), without the prior written consent of Purchaser.

(e) From and after the Closing and during the applicable period specified below, Purchaser shall be obligated to pay or cause to be paid all amounts due in respect of Sellers’ performance (i) under each Proposed Rejectable Executory Contract, during the pendency of the applicable Option Period under such Proposed Rejectable Executory Contract, (ii) under each Deferred Executory Contract, for so long as such Contract remains a Deferred Executory Contract, (iii) under each Assumable Executory Contract, as long as such Contract remains an Assumable Executory Contract and (iv) under each GM Assumed

Contract, until the applicable Assumption Effective Date. At and after the Closing and until such time as any Shared Executory Contract is either (y) rejected by Sellers pursuant to the provision set forth in this Section 6.6 or (z) assumed by Sellers and subsequently modified with Purchaser’s consent so as to no longer be applicable to the affected Owned Real Property, Purchaser shall reimburse Sellers as and when requested by Sellers for Purchasers’ and its Affiliates’ allocable share of all costs and expenses incurred under such Shared Executory Contract.

(f) Sellers and Purchaser shall comply with the procedures set forth in the Sale Procedures Order with respect to the assumption and assignment or rejection of any Executory Contract pursuant to, and in accordance with, this Section 6.6.

(g) No designation of any Executory Contract for assumption and assignment or rejection in accordance with this Section 6.6 shall give rise to any right to any adjustment to the Purchase Price.

(h) Without limiting the foregoing, if, following the Executory Contract Designation Deadline, Sellers or Purchaser identify an Executory Contract that has not previously been identified as a Contract for assumption and assignment, and such Contract is important to Purchaser’s ability to use or hold the Purchased Assets or operate its businesses in connection therewith, Sellers will assume and assign such Contract and assign it to Purchaser without any adjustment to the Purchase Price; provided that Purchaser consents and agrees at such time to (i) assume such Executory Contract and (ii) and discharge all Cure Amounts in respect hereof.

Section 6.7 Deferred Termination Agreements; Participation Agreements.

(a) Sellers shall, and shall cause their Affiliates to, use reasonable best efforts to enter into short-term deferred voluntary termination agreements in substantially the form attached hereto as Exhibit J-1 (in respect of all Saturn Discontinued Brand Dealer Agreements), Exhibit J-2 (in respect of all Hummer Discontinued Brand Dealer Agreements) and Exhibit J-3 (in respect of all non-Saturn and non-Hummer Discontinued Brand Dealer Agreements and all Excluded Continuing Brand Dealer Agreements) that will, when executed by the relevant dealer counterparty thereto, modify the respective Discontinued Brand Dealer Agreements and selected Continuing Brand Dealer Agreements (collectively, the “Deferred Termination Agreements”). For the avoidance of doubt, (i) each Deferred Termination Agreement, and the related Discontinued Brand Dealer Agreement or Continuing Brand Dealer Agreement modified thereby, will automatically be an Assumable Executory Contract hereunder upon valid execution of such Deferred Termination Agreement by the parties thereto and (ii) all Discontinued Brand Dealer Agreements that are not modified by a Deferred Termination Agreement, and all Continuing Brand Dealer Agreements that are not modified by either a Deferred Termination Agreement or a Participation Agreement, will automatically be a Rejectable Executory Contract hereunder.

(b) Sellers shall, and shall cause their Affiliates to, use reasonable best efforts to enter into agreements, substantially in the form attached hereto as Exhibit K that will modify all Continuing Brand Dealer Agreements (other than the Continuing Brand Dealer Agreements that are proposed to be modified by Deferred Termination Agreements) (the “Participation Agreements”). For the avoidance of doubt, (i) all Participation Agreements, and the related Continuing Brand Dealer Agreements, will automatically be Assumable Executory Contracts hereunder upon valid execution of such Participation Agreement and (ii) all Continuing Brand Dealer Agreements that are proposed to be modified by a Participation Agreement and are not modified by a Participation Agreement will be offered Deferred Termination Agreements pursuant to Section 6.7(a).

Section 6.8 [Reserved]

Section 6.9 Purchaser Assumed Debt; Wind Down Facility.

(a) Purchaser shall use reasonable best efforts to agree with Sponsor on the terms of a restructuring of the Purchaser Assumed Debt so as to be assumed by Purchaser immediately prior to the Closing. Purchaser shall use reasonable best efforts to enter into definitive financing agreements with respect to the Purchaser Assumed Debt so that such agreements are in effect as promptly as practicable but in any event no later than the Closing.

(b) Sellers shall use reasonable best efforts to agree with Sponsor on the terms of a restructuring of $950,000,000 of Indebtedness accrued under the DIP Facility (as restructured, the “Wind Down Facility”) to provide for such Wind Down Facility to be non-recourse, to accrue payment-in-kind interest at LIBOR plus 300 basis points, to be secured by all assets of Sellers (other than the Parent Shares, Adjustment Shares, Parent Warrants and any securities received in respect thereof), and to be subject to mandatory repayment from the proceeds of asset sales (other than the sale of Parent Shares, Adjustment Shares, Parent Warrants and any securities received in respect thereof). Sellers shall use reasonable best efforts to enter into definitive financing agreements with respect to the Wind Down Facility so that such agreements are in effect as promptly as practicable but in any event no later than the Closing.

Section 6.10 Litigation and Other Assistance. In the event and for so long as any Party is actively contesting or defending against any action, investigation, charge, Claim or demand by a third party in connection with any transaction contemplated by this Agreement, the other Parties shall reasonably cooperate with the contesting or defending Party and its counsel in such contest or defense, make available its personnel and provide such testimony and access to its books, records and other materials as shall be reasonably necessary in connection with the contest or defense, all at the sole cost and expense of the contesting or defending Party; provided, however, that no Party shall be required to provide the contesting or defending party with any access to its books, records or materials if such access would violate the attorney-client privilege or conflict with any confidentiality obligations to which the non-contesting or defending Party is subject. In addition, the Parties agree to cooperate in connection with the making or filing of claims, requests for information, document retrieval and other activities in connection with any and all Claims made under insurance policies specified on Section 2.2(b)(xiii) of the Sellers’ Disclosure Schedule to the extent any such Claim relates to any Purchased Asset or Assumed Liability. For the avoidance of doubt, this Section 6.10 shall not apply to any action, investigation, charge, Claim or demand by any of Sellers or their Affiliates, on the one hand, or Purchaser or any of its Affiliates, on the other hand.

Section 6.11 Further Assurances.

(a) Upon the terms and subject to the conditions set forth in this Agreement, each of the Parties shall use their reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all actions necessary, proper or advisable to consummate and make effective as promptly as practicable, the transactions contemplated by this Agreement in accordance with the terms hereof and to bring about the satisfaction of all other conditions to the other Parties’ obligations hereunder; provided, however, that nothing in this Agreement shall obligate Sellers or Purchaser, or any of their respective Affiliates, to waive or modify any of the terms and conditions of this Agreement or any documents contemplated hereby, except as expressly set forth herein. The Parties acknowledge that Sponsor’s acquisition of interest is a sovereign act and that no filings should be made by Sponsor or Purchaser in non-United States jurisdictions.

(b) The Parties shall negotiate the forms, terms and conditions of the Ancillary Agreements, to the extent the forms thereof are not attached to this Agreement, on the basis of the respective term sheets attached to this Agreement, in good faith, with such Ancillary Agreements to set forth terms on an Arms-Length Basis and incorporate usual and customary provisions for similar agreements.

(c) Until the Closing, Sellers shall maintain a team of appropriate personnel (each such team, a “Transition Team”) to assist Purchaser and its Representatives in connection with Purchaser’s efforts to complete prior to the Closing the activities described below. Sellers shall use their reasonable best efforts to cause the Transition Team to (A) meet with Purchaser and its Representatives on a regular basis at such times as Purchaser may reasonably request and (B) take such action and provide such information, including background and summary information, as Purchaser and its Representatives may reasonably request in connection with the following activities:

(i) evaluation and identification of all Contracts that Purchaser may elect to designate as Purchased Contracts or Excluded Contracts, consistent with its rights under this Agreement;

(ii) evaluation and identification of all assets and entities that Purchaser may elect to designate as Purchased Assets or Excluded Assets, consistent with its rights under this Agreement;

(iii) maintaining and obtaining necessary governmental consents, permits, authorizations, licenses and financial assurance for operation of the business by Purchaser following the Closing;

(iv) obtaining necessary third party consents for operation of the business by Purchaser following the Closing;

(v) implementing the optimal structure for Purchaser and its subsidiaries to acquire and hold the Purchased Assets and operate the business following the Closing;

(vi) implementing the assumption of all Assumed Plans and otherwise satisfying the obligations of Purchaser as provided in Section 6.17 with respect to Employment Related Obligations; and

(vii) such other transition matters as Purchaser may reasonably determine are necessary for Purchaser to fulfill its obligations and exercise its rights under this Agreement.

Section 6.12 Notifications.

(a) Sellers shall give written notice to Purchaser as soon as practicable upon becoming aware of any event, circumstance, condition, fact, effect or other matter that resulted in, or that would reasonably be likely to result in (i) any representation or warranty set forth in ARTICLE IV being or becoming untrue or inaccurate in any material respect as of any date on or after the date hereof (as if then made, except to the extent such representation or warranty is expressly made only as of a specific date, in which case, as of such date), (ii) the failure by Sellers to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by Sellers under this Agreement or (iii) a condition to the Closing set forth in Section 7.1 or Section 7.2 becoming incapable of being satisfied; provided, however, that no such notification shall affect or cure a breach of any of Sellers’ representations or warranties, a failure to perform any of the covenants or agreements of Sellers or a failure to have satisfied the conditions to the obligations of Sellers under this Agreement. Such notice shall be in form of a certificate signed by an executive officer of Parent setting forth the details of such event and the action which Parent proposes to take with respect thereto.

(b) Purchaser shall give written notice to Sellers as soon as practicable upon becoming aware of any event, circumstance, condition, fact, effect or other matter that resulted in, or that would reasonably be likely to result in (i) any representation or warranty set forth in ARTICLE V being or becoming untrue or inaccurate in any material respect with respect to Purchaser as of any date on or after the date hereof (as if then made, except to the extent such representation or warranty is expressly made only as of a specific date, in which case as of such date), (ii) the failure by Purchaser to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by Purchaser under this Agreement or (iii) a condition to the Closing set forth in Section 7.1 or Section 7.3 becoming incapable of being satisfied; provided, however, that no such notification shall affect or cure a breach of any of Purchaser’s representations or warranties, a failure to perform any of the covenants or agreements of Purchaser or a failure to have satisfied the conditions to the obligations of Purchaser under this Agreement. Such notice shall be in a form of a certificate signed by an executive officer of Purchaser setting forth the details of such event and the action which Purchaser proposes to take with respect thereto.

Section 6.13 Actions by Affiliates. Each of Purchaser and Sellers shall cause their respective controlled Affiliates, and shall use their reasonable best efforts to ensure that each of their respective other Affiliates (other than Sponsor in the case of Purchaser) takes all actions reasonably necessary to be taken by such Affiliate in order to fulfill the obligations of Purchaser or Sellers, as the case may be, under this Agreement.

Section 6.14 Compliance Remediation. Except with respect to the Excluded Assets or Retained Liabilities, prior to the Closing, Sellers shall use reasonable best efforts to, and shall use reasonable best efforts to cause their Subsidiaries to use their reasonable best efforts to, cure in all material respects any instances of non-compliance with Laws or Orders, failures to possess or maintain Permits or defaults under Permits.

Section 6.15 Product Certification, Recall and Warranty Claims.

(a) From and after the Closing, Purchaser shall comply with the certification, reporting and recall requirements of the National Traffic and Motor Vehicle Safety Act, the Transportation Recall Enhancement, Accountability and Documentation Act, the Clean Air Act, the California Health and Safety Code and similar Laws, in each case, to the extent applicable in respect of vehicles and vehicle parts manufactured or distributed by Seller.

(b) From and after the Closing, Purchaser shall be responsible for the administration, management and payment of all Liabilities arising under (i) express written warranties of Sellers that are specifically identified as warranties and delivered in connection with the sale of new, certified used or pre-owned vehicles or new or remanufactured motor vehicle parts and equipment (including service parts, accessories, engines and transmissions) manufactured or sold by Sellers or Purchaser prior to or after the Closing and (ii) Lemon Laws. In connection with the foregoing clause (ii), (A) Purchaser shall continue to address Lemon Law Claims using the same procedural mechanisms previously utilized by the applicable Sellers and (B) for avoidance of doubt, Purchaser shall not assume Liabilities arising under the law of implied warranty or other analogous provisions of state Law, other than Lemon Laws, that provide consumer remedies in addition to or different from those specified in Sellers’ express warranties.

(c) For the avoidance of doubt, Liabilities of the Transferred Entities arising from or in connection with products manufactured or sold by the Transferred Entities remain the responsibility of the Transferred Entities and shall be neither Assumed Liabilities nor Retained Liabilities for the purposes of this Agreement.

Section 6.16 Tax Matters; Cooperation.

(a) Prior to the Closing Date, Sellers shall prepare and timely file (or cause to be prepared and timely filed) all Tax Returns required to be filed prior to such date (taking into account any extension of time to file granted or obtained) that relate to Sellers, the Purchased Subsidiaries and the Purchased Assets in a manner consistent with past practices (except as otherwise required by

Law), and shall provide Purchaser prompt opportunity for review and comment and shall obtain Purchaser’s written approval prior to filing any such Tax Returns. After the Closing Date, at Purchaser’s election, Purchaser shall prepare, and the applicable Seller, Seller Subsidiary or Seller Group member shall timely file, any Tax Return relating to any Seller, Seller Subsidiary or Seller Group member for any Pre-Closing Tax Period or Straddle Period due after the Closing Date or other taxable period of any entity that includes the Closing Date, subject to the right of the applicable Seller to review any such material Tax Return. Purchaser shall prepare and file all other Tax Returns required to be filed after the Closing Date in respect of the Purchased Assets. Sellers shall prepare and file all other Tax Returns relating to the Post-Closing Tax Period of Sellers, subject to the prior review and approval of Purchaser, which approval may be withheld, conditioned or delayed with good reason. No Seller or Seller Group member shall be entitled to any payment or other consideration in addition to the Purchase Price with respect to the acquisition or use of any Tax items or attributes by Purchaser, any Purchased Subsidiary or Affiliates thereof. At Purchaser’s request, any Seller or Seller Group member shall designate Purchaser or any of its Affiliates as a substitute agent for the Seller Group for Tax purposes. Purchaser shall be entitled to make all determinations, including the right to make or cause to be made any elections with respect to Taxes and Tax Returns of Sellers, Seller Subsidiaries, Seller Groups and Seller Group members with respect to Pre-Closing Tax Periods and Straddle Periods and with respect to the Tax consequences of the Relevant Transactions (including the treatment of such transactions as an Agreed G Transaction) and the other transactions contemplated by this Agreement, including (i) the “date of distribution or transfer” for purposes of Section 381(b) of the Tax Code, if applicable; (ii) the relevant Tax periods and members of the Seller Group and the Purchaser and its Affiliates; (iii) whether the Purchaser and/or any of its Affiliates shall be treated as a continuation of Seller Group; and (iv) any other determinations required under Section 381 of the Tax Code. Purchaser shall have the sole right to represent the interests, as applicable, of any Seller, Seller Group member or Purchased Subsidiary in any Tax proceeding in connection with any Tax Liability or any Tax item for any Pre-Closing Tax Period, Straddle Period or other Tax period affecting any such earlier Tax period. After the Closing, Purchaser shall have the right to assume control of any PLR or CA request filed by Sellers or any Affiliate thereof, including the right to represent Sellers and their Affiliates and to direct all professionals acting on their behalf in connection with such request, and no settlement, concession, compromise, commitment or other agreements in respect of such PLR or CA request shall be made without Purchaser’s prior written consent.

(b) All Taxes required to be paid by any Seller or Seller Group member for any Pre-Closing Tax Period or any Straddle Period shall be timely paid. To the extent a Party hereto is liable for a Tax pursuant to this Agreement and such Tax is paid or payable by another Party or such other Party’s Affiliates, the Party liable for such Tax shall make payment in the amount of such Tax to the other Party no later than three (3) days prior to the due date for payment of such Tax, unless a later time for payment is agreed to in writing by such other Party. To the extent that any Seller or Seller Group member receives or realizes the benefit of any Tax refund, abatement or credit that is a Purchased Asset, such Seller or Seller Group member receiving the benefit shall transfer an amount equal to such refund, abatement or credit to Purchaser within fourteen (14) days of receipt or realization of the benefit.

(c) Purchaser and Sellers shall provide each other with such assistance and non-privileged information relating to the Purchased Assets as may reasonably be requested in connection with any Tax matter, including the matters contemplated by this Section 6.16, the preparation of any Tax Return or the performance of any audit, examination or other proceeding by any Taxing Authority, whether conducted in a judicial or administrative forum. Purchaser and Sellers shall retain and provide to each other all non-privileged records and other information reasonably requested by the other and that may be relevant to any such Tax Return, audit, examination or other proceeding.

(d) After the Closing, at Purchaser’s election, Purchaser shall exercise exclusive control over the handling, disposition and settlement of any inquiry, examination or proceeding (including an audit) by a Governmental Authority (or that portion of any inquiry, examination or proceeding by a Governmental Authority) with respect to Sellers, any Subsidiary of Sellers or any Seller Group, provided that to the extent any such inquiry, examination or proceeding by a Governmental Authority could materially affect the Taxes due or payable by Sellers, Purchaser shall control the handling, disposition and settlement thereof, subject to reasonable consultation rights of Sellers. Each Party shall notify the other Party (or Parties) in writing promptly upon learning of any such inquiry, examination or proceeding. The Parties and their Affiliates shall cooperate with each other in any such inquiry, examination or proceeding as a Party may reasonably request. Neither Parent nor any of its Affiliates shall extend, without Purchaser’s prior written consent, the statute of limitations for any Tax for which Purchaser or any of its Affiliates may be liable.

(e) Notwithstanding anything contained herein, Purchaser shall prepare and Sellers shall timely file all Tax Returns required to be filed in connection with the payment of Transfer Taxes.

(f) From the date of this Agreement to and including the Closing Date, except to the extent relating solely to an Excluded Asset or Retained Liability, no Seller, Seller Group member or Purchased Subsidiary shall, without the prior written consent of Purchaser (which consent shall not be unreasonably withheld, conditioned or delayed, and shall not be withheld if not resulting in any Tax impact on Purchaser or any Purchased Asset), (i) make, change, or terminate any material election with respect to Taxes (including elections with respect to the use of Tax accounting methods) of any Seller, Seller Group member or Purchased Subsidiary or any material joint venture to which any Seller or Purchased Subsidiary is a party, (ii) settle or compromise any Claim or assessment for Taxes (including refunds) that could be reasonably expected to result in any adverse consequence on Purchaser or any Purchased Asset following the Closing Date, (iii) agree to an extension of the statute of limitations with respect to the assessment or collection of the Taxes of any Seller, Seller Group member or Purchased Subsidiary or any material joint venture of which any Seller or Purchased Subsidiary is a party or (iv) make or surrender any Claim for a refund of a material amount of the Taxes of any of Sellers or Purchased Subsidiaries or file an amended Tax Return with respect to a material amount of Taxes.

(g)

(i) Purchaser shall treat the transactions with respect to Parent described herein, in combination with the subsequent liquidation of Sellers (such transactions, collectively, the “Relevant Transactions”), as a reorganization pursuant to Section 368(a)(1)(G) of the Tax Code with any actual or deemed distribution by Parent qualifying solely under Sections 354 and 356 of the Tax Code but not under Section 355 of the Tax Code (a “G Transaction”) if (x) the IRS issues a private letter ruling (“PLR”) or executes a closing agreement (“CA”), in each case reasonably acceptable to Purchaser, confirming that the Relevant Transactions shall qualify as a G Transaction for U.S. federal income Tax purposes, or (y) Purchaser determines to treat the Relevant Transactions as so qualifying (clause (x) or (y), an “Agreed G Transaction”). In connection with the foregoing, Sellers shall use their reasonable best efforts to obtain a PLR or execute a CA with respect to the Relevant Transactions at least seven (7) days prior to the Closing Date. At least three (3) days prior to the Closing Date, Purchaser shall advise Parent in writing as to whether Purchaser has made a determination regarding the treatment of the Relevant Transactions for U.S. federal income Tax purposes and, if applicable, the outcome of any such determination.

(ii) On or prior to the Closing Date, Sellers shall deliver to Purchaser all information in the possession of Sellers and their Affiliates that is reasonably related to the determination of whether the Relevant Transactions constitute an Agreed G Transaction (“Relevant Information”), and, after the Closing, Sellers shall promptly provide to Purchaser any newly produced or obtained Relevant Information. For the avoidance of doubt, the Parties shall cooperate in taking any actions and providing any information that Purchaser determines is necessary or appropriate in furtherance of the intended U.S. federal income Tax treatment of the Relevant Transactions and the other transactions contemplated by this Agreement.

(iii) If Purchaser has not determined as of the Closing Date whether to treat the Relevant Transactions as an Agreed G Transaction, Purchaser shall make such determination in accordance with this Section 6.16 prior to the due date (including validly obtained extensions) for filing the corporate income Tax Return for Parent’s U.S. affiliated group (as defined in Section 1504 of the Tax Code) for the taxable year in which the Closing Date occurs, and shall convey such decision in writing to Parent, which decision shall be binding on Parent.

(iv) If the Relevant Transactions constitute an Agreed G Transaction under this Section 6.16: (A) Sellers shall use their reasonable best efforts, and Purchaser shall use reasonable best efforts to assist Sellers, to effectuate such treatment and the Parties shall not take any action or position inconsistent with, or fail to take any necessary action in furtherance of, such treatment (subject to Section 6.16(g)(vi)); (B) the Parties agree that this Agreement shall constitute a “plan” of Parent and Purchaser for purposes of Sections 368 and 354 of the Tax Code; (C) the board of directors of Parent and Purchaser shall, by resolution, approve the execution of this Agreement and expressly recognize its treatment as a “plan” of Parent and Purchaser for purposes of Sections 368 and 354 of the Tax Code, and the treatment of the Relevant Transactions as a G Transaction for federal income Tax purposes; (D) Sellers shall provide Purchaser with a statement setting forth the adjusted Tax basis of the Purchased Assets and the amount of net operating losses and other material Tax attributes of Sellers and any Purchased Subsidiary that are available as of the Closing Date and after the close of any taxable year of any Seller or Seller Group member that impacts the numbers previously provided, all based on the best information available, but with no Liability for any errors or omissions in information; and (E) Sellers shall provide Purchaser with an estimate of the cancellation of Indebtedness income that Sellers and any Seller Group member anticipate realizing for the taxable year that includes the Closing Date, and shall provide revised numbers after the close of any taxable year of any Seller or Seller Group member that impacts this number.

(v) If the Relevant Transactions do not constitute an Agreed G Transaction under this Section 6.16, the Parties hereby agree, and Sellers hereby consent, to treat the sale of the Purchased Assets by Parent as a taxable asset sale for all Tax purposes, to make any elections pursuant to Section 338 of the Tax Code requested by Purchaser, and to report consistently herewith for purposes of Section 3.3. In addition, the Parties hereby agree, and Sellers hereby consent, to treat the sales of the Purchased Assets by S Distribution and Harlem as taxable asset sales for all Tax purposes, to make any elections pursuant to Section 338 of the Tax Code requested by Purchaser, and to report consistently herewith for purposes of Section 3.3.

(vi) No Party shall take any position with respect to the Relevant Transactions that is inconsistent with the position determined in accordance with this Section 6.16, unless, and then only to the extent, otherwise required to do so by a Final Determination.

(vii) Each Seller shall liquidate, as determined for U.S. federal income Tax purposes and to the satisfaction of Purchaser, no later than December 31, 2011, and each such liquidation may include a distribution of assets to a “liquidating trust” within the meaning of Treas. Reg. § 301.7701-4, the terms of which shall be satisfactory to Purchaser.

(viii) Effective no later than the Closing Date, Purchaser shall be treated as a corporation for federal income Tax purposes.

Section 6.17 Employees; Benefit Plans; Labor Matters.

(a) Transferred Employees. Effective as of the Closing Date, Purchaser or one of its Affiliates shall make an offer of employment to each Applicable Employee. Notwithstanding anything herein to the contrary and except as provided in an individual employment Contract with any Applicable Employee or as required by the terms of an Assumed Plan, offers of employment to Applicable Employees whose employment rights are subject to the UAW Collective Bargaining Agreement as of the Closing Date, shall be made in accordance with the applicable terms and conditions of the UAW Collective Bargaining Agreement and Purchaser’s obligations under the Labor Management Relations Act of 1974, as amended. Each offer of employment to an Applicable Employee who is not covered by the UAW Collective Bargaining Agreement shall provide, until at least the first anniversary of the Closing Date, for (i) base salary or hourly wage rates initially at least equal to such Applicable Employee’s base salary or hourly wage rate in effect as of immediately prior to the Closing Date and (ii) employee pension and welfare benefits, Contracts and arrangements that are not less favorable in the aggregate than those listed on Section 4.10 of the Sellers’ Disclosure Schedule, but not including any Retained Plan, equity or equity-based compensation plans or any Benefit Plan that does not comply in all respects with TARP. For the avoidance of doubt, each Applicable Employee on layoff status, leave status or with recall rights as of the Closing Date, shall continue in such status and/or retain such rights after Closing in the Ordinary Course of Business. Each Applicable Employee who accepts employment with Purchaser or one of its Affiliates and commences working for Purchaser or one of its Affiliates shall become a “Transferred Employee.” To the extent such offer of employment by Purchaser or its Affiliates is not accepted, Sellers shall, as soon as practicable following the Closing Date, terminate the employment of all such Applicable Employees. Nothing in this Section 6.17(a) shall prohibit Purchaser or any of its Affiliates from terminating the employment of any Transferred Employee after the Closing Date, subject to the terms and conditions of the UAW Collective Bargaining Agreement. It is understood that the intent of this Section 6.17(a) is to provide a seamless transition from Sellers to Purchaser of any Applicable Employee subject to the UAW Collective Bargaining Agreement. Except for Applicable Employees with non-standard individual agreements providing for severance benefits, until at least the first anniversary of the Closing Date, Purchaser further agrees and acknowledges that it shall provide to each Transferred Employee who is not covered by the UAW Collective Bargaining Agreement and whose employment is involuntarily terminated by Purchaser or its Affiliates on or prior to the first anniversary of the Closing Date, severance benefits that are not less favorable than the severance benefits such Transferred Employee would have received under the applicable Benefit Plans listed on Section 4.10 of the Sellers’ Disclosure Schedule. Purchaser or one of its Affiliates shall take all actions necessary such that Transferred Employees shall be credited for their actual and credited service with Sellers and each of their respective Affiliates, for purposes of eligibility, vesting and benefit accrual (except in the case of a defined benefit pension plan sponsored by Purchaser or any of its Affiliates in which Transferred Employees may commence participation after the Closing that is not an Assumed Plan), in any employee benefit plans (excluding equity compensation plans or programs) covering Transferred Employees after the Closing to the same extent as such Transferred Employee was entitled as of immediately prior to the Closing Date to credit for such service under any similar employee benefit plans, programs or arrangements of any of Sellers or any Affiliate of Sellers; provided, however, that such crediting of service shall not operate to duplicate any benefit to any such Transferred Employee or the funding for any such benefit. Such benefits shall not be subject to any exclusion for any pre-existing conditions to the extent such conditions were satisfied by such Transferred Employees under a Parent Employee Benefit Plan as of the Closing Date, and credit shall be provided for any deductible or out-of-pocket amounts paid by such Transferred Employee during the plan year in which the Closing Date occurs.

(b) Employees of Purchased Subsidiaries. As of the Closing Date, those employees of Purchased Subsidiaries who participate in the Assumed Plans, may, subject to the applicable Collective Bargaining Agreement, for all purposes continue to participate in such Assumed Plans, in accordance with their terms in effect from time to time. For the avoidance of any doubt, Purchaser shall continue the employment of any current Employee of any Purchased Subsidiary covered by the UAW Collective Bargaining Agreement on the terms and conditions of the UAW Collective Bargaining Agreement in effect immediately prior to the Closing Date, subject to its terms; provided, however, that nothing in this Agreement shall be construed to terminate the coverage of any UAW-represented Employee in an Assumed Plan if such Employee was a participant in the Assumed Plan immediately prior to the Closing Date. Further provided, that nothing in this Agreement shall create a direct employment relationship between Parent or Purchaser and an Employee of a Purchased Subsidiary or an Affiliate of Parent.

(c) No Third Party Beneficiaries. Nothing contained herein, express or implied, (i) is intended to confer or shall confer upon any Employee or Transferred Employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment, (ii) except as set forth in Section 9.11, is intended to confer or shall confer upon any individual or any legal Representative of any individual (including employees, retirees, or dependents or beneficiaries of employees or retirees and including collective bargaining agents or representatives) any right as a third-party beneficiary of this Agreement or (iii) shall be deemed to confer upon any such individual or legal Representative any rights under or with respect to any plan, program or arrangement described in or contemplated by this Agreement, and each such individual or legal Representative shall be entitled to look only to the express terms of any such plans, program or arrangement for his or her rights thereunder. Nothing herein is intended to override the terms and conditions of the UAW Collective Bargaining Agreement.

(d) Plan Authority. Nothing contained herein, express or implied, shall prohibit Purchaser or its Affiliates, as applicable, from, subject to applicable Law and the terms of the UAW Collective Bargaining Agreement, adding, deleting or changing providers of benefits, changing, increasing or decreasing co-payments, deductibles or other requirements for coverage or benefits (e.g., utilization review or pre-certification requirements), and/or making other changes in the administration or in the design, coverage and benefits provided to such Transferred Employees. Without reducing the obligations of Purchaser as set forth in Section 6.17(a), no provision of this Agreement shall be construed as a limitation on the right of Purchaser or its

Affiliates, as applicable, to suspend, amend, modify or terminate any employee benefit plan, subject to the terms of the UAW Collective Bargaining Agreement. Further, (i) no provision of this Agreement shall be construed as an amendment to any employee benefit plan, and (ii) no provision of this Agreement shall be construed as limiting Purchaser’s or its Affiliate’s, as applicable, discretion and authority to interpret the respective employee benefit and compensation plans, agreements arrangements, and programs, in accordance with their terms and applicable Law.

(e) Assumption of Certain Parent Employee Benefit Plans and Policies. As of the Closing Date, Purchaser or one of its Affiliates shall assume (i) the Parent Employee Benefit Plans and Policies set forth on Section 6.17(e) of the Sellers’ Disclosure Schedule as modified thereon, and all assets, trusts, insurance policies and other Contracts relating thereto, except for any that do not comply in all respects with TARP or as otherwise provided in Section 6.17(h) and (ii) all employee benefit plans, programs, policies, agreements or arrangements (whether written or oral) in which Employees who are covered by the UAW Collective Bargaining Agreement participate and all assets, trusts, insurance and other Contracts relating thereto (the “Assumed Plans”), for the benefit of the Transferred Employees and Sellers and Purchaser shall cooperate with each other to take all actions and execute and deliver all documents and furnish all notices necessary to establish Purchaser or one of its Affiliates as the sponsor of such Assumed Plans including all assets, trusts, insurance policies and other Contracts relating thereto. Other than with respect to any Employee who was or is covered by the UAW Collective Bargaining Agreement, Purchaser shall have no Liability with respect to any modifications or changes to Benefit Plans contemplated by Section 6.17(e) of the Sellers’ Disclosure Schedule, or changes made by Parent prior to the Closing Date, and Purchaser shall not assume any Liability with respect to any such decisions or actions related thereto, and Purchaser shall only assume the Liabilities for benefits provided pursuant to the written terms and conditions of the Assumed Plan as of the Closing Date. Notwithstanding the foregoing, the assumption of the Assumed Plans is subject to Purchaser taking all necessary action, including reduction of benefits, to ensure that the Assumed Plans comply in all respects with TARP. Notwithstanding the foregoing, but subject to the terms of any Collective Bargaining Agreement to which Purchaser or one of its Affiliates is a party, Purchaser and its Affiliates may, in its sole discretion, amend, suspend or terminate any such Assumed Plan at any time in accordance with its terms.

(f) UAW Collective Bargaining Agreement. Parent shall assume and assign to Purchaser, as of the Closing, the UAW Collective Bargaining Agreement and all rights and Liabilities of Parent relating thereto (including Liabilities for wages, benefits and other compensation, unfair labor practices, grievances, arbitrations and contractual obligations). With respect to the UAW Collective Bargaining Agreement, Purchaser agrees to (i) recognize the UAW as the exclusive collective bargaining representative for the Transferred Employees covered by the terms of the UAW Collective Bargaining Agreement, (ii) offer employment to all Applicable Employees covered by the UAW Collective Bargaining Agreement with full recognition of all seniority rights, (iii) negotiate with the UAW over the terms of any successor collective bargaining agreement upon the expiration of the UAW Collective Bargaining Agreement and upon timely demand by the UAW, (iv) with the agreement of the

UAW or otherwise as provided by Law and to the extent necessary, adopt or assume or replace, effective as of the Closing Date, employee benefit plans, policies, programs, agreements and arrangements specified in or covered by the UAW Collective Bargaining Agreement as required to be provided to the Transferred Employees covered by the UAW Collective Bargaining Agreement, and (v) otherwise abide by all terms and conditions of the UAW Collective Bargaining Agreement. For the avoidance of doubt, the provisions of this Section 6.17(f) are not intended to (A) give, and shall not be construed as giving, the UAW or any Transferred Employee any enhanced or additional rights or (B) otherwise restrict the rights that Purchaser and its Affiliates have, under the terms of the UAW Collective Bargaining Agreement.

(g) UAW Retiree Settlement Agreement. Prior to the Closing, Purchaser and the UAW shall have entered into the UAW Retiree Settlement Agreement.

(h) Assumption of Existing Internal VEBA. Purchaser or one of its Affiliates shall, effective as of the Closing Date, assume from Sellers the sponsorship of the voluntary employees’ beneficiary association trust between Sellers and State Street Bank and Trust Company dated as of December 17, 1997, that is funded and maintained by Sellers (“Existing Internal VEBA”) and, in connection therewith, Purchaser shall, or shall cause one of its Affiliates to, (i) succeed to all of the rights, title and interest (including the rights of Sellers, if any) as plan sponsor, plan administrator or employer) under the Existing Internal VEBA, (ii) assume any responsibility or Liability relating to the Existing Internal VEBA and each Contract established thereunder or relating thereto, and (iii) to operate the Existing Internal VEBA in accordance with, and to otherwise comply with the Purchaser’s obligations under, the New UAW Retiree Settlement Agreement between Purchaser and the UAW, effective as of the Closing and subject to approval by a court having jurisdiction over this matter, including the obligation to direct the trustee of the Existing Internal VEBA to transfer the UAW’s share of assets in the Existing Internal VEBA to the New VEBA. The Parties shall cooperate in the execution of any documents, the adoption of any corporate resolutions or the taking of any other reasonable actions to effectuate such succession of the settlor rights, title, and interest with respect to the Existing Internal VEBA. For avoidance of doubt, Purchaser shall not assume any Liabilities relating to the Existing Internal VEBA except with respect to such Contracts set forth in Section 6.17(h) of the Sellers’ Disclosure Schedule.

(i) Wage and Tax Reporting. Sellers and Purchaser agree to apply, and cause their Affiliates to apply, the standard procedure for successor employers set forth in Revenue Procedure 2004-53 for wage and employment Tax reporting.

(j) Non-solicitation. Sellers shall not, for a period of two (2) years from the Closing Date, without Purchaser’s written consent, solicit, offer employment to or hire any Transferred Employee.

(k) Cooperation. Purchaser and Sellers shall provide each other with such records and information as may be reasonably necessary, appropriate and permitted under applicable Law to carry out their obligations under this Section 6.17; provided, that all records, information systems data bases, computer programs, data rooms and data related to any Assumed Plan or Liabilities of such, assumed by Purchaser, shall be transferred to Purchaser.

(l) Union Notifications. Purchaser and Sellers shall reasonably cooperate with each other in connection with any notification required by Law to, or any required consultation with, or the provision of documents and information to, the employees, employee representatives, the UAW and relevant Governmental Authorities and governmental officials concerning the transactions contemplated by this Agreement, including any notice to any of Sellers’ retired Employees represented by the UAW, describing the transactions contemplated herein.

(m) Union-Represented Employees (Non-UAW).

(i) Effective as of the Closing Date, Purchaser or one of its Affiliates shall assume the collective bargaining agreements, as amended, set forth on Section 6.17(m)(i) of the Sellers’ Disclosure Schedule (collectively, the “Non-UAW Collective Bargaining Agreements”) and make offers of employment to each current employee of Parent who is covered by them in accordance with the applicable terms and conditions of such Non-UAW Collective Bargaining Agreements, such assumption and offers conditioned upon (A) the non-UAW represented employees’ ratification of the amendments thereto (including termination of the application of the Supplemental Agreements Covering Health Care Program to retirees and the reduction to retiree life insurance coverage) and (B) Bankruptcy Court approval of Settlement Agreements between Purchaser and such Unions and Proposed Memorandum of Understanding Regarding Retiree Health Care and Life Insurance between Sellers and such Unions, as identified on Section 6.17(m)(ii) of the Sellers’ Disclosure Schedule and satisfaction of all conditions stated therein. Each such non-UAW hourly employee on layoff status, leave status or with recall rights as of the Closing Date shall continue in such status and/or retain such rights after the Closing in the Ordinary Course of Business, subject to the terms of the applicable Non-UAW Collective Bargaining Agreement. Other than as set forth in this Section 6.17(m), no non-UAW collective bargaining agreement shall be assumed by Purchaser.

(ii) Section 6.17(m)(ii) of the Sellers’ Disclosure Schedule sets forth agreements relating to post-retirement health care and life insurance coverage for non-UAW retired employees (the “Non-UAW Settlement Agreements”), including those agreements covering retirees who once belonged to Unions that no longer have any active employees at Sellers. Conditioned on both the approval of the Bankruptcy Court and the non-UAW represented employees’ ratification of the amendments to the applicable Non-UAW Collective Bargaining Agreement providing for such coverage as described in Section 6.17(m)(i) above, Purchaser or one of its Affiliates shall assume and enter into the agreements identified on Section 6.17(m)(ii) of the Sellers’ Disclosure Schedule. Except as set forth in those agreements identified on Section 6.17(m)(i) and Section 6.17(m)(ii) of the Sellers’ Disclosure Schedule, Purchaser shall not assume any Liability to provide post-retirement health care or life insurance coverage for current or future hourly non-UAW retirees.

(iii) Other than as expressly set forth in this Section 6.17(m), Purchaser assumes no Employment-Related Obligations for non-UAW hourly Employees. For the avoidance of doubt, (A) the provisions of Section 6.17(f) shall not apply to this Section 6.17(m) and (B) the provisions of this Section 6.17(m) are not intended to (y) give, and shall not be construed as giving, any non-UAW Union or the covered employee or retiree of any Non-UAW Collective Bargaining Agreement any enhanced or additional rights or (z) otherwise restrict the rights that Purchaser and its Affiliates have under the terms of the Non-UAW Collective Bargaining Agreements identified on Section 6.17(m)(i) of the Sellers’ Disclosure Schedule.

Section 6.18 TARP. From and after the date hereof and until such time as all amounts under the UST Credit Facilities have been paid in full, forgiven or otherwise extinguished or such longer period as may be required by Law, subject to any applicable Order of the Bankruptcy Court, each of Sellers and Purchaser shall, and shall cause each of their respective Subsidiaries to, take all necessary action to ensure that it complies in all material respects with TARP or any enhanced restrictions on executive compensation agreed to by Sellers and Sponsor prior to the Closing.

Section 6.19 Guarantees; Letters of Credit. Purchaser shall use its reasonable best efforts to cause Purchaser or one or more of its Subsidiaries to be substituted in all respects for each Seller and Excluded Entity, effective as of the Closing Date, in respect of all Liabilities of each Seller and Excluded Entity under each of the guarantees, letters of credit, letters of comfort, bid bonds and performance bonds (a) obtained by any Seller or Excluded Entity for the benefit of the business of Sellers and their Subsidiaries and (b) which is assumed by Purchaser as an Assumed Liability. As a result of such substitution, each Seller and Excluded Entity shall be released of its obligations of, and shall have no Liability following the Closing from, or in connection with any such guarantees, letters of credit, letters of comfort, bid bonds and performance bonds.

Section 6.20 Customs Duties. Purchaser shall reimburse Sellers for all customs-related duties, fees and associated costs incurred by Sellers on behalf of Purchaser with respect to periods following the Closing, including all such duties, fees and costs incurred in connection with co-loaded containers that clear customs intentionally or unintentionally under any Seller’s importer or exporter identification numbers and bonds or guarantees with respect to periods following the Closing.

Section 6.21 Termination of Intellectual Property Rights. Each Seller agrees that any rights of any Seller, including any rights arising under Contracts, if any, to any and all of the Intellectual Property transferred to Purchaser pursuant to this Agreement (including indirect transfers resulting from the transfer of the Transferred Equity Interests and including transfers resulting from this Section 6.21), whether owned or licensed, shall terminate as of the Closing. Before and after the Closing, each Seller agrees to use its reasonable best efforts to cause the Retained Subsidiaries to do the following, but only to the extent that such Seller can do so without incurring any Liabilities to such Retained Subsidiaries or their equity owners or creditors as a result thereof: (a) enter into a written Contract with Purchaser that expressly terminates any rights of such Retained Subsidiaries, including any rights arising under Contracts, if any, to any and all of the Intellectual Property transferred to Purchaser pursuant to this Agreement (including indirect transfers resulting from the transfer of the Transferred Equity Interests), whether owned or licensed; and (b) assign to Purchaser or its designee(s): (i) all domestic and foreign trademarks, service marks, collective marks, certification marks, trade dress, trade names, business names, d/b/a’s, Internet domain names, designs, logos and other source or business identifiers and all general intangibles of like nature, now or hereafter owned, adopted, used, acquired, or licensed by any Seller, all applications, registrations and recordings thereof (including applications, registrations and recordings in the United States Patent and Trademark Office or in any similar office or agency of the United States, any state thereof or any other country or any political subdivision thereof), and all reissues, extensions or renewals thereof, together with all goodwill of the business symbolized by or associated with such marks, in each case, that are owned by such Retained Subsidiaries and that contain or are confusingly similar with (whether in whole or in part) any of the Trademarks; and (ii) all other intellectual property owned by such Retained Subsidiaries. Nothing in this Section 6.21 shall preserve any rights of Sellers or the Retained Subsidiaries, or any third parties, that are otherwise terminated or extinguished pursuant to this Agreement or applicable Law, and nothing in this Section 6.21 shall create any rights of Sellers or the Retained Subsidiaries, or any third parties, that do not already exist as of the date hereof. Notwithstanding anything to the contrary in this Section 6.21, Sellers may enter into (and may cause or permit any of the Purchased Subsidiaries to enter into) any of the transactions contemplated by Section 6.2 of the Sellers’ Disclosure Schedule.

Section 6.22 Trademarks.

(a) At or before the Closing (i) Parent shall take any and all actions that are reasonably necessary to change the corporate name of Parent to a new name that bears no resemblance to Parent’s present corporate name and that does not contain, and is not confusingly similar with, any of the Trademarks; and (ii) to the extent that the corporate name of any Seller (other than Parent) or any Retained Subsidiary resembles Parent’s present corporate name or contains or is confusingly similar with any of the Trademarks, Sellers (including Parent) shall take any and all actions that are reasonably necessary to change such corporate names to new names that bear no resemblance to Parent’s present corporate name, and that do not contain and are not confusingly similar with any of the Trademarks.

(b) As promptly as practicable following the Closing, but in no event later than ninety (90) days after the Closing (except as set forth in this Section 6.22(b)), Sellers shall cease, and shall cause the Retained Subsidiaries to cease, using the Trademarks in any form, whether by removing, permanently obliterating, covering, or otherwise eliminating all Trademarks that appear on any of their assets, including all signs, promotional or advertising literature, labels, stationery, business cards, office forms and packaging materials. During such time period, Sellers and the Retained Subsidiaries may continue to use Trademarks in a manner consistent with their usage of the Trademarks as of immediately prior to the Closing, but only to the extent reasonably necessary for them to continue their operations as contemplated by the Parties as of the Closing. If requested by Purchaser within a reasonable time after the Closing, Sellers and Retained Subsidiaries shall enter into a written agreement that specifies quality control of such Trademarks and their underlying goods and services. For signs and the like that exist as of the Closing on the Excluded Real Property, if it is not reasonably practicable for Sellers or the Retained Subsidiaries to remove, permanently obliterate, cover or otherwise eliminate the Trademarks from such signs and the like within the time period specified above, then Sellers and the Retained Subsidiaries shall do so as soon as practicable following such time period, but in no event later than one-hundred eighty (180) days following the Closing.

(c) From and after the date of this Agreement and, until the earlier of the Closing or termination of this Agreement, each Seller shall use its reasonable best efforts to protect and maintain the Intellectual Property owned by Sellers that is material to the conduct of its business in a manner that is consistent with the value of such Intellectual Property.

(d) At or prior to the Closing, Sellers shall provide a true, correct and complete list setting forth all worldwide patents, patent applications, trademark registrations and applications and copyright registrations and applications included in the Intellectual Property owned by Sellers.

Section 6.23 Preservation of Records. The Parties shall preserve and keep all books and records that they own immediately after the Closing relating to the Purchased Assets, the Assumed Liabilities and Sellers’ operation of the business related thereto prior to the Closing for a period of six (6) years following the Closing Date or for such longer period as may be required by applicable Law, unless disposed of in good faith pursuant to a document retention policy. During such retention period, duly authorized Representatives of a Party shall, upon reasonable notice, have reasonable access during normal business hours to examine, inspect and copy such books and records held by the other Parties for any proper purpose, except as may be prohibited by Law or by the terms of any Contract (including any confidentiality agreement); provided that to the extent that disclosing any such information would reasonably be expected to constitute a waiver of attorney-client, work product or other legal privilege with respect thereto, the Parties shall take all reasonable best efforts to permit such disclosure without the waiver of any such privilege, including entering into an appropriate joint defense agreement in connection with affording access to such information. The access provided pursuant to this Section 6.23 shall be subject to such additional confidentiality provisions as the disclosing Party may reasonably deem necessary.

Section 6.24 Confidentiality. During the Confidentiality Period, Sellers and their Affiliates shall treat all trade secrets and all other proprietary, legally privileged or sensitive information related to the Transferred Entities, the Purchased Assets and/or the Assumed Liabilities (collectively, the “Confidential Information”), whether furnished before or after the Closing, whether documentary, electronic or oral, labeled or otherwise identified as confidential, and regardless of the form of communication or the manner in which it is or was furnished, as confidential, preserve the confidentiality thereof, not use or disclose to any Person such Confidential Information and instruct their Representatives who have had access to such information to keep confidential such Confidential Information. The “Confidentiality Period” shall be a period commencing on the date of the Original Agreement and

(a) with respect to a trade secret, continuing for as long as it remains a trade secret and (b) for all other Confidential Information, ending four (4) years from the Closing Date. Confidential Information shall be deemed not to include any information that (i) is now available to or is hereafter disclosed in a manner making it available to the general public, in each case, through no act or omission of Sellers, any of their Affiliates or any of their Representatives, or (ii) is required by Law to be disclosed, including any applicable requirements of the SEC or any other Governmental Authority responsible for securities Law regulation and compliance or any stock market or stock exchange on which any Seller’s securities are listed.

Section 6.25 Privacy Policies. At or prior to the Closing, Purchaser shall, or shall cause its Subsidiaries to, establish Privacy Policies that are substantially similar to the Privacy Policies of Parent and the Purchased Subsidiaries as of immediately prior to the Closing, and Purchaser or its Affiliates, as applicable, shall honor all “opt-out” requests or preferences made by individuals in accordance with the Privacy Policies of Parent and the Purchased Subsidiaries and applicable Law; provided that such Privacy Policies and any related “opt-out” requests or preferences are delivered or otherwise made available to Purchaser prior to the Closing, to the extent not publicly available.

Section 6.26 Supplements to Sellers’ Disclosure Schedule. At any time and from time to time prior to the Closing, Sellers shall have the right to supplement, modify or update Section 4.1 through Section 4.22 of the Sellers’ Disclosure Schedule (a) to reflect changes and developments that have arisen after the date of the Original Agreement and that, if they existed prior to the date of the Original Agreement, would have been required to be set forth on such Sellers’ Disclosure Schedule or (b) as may be necessary to correct any disclosures contained in such Sellers’ Disclosure Schedule or in any representation and warranty of Sellers that has been rendered inaccurate by such changes or developments. No supplement, modification or amendment to Section 4.1 through Section 4.22 of the Sellers’ Disclosure Schedule shall without the prior written consent of Purchaser, (i) cure any inaccuracy of any representation and warranty made in this Agreement by Sellers or (ii) give rise to Purchaser’s right to terminate this Agreement unless and until this Agreement shall be terminable by Purchaser in accordance with Section 8.1(f).

Section 6.27 Real Property Matters.

(a) Sellers and Purchaser acknowledge that certain real properties (the “Subdivision Properties”) may need to be subdivided or otherwise legally partitioned in accordance with applicable Law (a “Required Subdivision”) so as to permit the affected Owned Real Property to be conveyed to Purchaser separate and apart from adjacent Excluded Real Property. Section 6.27 of the Sellers’ Disclosure Schedule contains a list of the Subdivision Properties that was determined based on the current list of Excluded Real Property. Section 6.27 of the Sellers’ Disclosure Schedule may be updated at any time prior to the Closing to either (i) add additional Subdivision Properties or (ii) remove any Subdivision Properties, which have been determined to not require a Required Subdivision or for which a Required Subdivision has been obtained. Purchaser shall pay for all costs incurred to complete all Required Subdivisions. Sellers shall cooperate in good faith with Purchaser in connection with the completion with all Required Subdivisions, including executing all required applications or other similar documents with Governmental Authorities. To the extent that any Required Subdivision for a Subdivision Property is not completed prior to Closing, then at Closing, Sellers shall lease to Purchaser only that portion of such Subdivision Property that constitutes Owned Real Property pursuant to the Master Lease Agreement (Subdivision Properties) substantially in the form attached hereto as Exhibit L (the “Subdivision Master Lease”). Upon completion of a Required Subdivision affecting an Owned Real Property that is subject to the Subdivision Master Lease, the Subdivision Master Lease shall be terminated as to such Owned Real Property and such Owned Real Property shall be conveyed to Purchaser by Quitclaim Deed for One Dollar ($1.00) in stated consideration.

(b) Sellers and Purchaser acknowledge that the Saginaw Nodular Iron facility in Saginaw, Michigan (the “Saginaw Nodular Iron Land”) contains a wastewater treatment facility (the “Existing Saginaw Wastewater Facility”) and a landfill (the “Saginaw Landfill”) that currently serve the Owned Real Property commonly known as the GMPT—Saginaw Metal Casting facility (the “Saginaw Metal Casting Land”). The Saginaw Nodular Iron Land has been designated as an Excluded Real Property under Section 2.2(b)(v) of the Sellers’ Disclosure Schedule. At the Closing (or within sixty (60) days after the Closing with respect to the Saginaw Landfill), Sellers shall enter into one or more service agreements with one or more third party contractors (collectively, the “Saginaw Service Contracts”) to operate the Existing Saginaw Wastewater Facility and the Saginaw Landfill for the benefit of the Saginaw Metal Casting Land. The terms and conditions of the Saginaw Service Contracts shall be mutually acceptable to Purchaser and Sellers; provided that the term of each Saginaw Service Contract shall not extend beyond December 31, 2012, and Purchaser shall have the right to terminate any Saginaw Service Contract upon prior written notice of not less than forty-five (45) days. At any time during the term of the Saginaw Service Contracts, Purchaser may elect to purchase the Existing Saginaw Wastewater Facility, the Saginaw Landfill, or both, for One Dollar ($1.00) in stated consideration; provided that (i) Purchaser shall pay all costs and fees related to such purchase, including the costs of completing any Required Subdivision necessary to effectuate the terms of this Section 6.27(b), (ii) Sellers shall convey title to the Existing Saginaw Wastewater Facility, the Saginaw Landfill and/or such other portion of the Saginaw Nodular Iron Land as is required by Purchaser to operate the Existing Saginaw Wastewater Facility and/or the Saginaw Landfill, including lagoons, but not any other portion of the Saginaw Nodular Iron Land, to Purchaser by quitclaim deed and (iii) Sellers shall grant Purchaser such easements for utilities over the portion of the Saginaw Nodular Iron Land retained by Sellers as may be required to operate the Existing Saginaw Wastewater Facility and/or the Saginaw Landfill.

(c) Sellers and Purchaser acknowledge that access to certain Excluded Real Property owned by Sellers or other real properties owned by Excluded Entities and certain Owned Real Property that may hereafter be designated as Excluded Real Property on Section 2.2(b)(v) of the Sellers’ Disclosure Schedule (a “Landlocked Parcel”) is provided over land that is part of the Owned Real Property. To the extent that direct access to a public right-of-way is not obtained for any Landlocked Parcel by the Closing, then at Closing, Purchaser, in its sole election, shall for each such Landlocked Parcel either (i) grant an access easement over a mutually agreeable portion of the adjacent Owned Real Property for the benefit of the Landlocked Parcel until such time as the Landlocked Parcel obtains direct access to the public right-of-way, pursuant to the terms of a mutually acceptable easement agreement, or (ii) convey to the owner of the affected Landlocked Parcel by quitclaim deed such portion of the adjacent Owned Real Property as is required to provide the Landlocked Parcel with direct access to a public right-of-way.

(d) At and after Closing, Sellers and Purchasers shall cooperate in good faith to investigate and resolve all issues reasonably related to or arising in connection with Shared Executory Contracts that involve the provision of water, water treatment, electricity, fuel, gas, telephone and other utilities to both Owned Real Property and Excluded Real Property.

(e) Parent shall use reasonable best efforts to cause the Willow Run Landlord to execute, within thirty (30) days after the Closing, or at such later date as may be mutually agreed upon, an amendment to the Willow Run Lease which extends the term of the Willow Run Lease until December 31, 2010 with three (3) one-month options to extend, all at the current rental rate under the Willow Run Lease (the “Willow Run Lease Amendment”). In the event that the Willow Run Lease Amendment is approved and executed by the Willow Run Landlord, then Purchaser shall designate the Willow Run Lease as an Assumable Executory Contract and Parent and Purchaser, or one of its designated Subsidiaries, shall enter into an assignment and assumption of the Willow Run Lease substantially in the form attached hereto as Exhibit M (the “Assignment and Assumption of Willow Run Lease”).

Section 6.28 Equity Incentive Plans. Within a reasonable period of time following the Closing, Purchaser, through its board of directors, will adopt equity incentive plans to be maintained by Purchaser for the benefit of officers, directors, and employees of Purchaser that will provide the opportunity for equity incentive benefits for such persons (“Equity Incentive Plans”).

Section 6.29 Purchase of Personal Property Subject to Executory Contracts. With respect to any Personal Property subject to an Executory Contract that is nominally an unexpired lease of Personal Property, if (a) such Contract is recharacterized by a Final Order of the Bankruptcy Court as a secured financing or (b) Purchaser, Sellers and the counterparty to such Contract agree, then Purchaser shall have the option to purchase such personal property by paying to the applicable Seller for the benefit of the counterparty to such Contract an amount equal to the amount, as applicable (i) of such counterparty’s allowed secured Claim arising in connection with the recharacterization of such Contract as determined by such Order or (ii) agreed to by Purchaser, Sellers and such counterparty.

Section 6.30 Transfer of Riverfront Holdings, Inc. Equity Interests or Purchased Assets; Ren Cen Lease. Notwithstanding anything to the contrary set forth in this Agreement, in lieu of or in addition to the transfer of Sellers’ Equity Interest in Riverfront Holdings, Inc., a Delaware corporation (“RHI”), Purchaser shall have the right at the Closing or at any time during the RHI Post-Closing Period, to require Sellers to cause RHI to transfer good and marketable title to, or a valid and enforceable right by Contract to use, all or any portion of the assets of RHI to Purchaser. Purchaser shall, at its option, have the right to cause Sellers to postpone the transfer of Sellers’ Equity Interest in RHI and/or title to the assets of RHI to Purchaser up until the earlier of (i) January 31, 2010 and (ii) the Business Day immediately prior to the date of the confirmation hearing for Sellers’ plan of liquidation or reorganization (the “RHI Post-Closing Period”); provided, however, that (a) Purchaser may cause Sellers to effectuate said transfers at any time and from time to time during the RHI-Post Closing Period upon at least five (5) Business Days’ prior written notice to Sellers and (b) at the closing, RHI, as landlord, and Purchaser, or one of its designated Subsidiaries, as tenant, shall enter into a lease agreement substantially in the form attached hereto as Exhibit N (the “Ren Cen Lease”) for the premises described therein.

Section 6.31 Delphi Agreements. Notwithstanding anything to the contrary in this Agreement, including Section 6.6:

(a) Subject to and simultaneously with the consummation of the transactions contemplated by the MDA or of an Acceptable Alternative Transaction (in each case, as defined in the Delphi Motion), (i) the Delphi Transaction Agreements shall, effective immediately upon and simultaneously with such consummation, (A) be deemed to be Assumable Executory Contracts and (B) be assumed and assigned to Purchaser and (ii) the Assumption Effective Date with respect thereto shall be deemed to be the date of such consummation.

(b) The LSA Agreement shall, effective at the Closing, (i) be deemed to be an Assumable Executory Contract and (B) be assumed and assigned to Purchaser and (ii) the Assumption Effective Date with respect thereto shall be deemed to be the Closing Date. To the extent that any such agreement is not an Executory Contract, such agreement shall be deemed to be a Purchased Contract.

Section 6.32 GM Strasbourg S.A. Restructuring. The Parties acknowledge and agree that General Motors International Holdings, Inc., a direct Subsidiary of Parent and the direct parent of GM Strasbourg S.A., may, prior to the Closing, dividend its Equity Interest in GM Strasbourg S.A. to Parent, such that following such dividend, GM Strasbourg S.A. will become a wholly-owned direct Subsidiary of Parent. Notwithstanding anything to the contrary in this Agreement, the Parties further acknowledge and agree that following the consummation of such restructuring at any time prior to the Closing, GM Strasbourg S.A. shall automatically, without further action by the Parties, be designated as an Excluded Entity and deemed to be set forth on Section 2.2(b)(iv) of the Sellers’ Disclosure Schedule.

Section 6.33 Holding Company Reorganization. The Parties agree that Purchaser may, with the prior written consent of Sellers, reorganize prior to the Closing such that Purchaser may become a direct or indirect, wholly-owned Subsidiary of Holding Company on such terms and in such manner as is reasonably acceptable to Sellers, and Purchaser may assign all or a portion of its rights and obligations under this Agreement to Holding Company (or one or more newly formed, direct or indirect, wholly-owned Subsidiaries of Holding Company) in accordance with Section 9.5. In connection with any restructuring effected pursuant to this Section 6.33, the Parties further agree that, notwithstanding anything to the contrary in this Agreement (a) Parent shall receive securities of Holding Company with the same rights and privileges, and in the same proportions, as the Parent Shares and the Parent Warrants, in each case, in lieu of the Parent Shares and Parent Warrants, as Purchase Price hereunder, (b) Canada, New VEBA and Sponsor shall receive securities of Holding Company with the same rights and privileges, and in the same proportions, as the Canada Shares, VEBA Shares, VEBA Warrant and Sponsor Shares, as applicable, in each case, in connection with the Closing and (c) New VEBA shall receive the VEBA Note issued by the same entity that becomes the obligor on the Purchaser Assumed Debt.

Section 6.34 Transfer of Promark Global Advisors Limited and Promark Investment Trustees Limited Equity Interests. Notwithstanding anything to the contrary set forth in this Agreement, in the event approval by the Financial Services Authority (the “FSA Approval”) of the transfer of Sellers’ Equity Interests in Promark Global Advisors Limited and Promark Investments Trustees Limited (together, the “Promark UK Subsidiaries”) has not been obtained as of the Closing Date, Sellers shall, at their option, have the right to postpone the transfer of Sellers’ Equity Interests in the Promark UK Subsidiaries until such time as the FSA Approval is obtained. If the transfer of Sellers’ Equity Interests in the Promark UK Subsidiaries is postponed pursuant to this Section 6.34, then (a) Sellers and Purchaser shall effectuate the transfer of Sellers’ Equity Interests in the Promark UK Subsidiaries no later than five (5) Business Days following the date that the FSA Approval is obtained and (b) Sellers shall enter into a transitional services agreement with Promark Global Advisors, Inc. in the form provided by Promark Global Advisors, Inc., which shall include terms and provisions regarding: (i) certain transitional services to be provided by Promark Global Advisors, Inc. to the Promark UK Subsidiaries, (ii) the continued availability of director and officer liability insurance for directors and officers of the Promark UK Subsidiaries and (iii) certain actions on the part of the Promark UK Subsidiaries to require the prior written consent of Promark Global Advisors, Inc., including changes to employee benefits or compensation, declaration of dividends, material financial transactions, disposition of material assets, entry into material agreements, changes to existing business plans, changes in management and the boards of directors of the Promark UK Subsidiaries and other similar actions.

Section 6.35 Transfer of Equity Interests in Certain Subsidiaries. Notwithstanding anything to the contrary set forth in this Agreement, the Parties may mutually agree to postpone the transfer of Sellers’ Equity Interests in those Transferred Entities as are mutually agreed upon by the Parties (“Delayed Closing Entities”) to a date following the Closing.

ARTICLE VII

CONDITIONS TO CLOSING

Section 7.1 Conditions to Obligations of Purchaser and Sellers. The respective obligations of Purchaser and Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment or written waiver (to the extent permitted by applicable Law), prior to or at the Closing, of each of the following conditions:

(a) The Bankruptcy Court shall have entered the Sale Approval Order and the Sale Procedures Order on terms acceptable to the Parties and reasonably acceptable to the UAW, and each shall be a Final Order and shall not have been vacated, stayed or reversed; provided, however, that the conditions contained in this Section 7.1(a) shall be satisfied notwithstanding the pendency of an appeal if the effectiveness of the Sale Approval Order has not been stayed.

(b) No Order or Law of a United States Governmental Authority shall be in effect that declares this Agreement invalid or unenforceable or that restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

(c) Sponsor shall have delivered, or caused to be delivered to Sellers and Purchaser an equity registration rights agreement, substantially in the form attached hereto as Exhibit O (the “Equity Registration Rights Agreement”), duly executed by Sponsor.

(d) Canada shall have delivered, or caused to be delivered to Sellers and Purchaser the Equity Registration Rights Agreement, duly executed by Canada.

(e) The Canadian Debt Contribution shall have been consummated.

(f) The New VEBA shall have delivered, or caused to be delivered to Sellers and Purchaser, the Equity Registration Rights Agreement, duly executed by the New VEBA.

(g) Purchaser shall have received (i) consents from Governmental Authorities, (ii) Permits and (iii) consents from non-Governmental Authorities, in each case with respect to the transactions contemplated by this Agreement and the ownership and operation of the Purchased Assets and Assumed Liabilities by Purchaser from and after the Closing, sufficient in the aggregate to permit Purchaser to own and operate the Purchased Assets and Assumed Liabilities from and after the Closing in substantially the same manner as owned and operated by Sellers immediately prior to the Closing (after giving effect to (A) the implementation of the Viability Plans; (B) Parent’s announced shutdown, which began in May 2009; and (C) the Bankruptcy Cases (or any other bankruptcy, insolvency or similar proceeding filed by or in respect of any Subsidiary of Parent).

(h) Sellers shall have executed and delivered definitive financing agreements restructuring the Wind Down Facility in accordance with the provisions of Section 6.9(b).

Section 7.2 Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated by this Agreement are subject to the fulfillment or written waiver, prior to or at the Closing, of each of the following conditions; provided, however, that in no event may Purchaser waive the conditions contained in Section 7.2(d) or Section 7.2(e):

(a) Each of the representations and warranties of Sellers contained in ARTICLE IV of this Agreement shall be true and correct (disregarding for the purposes of such determination any qualification as to materiality or Material Adverse Effect) as of the Closing Date as if made on the Closing Date (except for representations and warranties that speak as of a specific date or time, which representations and warranties shall be true and correct only as of such date or time), except to the extent that any breaches of such representations and warranties, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Material Adverse Effect.

(b) Sellers shall have performed or complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by Sellers prior to or at the Closing.

(c) Sellers shall have delivered, or caused to be delivered, to Purchaser:

(i) a certificate executed as of the Closing Date by a duly authorized representative of Sellers, on behalf of Sellers and not in such authorized representative’s individual capacity, certifying that the conditions set forth in Section 7.2(a) and Section 7.2(b) have been satisfied;

(ii) the Equity Registration Rights Agreement, duly executed by Parent;

(iii) stock certificates or membership interest certificates, if any, evidencing the Transferred Equity Interests (other than in respect of the Equity Interests held by Sellers in RHI, Promark Global Advisors Limited, Promark Investments Trustees Limited and the Delayed Closing Entities, which the Parties agree may be transferred following the Closing in accordance with Section 6.30, Section 6.34 and Section 6.35), duly endorsed in blank or accompanied by stock powers (or similar documentation) duly endorsed in blank, in proper form for transfer to Purchaser, including any required stamps affixed thereto;

(iv) an omnibus bill of sale, substantially in the form attached hereto as Exhibit P (the “Bill of Sale”), together with transfer tax declarations and all other instruments of conveyance that are necessary to effect transfer to Purchaser of title to the Purchased Assets, each in a form reasonably satisfactory to the Parties and duly executed by the appropriate Seller;

(v) an omnibus assignment and assumption agreement, substantially in the form attached hereto as Exhibit Q (the “Assignment and Assumption Agreement”), together with all other instruments of assignment and assumption that are necessary to transfer the Purchased Contracts and Assumed Liabilities to Purchaser, each in a form reasonably satisfactory to the Parties and duly executed by the appropriate Seller;

(vi) a novation agreement, substantially in the form attached hereto as Exhibit R (the “Novation Agreement”), duly executed by Sellers and the appropriate United States Governmental Authorities;

(vii) a government related subcontract agreement, substantially in the form attached hereto as Exhibit S (the “Government Related Subcontract Agreement”), duly executed by Sellers;

(viii) an omnibus intellectual property assignment agreement, substantially in the form attached hereto as Exhibit T (the “Intellectual Property Assignment Agreement”), duly executed by Sellers;

(ix) a transition services agreement, substantially in the form attached hereto as Exhibit U (the “Transition Services Agreement”), duly executed by Sellers;

(x) all quitclaim deeds or deeds without warranty (or equivalents for those parcels of Owned Real Property located in jurisdictions outside of the United States), in customary form, subject only to Permitted Encumbrances, conveying the Owned Real Property to Purchaser (the “Quitclaim Deeds”), duly executed by the appropriate Seller;

(xi) all required Transfer Tax or sales disclosure forms relating to the Transferred Real Property (the “Transfer Tax Forms”), duly executed by the appropriate Seller;

(xii) an assignment and assumption of the leases and subleases underlying the Leased Real Property, in substantially the form attached hereto as Exhibit V (the “Assignment and Assumption of Real Property Leases”), together with such other instruments of assignment and assumption that are necessary to transfer the leases and subleases underlying the Leased Real Property located in jurisdictions outside of the United States, each duly executed by Sellers; provided, however, that if it is required for the assumption and assignment of any lease or sublease underlying a Leased Real Property that a separate assignment and assumption for such lease or sublease be executed, then a separate assignment and assumption of such lease or sublease shall be executed in a form substantially similar to Exhibit V or as otherwise required to assume or assign such Leased Real Property;

(xiii) an assignment and assumption of the lease in respect of the premises located at 2485 Second Avenue, New York, New York, substantially in the form attached hereto as Exhibit W (the “Assignment and Assumption of Harlem Lease”), duly executed by Harlem;

(xiv) an omnibus lease agreement in respect of the lease of certain portions of the Excluded Real Property that is owned real property, substantially in the form attached hereto as Exhibit X (the “Master Lease Agreement”), duly executed by Parent;

(xv) [Reserved];

(xvi) the Saginaw Service Contracts, if required, duly executed by the appropriate Seller;

(xvii) any easement agreements required under Section 6.27(c), duly executed by the appropriate Seller;

(xviii) the Subdivision Master Lease, if required, duly executed by the appropriate Sellers;

(xix) a certificate of an officer of each Seller (A) certifying that attached to such certificate are true and complete copies of (1) such Seller’s Organizational Documents, each as amended through and in effect on the Closing Date and (2) resolutions of the board of directors of such Seller, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which such Seller is a party, the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements and the matters set forth in Section 6.16(e), and (B) certifying as to the incumbency of the officer(s) of such Seller executing this Agreement and the Ancillary Agreements to which such Seller is a party;

(xx) a certificate in compliance with Treas. Reg. §1.1445-2(b)(2) that each Seller is not a foreign person as defined under Section 897 of the Tax Code;

(xxi) a certificate of good standing for each Seller from the Secretary of State of the State of Delaware;

(xxii) their written agreement to treat the Relevant Transactions and the other transactions contemplated by this Agreement in accordance with Purchaser’s determination in Section 6.16;

(xxiii) payoff letters and related Encumbrance-release documentation (including, if applicable, UCC-3 termination statements), each in a form reasonably satisfactory to the Parties and duly executed by the holders of the secured Indebtedness; and

(xxiv) all books and records of Sellers described in Section 2.2(a)(xiv).

(d) The UAW Collective Bargaining Agreement shall have been ratified by the membership, shall have been assumed by the applicable Sellers and assigned to Purchaser, and shall be in full force and effect.

(e) The UAW Retiree Settlement Agreement shall have been executed and delivered by the UAW and shall have been approved by the Bankruptcy Court as part of the Sale Approval Order.

(f) The Canadian Operations Continuation Agreement shall have been executed and delivered by the parties thereto in the form previously distributed among them.

Section 7.3 Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated by this Agreement are subject to the fulfillment or written waiver, prior to or at the Closing, of each of the following conditions; provided, however, that in no event may Sellers waive the conditions contained in Section 7.3(h) or Section 7.3(i):

(a) Each of the representations and warranties of Purchaser contained in ARTICLE V of this Agreement shall be true and correct (disregarding for the purpose of such determination any qualification as to materiality or Purchaser Material Adverse Effect) as of the Closing Date as if made on such date (except for representations and warranties that speak as of a specific date or time, which representations and warranties shall be true and correct only as of such date or time), except to the extent that any breaches of such representations and warranties, individually or in the aggregate, have not had, or would not reasonably be expected to have, a Purchaser Material Adverse Effect.

(b) Purchaser shall have performed or complied in all material respects with all agreements and obligations required by this Agreement to be performed or complied with by it prior to or at the Closing.

(c) Purchaser shall have delivered, or caused to be delivered, to Sellers:

(i) Parent Warrant A (including the related warrant agreement), duly executed by Purchaser;

(ii) Parent Warrant B (including the related warrant agreement), duly executed by Purchaser;

(iii) a certificate executed as of the Closing Date by a duly authorized representative of Purchaser, on behalf of Purchaser and not in such authorized representative’s individual capacity, certifying that the conditions set forth in Section 7.3(a) and Section 7.3(b) are satisfied;

(iv) stock certificates evidencing the Parent Shares, duly endorsed in blank or accompanied by stock powers duly endorsed in blank, in proper form for transfer, including any required stamps affixed thereto;

(v) the Equity Registration Rights Agreement, duly executed by Purchaser;

(vi) the Bill of Sale, together with all other documents described in Section 7.2(c)(iv), each duly executed by Purchaser or its designated Subsidiaries;

(vii) the Assignment and Assumption Agreement, together with all other documents described in Section 7.2(c)(v), each duly executed by Purchaser or its designated Subsidiaries;

(viii) the Novation Agreement, duly executed by Purchaser or its designated Subsidiaries;

(ix) the Government Related Subcontract Agreement, duly executed by Purchaser or its designated Subsidiary;

(x) the Intellectual Property Assignment Agreement, duly executed by Purchaser or its designated Subsidiaries;

(xi) the Transition Services Agreement, duly executed by Purchaser or its designated Subsidiaries;

(xii) the Transfer Tax Forms, duly executed by Purchaser or its designated Subsidiaries, to the extent required;

(xiii) the Assignment and Assumption of Real Property Leases, together with all other documents described in Section 7.2(c)(xii), each duly executed by Purchaser or its designated Subsidiaries;

(xiv) the Assignment and Assumption of Harlem Lease, duly executed by Purchaser or its designated Subsidiaries;

(xv) the Master Lease Agreement, duly executed by Purchaser or its designated Subsidiaries;

(xvi) [Reserved];

(xvii) the Subdivision Master Lease, if required, duly executed by Purchaser or its designated Subsidiaries;

(xviii) any easement agreements required under Section 6.27(c), duly executed by Purchaser or its designated Subsidiaries;

(xix) a certificate of a duly authorized representative of Purchaser (A) certifying that attached to such certificate are true and complete copies of (1) Purchaser’s Organizational Documents, each as amended through and in effect on the Closing Date and (2) resolutions of the board of directors of Purchaser, authorizing the execution, delivery and performance of this Agreement and the Ancillary Agreements to which Purchaser is a party, the consummation of the transactions contemplated by this Agreement and such Ancillary Agreements and the matters set forth in Section 6.16(g), and (B) certifying as to the incumbency of the officer(s) of Purchaser executing this Agreement and the Ancillary Agreements to which Purchaser is a party; and

(xx) a certificate of good standing for Purchaser from the Secretary of State of the State of Delaware.

(d) [Reserved]

(e) Purchaser shall have filed a certificate of designation for the Preferred Stock, substantially in the form attached hereto as Exhibit Y, with the Secretary of State of the State of Delaware.

(f) Purchaser shall have offset the UST Credit Bid Amount against the amount of Indebtedness of Parent and its Subsidiaries owed to Purchaser as of the Closing under the UST Credit Facilities pursuant to a Bankruptcy Code Section 363(k) credit bid and delivered releases and waivers and related Encumbrance-release documentation (including, if applicable, UCC-3 termination statements) with respect to the UST Credit Bid Amount, in a form reasonably satisfactory to the Parties and duly executed by Purchaser in accordance with the applicable requirements in effect on the date hereof, (iii) transferred to Sellers the UST Warrant and (iv) issued to Parent, in accordance with instructions provided by Parent, the Purchaser Shares and the Parent Warrants (duly executed by Purchaser).

(g) Purchaser shall have delivered, or caused to be delivered, to Canada, Sponsor and/or the New VEBA, as applicable:

(i) certificates representing the Canada Shares, the Sponsor Shares and the VEBA Shares in accordance with the applicable equity subscription agreements in effect on the date hereof;

(ii) the Equity Registration Rights Agreement, duly executed by Purchaser;

(iii) the VEBA Warrant (including the related warrant agreement), duly executed by Purchaser; and

(iv) a note, in form and substance consistent with the terms set forth on Exhibit Z attached hereto, to the New VEBA (the “VEBA Note”).

(h) The UAW Collective Bargaining Agreement shall have been ratified by the membership, shall have been assumed by Purchaser, and shall be in full force and effect.

(i) The UAW Retiree Settlement Agreement shall have been executed and delivered, shall be in full force and effect, and shall have been approved by the Bankruptcy Court as part of the Sale Approval Order.

ARTICLE VIII

TERMINATION

Section 8.1 Termination. This Agreement may be terminated, and the transactions contemplated hereby may be abandoned, at any time prior to the Closing Date as follows:

(a) by the mutual written consent of Sellers and Purchaser;

(b) by either Sellers or Purchaser, if (i) the Closing shall not have occurred on or before August 15, 2009, or such later date as the Parties may agree in writing, such date not to be later than September 15, 2009 (as extended, the “End Date”), and (ii) the Party seeking to terminate this Agreement pursuant to this Section 8.1(b) shall not have breached in any material respect its obligations under this Agreement in any manner that shall have proximately caused the failure of the transactions contemplated hereby to close on or before such date;

(c) by either Sellers or Purchaser, if the Bankruptcy Court shall not have entered the Sale Approval Order by July 10, 2009;

(d) by either Sellers or Purchaser, if any court of competent jurisdiction in the United States or other United States Governmental Authority shall have issued a Final Order permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement or the sale of a material portion of the Purchased Assets;

(e) by Sellers, if Purchaser shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, and such breach or failure to perform has not been cured by the End Date, provided that (i) Sellers shall have given Purchaser written notice, delivered at least thirty (30) days prior to such termination, stating Sellers’ intention to terminate this Agreement pursuant to this Section 8.1(e) and the basis for such termination and (ii) Sellers shall not have the right to terminate this Agreement pursuant to this Section 8.1(e) if Sellers are then in material breach of any its representations, warranties, covenants or other agreements set forth herein;

(f) by Purchaser, if Sellers shall have breached or failed to perform in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach or failure to perform (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 7.2(a) or Section 7.2(b) to be fulfilled, (ii) cannot be cured by the End Date, provided that (i) Purchaser shall have given Sellers written notice, delivered at least thirty (30) days prior to such termination, stating Purchaser’s intention to terminate this Agreement pursuant to this Section 8.1(f) and the basis for such termination and (iii) Purchaser shall not have the right to terminate this Agreement pursuant to this Section 8.1(f) if Purchaser is then in material breach of any its representations, warranties, covenants or other agreements set forth herein; or

(g) by either Sellers or Purchaser, if the Bankruptcy Court shall have entered an Order approving an Alternative Transaction.

Section 8.2 Procedure and Effect of Termination.

(a) If this Agreement is terminated pursuant to Section 8.1, this Agreement shall become null and void and have no effect, and all obligations of the Parties hereunder shall terminate, except for those obligations of the Parties set forth this Section 8.2 and ARTICLE IX, which shall remain in full force and effect; provided that nothing herein shall relieve any Party from

Liability for any material breach of any of its representations, warranties, covenants or other agreements set forth herein. If this Agreement is terminated as provided herein, all filings, applications and other submissions made pursuant to this Agreement shall, to the extent practicable, be withdrawn from the agency or other Person to which they were made.

(b) If this Agreement is terminated by Sellers or Purchaser pursuant to Section 8.1(a) through Section 8.1(d) or Section 8.1(g) or by Purchaser pursuant to Section 8.1(f), Sellers, severally and not jointly, shall reimburse Purchaser for its reasonable, out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by Purchaser in connection with this Agreement and the transactions contemplated hereby (the “Purchaser Expense Reimbursement”). The Purchaser Expense Reimbursement shall be paid as an administrative expense Claim of Sellers pursuant to Section 503(b)(1) of the Bankruptcy Code.

(c) Except as expressly provided for in this Section 8.2, any termination of this Agreement pursuant to Section 8.1 shall be without Liability to Purchaser or Sellers, including any Liability by Sellers to Purchaser for any break-up fee, termination fee, expense reimbursement or other compensation as a result of a termination of this Agreement.

(d) If this Agreement is terminated for any reason, Purchaser shall, and shall cause each of its Affiliates and Representatives to, treat and hold as confidential all Confidential Information, whether documentary, electronic or oral, labeled or otherwise identified as confidential, and regardless of the form of communication or the manner in which it was furnished. For purposes of this Section 8.2(d), Confidential Information shall be deemed not to include any information that (i) is now available to or is hereafter disclosed in a manner making it available to the general public, in each case, through no act or omission of Purchaser, any of its Affiliates or any of their Representatives, or (ii) is required by Law to be disclosed.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Survival of Representations, Warranties, Covenants and Agreements and Consequences of Certain Breaches. The representations and warranties of the Parties contained in this Agreement shall be extinguished by and shall not survive the Closing, and no Claims may be asserted in respect of, and no Party shall have any Liability for any breach of, the representations and warranties. All covenants and agreements contained in this Agreement, including those covenants and agreements set forth in ARTICLE II and ARTICLE VI, shall survive the Closing indefinitely.

Section 9.2 Notices. Any notice, request, instruction, consent, document or other communication required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been sufficiently given or served for all purposes (a) upon delivery when personally delivered; (b) on the delivery date after having been sent by a nationally or internationally recognized overnight courier service (charges prepaid); (c) at the time received when sent by registered or certified mail, return receipt requested, postage prepaid; or (d) at the time when confirmation of successful transmission is received (or the first Business Day following such receipt if the date of such receipt is not a Business Day) if sent by facsimile, in each case, to the recipient at the address or facsimile number, as applicable, indicated below:

If to any Seller:	General Motors Corporation 300 Renaissance Center Tower 300, 25th Floor, Room D55 M/C 482-C25-D81 Detroit, Michigan 48265-3000 Attn: General Counsel Tel.: 313-667-3450 Facsimile: 248-267-4584

With copies to:	Jenner & Block LLP 330 North Wabash Avenue Chicago, Illinois 60611-7603 Attn: Joseph P. Gromacki Michael T. Wolf Tel.: 312-222-9350 Facsimile: 312-527-0484

and

Weil Gotshal & Manges LLP 767 Fifth Avenue New York, New York 10153 Attn: Harvey R. Miller Stephen Karotkin Raymond Gietz Tel.: 212-310-8000 Facsimile: 212-310-8007

If to Purchaser:	NGMCO, Inc. c/o The United States Department of the Treasury 1500 Pennsylvania Avenue, NW Washington D.C. 20220 Attn: Chief Counsel Office of Financial Stability Facsimile: 202-927-9225

With a copy to:	Cadwalader, Wickersham & Taft LLP One World Financial Center New York, New York 10281 Attn: John J. Rapisardi R. Ronald Hopkinson Tel.: 212-504-6000 Facsimile: 212-504-6666

provided, however, if any Party shall have designated a different addressee and/or contact information by notice in accordance with this Section 9.2, then to the last addressee as so designated.

Section 9.3 Fees and Expenses; No Right of Setoff. Except as otherwise provided in this Agreement, including Section 8.2(b), Purchaser, on the one hand, and each Seller, on the other hand, shall bear its own fees, costs and expenses, including fees and disbursements of counsel, financial advisors, investment bankers, accountants and other agents and representatives, incurred in connection with the negotiation and execution of this Agreement and each Ancillary Agreement and the consummation of the transactions contemplated hereby and thereby. In furtherance of the foregoing, Purchaser shall be solely responsible for (a) all expenses incurred by it in connection with its due diligence review of Sellers and their respective businesses, including surveys, title work, title inspections, title searches, environmental testing or inspections, building inspections, Uniform Commercial Code lien and other searches and (b) any cost (including any filing fees) incurred by it in connection with notarization, registration or recording of this Agreement or an Ancillary Agreement required by applicable Law. No Party nor any of its Affiliates shall have any right of holdback or setoff or assert any Claim or defense with respect to any amounts that may be owed by such Party or its Affiliates to any other Party (or Parties) hereto or its or their Affiliates as a result of and with respect to any amount that may be owing to such Party or its Affiliates under this Agreement, any Ancillary Agreement or any other commercial arrangement entered into in between or among such Parties and/or their respective Affiliates.

Section 9.4 Bulk Sales Laws. Each Party hereto waives compliance by the other Parties with any applicable bulk sales Law.

Section 9.5 Assignment. Neither this Agreement nor any of the rights, interests or obligations provided by this Agreement may be assigned or delegated by any Party (whether by operation of law or otherwise) without the prior written consent of the other Parties, and any such assignment or delegation without such prior written consent shall be null and void; provided, however, that, without the consent of Sellers, Purchaser may assign or direct the transfer on its behalf on or prior to the Closing of all, or any portion, of its rights to purchase, accept and acquire the Purchased Assets and its obligations to assume and thereafter pay or perform as and when due, or otherwise discharge, the Assumed Liabilities, to Holding Company or one or more newly-formed, direct or indirect, wholly-owned Subsidiaries of Holding Company or Purchaser; provided, further, that no such assignment or delegation shall relieve Purchaser of any of its obligations under this Agreement. Subject to the preceding sentence and except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns.

Section 9.6 Amendment. This Agreement may not be amended, modified or supplemented except upon the execution and delivery of a written agreement executed by a duly authorized representative or officer of each of the Parties.

Section 9.7 Waiver. At any time prior to the Closing, each Party may (a) extend the time for the performance of any of the obligations or other acts of the other Parties; (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant hereto; or (c) waive compliance with any of the agreements or conditions contained herein (to the extent permitted by Law). Any such waiver or extension by a Party (i) shall be valid only if, and to the extent, set forth in a written instrument signed by a duly authorized representative or officer of the Party to be bound and (ii) shall not constitute, or be construed as, a continuing waiver of such provision, or a waiver of any other breach of, or failure to comply with, any other provision of this Agreement. The failure in any one or more instances of a Party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said Party of any breach of any of the terms, covenants or conditions of this Agreement shall not be construed as a subsequent waiver of, or estoppel with respect to, any other terms, covenants, conditions, rights or privileges, but the same will continue and remain in full force and effect as if no such forbearance or waiver had occurred.

Section 9.8 Severability. Whenever possible, each term and provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law. If any term or provision of this Agreement, or the application thereof to any Person or any circumstance, is held to be illegal, invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be legal, valid and enforceable, the intent and purpose of such illegal, invalid or unenforceable provision and (b) the remainder of this Agreement or such term or provision and the application of such term or provision to other Persons or circumstances shall remain in full force and effect and shall not be affected by such illegality, invalidity or unenforceability, nor shall such invalidity or unenforceability affect the legality, validity or enforceability of such term or provision, or the application thereof, in any jurisdiction.

Section 9.9 Counterparts; Facsimiles. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same agreement. All signatures of the Parties may be transmitted by facsimile or electronic delivery, and each such facsimile signature or electronic delivery signature (including a pdf signature) will, for all purposes, be deemed to be the original signature of the Party whose signature it reproduces and be binding upon such Party.

Section 9.10 Headings. The descriptive headings of the Articles, Sections and paragraphs of, and Schedules and Exhibits to, this Agreement, and the table of contents, table of Exhibits and table of Schedules contained in this Agreement, are included for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit, modify or affect any of the provisions hereof.

Section 9.11 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party hereto and their respective permitted successors and assigns; provided, that (a) for all purposes each of Sponsor, the New VEBA, and Canada shall be express third-party beneficiaries of this Agreement and (b) for purposes of Section 2.2(a)(x) and (xvi), Section 2.2(b)(vii), Section 2.3(a)(x), (xii), (xiii) and (xv), Section 2.3(b)(xv), Section 4.6(b), Section 4.10, Section 5.4(c), Section 6.2(b)(x), (xv) and (xvii), Section 6.4(a), Section 6.4(b), Section 6.6(a), (d), (f) and (g), Section 6.11(c)(i) and (vi), Section 6.17, Section 7.1(a) and (f), Section 7.2(d) and (e) and Section 7.3(g), (h) and (i), the UAW shall be an express third-party beneficiary of this Agreement. Subject to the preceding sentence, nothing express or implied in this Agreement is intended or shall be construed to confer upon or give to any Person, other than the Parties, their Affiliates and their respective permitted successors or assigns, any legal or equitable Claims, benefits, rights or remedies of any nature whatsoever under or by reason of this Agreement.

Section 9.12 Governing Law. The construction, interpretation and other matters arising out of or in connection with this Agreement (whether arising in contract, tort, equity or otherwise) shall in all respects be governed by and construed (a) to the extent applicable, in accordance with the Bankruptcy Code, and (b) to the extent the Bankruptcy Code is not applicable, in accordance with the Laws of the State of New York, without giving effect to rules governing the conflict of laws.

Section 9.13 Venue and Retention of Jurisdiction. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of the Bankruptcy Court for any litigation arising out of or in connection with this Agreement and the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in the Bankruptcy Court, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described herein); provided, however, that this Section 9.13 shall not be applicable in the event the Bankruptcy Cases have closed, in which case the Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the federal courts in the Southern District of New York and state courts of the State of New York located in the Borough of Manhattan in the City of New York for any litigation arising out of or in connection with this Agreement and the transactions contemplated hereby (and agree not to commence any litigation relating thereto except in the federal courts in the Southern District of New York and state courts of the State of New York located in the Borough of Manhattan in the City of New York, other than actions in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court as described herein).

Section 9.14 Waiver of Jury Trial. EACH PARTY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY DISPUTE IN CONNECTION WITH OR RELATING TO THIS AGREEMENT OR ANY MATTERS DESCRIBED OR CONTEMPLATED HEREIN, AND AGREES TO TAKE ANY AND ALL ACTION NECESSARY OR APPROPRIATE TO EFFECT SUCH WAIVER.

Section 9.15 Risk of Loss. Prior to the Closing, all risk of loss, damage or destruction to all or any part of the Purchased Assets shall be borne exclusively by Sellers.

Section 9.16 Enforcement of Agreement. The Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the Parties shall, without the posting of a bond, be entitled, subject to a determination by a court of competent jurisdiction, to an injunction or injunctions to prevent any such failure of performance under, or breaches of, this Agreement, and to enforce specifically the terms and provisions hereof and thereof, this being in addition to all other remedies available at law or in equity, and each Party agrees that it will not oppose the granting of such relief on the basis that the requesting Party has an adequate remedy at law.

Section 9.17 Entire Agreement. This Agreement (together with the Ancillary Agreements, the Sellers’ Disclosure Schedule and the Exhibits) contains the final, exclusive and entire agreement and understanding of the Parties with respect to the subject matter hereof and thereof and supersedes all prior and contemporaneous agreements and understandings, whether written or oral, among the Parties with respect to the subject matter hereof and thereof. Neither this Agreement nor any Ancillary Agreement shall be deemed to contain or imply any restriction, covenant, representation, warranty, agreement or undertaking of any Party with respect to the transactions contemplated hereby or thereby other than those expressly set forth herein or therein, and none shall be deemed to exist or be inferred with respect to the subject matter hereof.

Section 9.18 Publicity. Prior to the first public announcement of this Agreement and the transactions contemplated hereby, Sellers, on the one hand, and Purchaser, on the other hand, shall consult with each other regarding, and share with each other copies of, their respective communications plans, including draft press releases and related materials, with regard to such announcement. Neither Sellers nor Purchaser shall issue any press release or public announcement concerning this Agreement or the transactions contemplated hereby without obtaining the prior written approval of the other Party or Parties, as applicable, which approval shall not be unreasonably withheld, conditioned or delayed, unless, in the sole judgment of the Party intending to make such release, disclosure is otherwise required by applicable Law, or by the Bankruptcy Court with respect to filings to be made with the Bankruptcy Court in connection with this Agreement or by the applicable rules of any stock exchange on which Purchaser or Sellers list securities; provided, that the Party intending to make such release shall use reasonable best efforts consistent with such applicable Law or Bankruptcy Court requirement to consult with the other Party or Parties, as applicable, with respect to the text thereof; provided, further, that, notwithstanding anything to the contrary contained in this section, no Party shall be prohibited from publishing, disseminating or otherwise making public, without the prior written approval of the other Party or Parties, as applicable, any materials that are derived from or consistent with the materials included in the communications plan referred to above. In an effort to coordinate consistent communications, the Parties shall agree upon procedures relating to all press releases and public announcements concerning this Agreement and the transactions contemplated hereby.

Section 9.19 No Successor or Transferee Liability. Except where expressly prohibited under applicable Law or otherwise expressly ordered by the Bankruptcy Court, upon the Closing, neither Purchaser nor any of its Affiliates or stockholders shall be deemed to (a) be the successor of Sellers; (b) have, de facto, or otherwise, merged with or into Sellers; (c) be a mere continuation or substantial continuation of Sellers or the enterprise(s) of Sellers; or (d) other than as set forth in this Agreement, be liable for any acts or omissions of Sellers in the conduct of Sellers’ business or arising under or related to the Purchased Assets. Without limiting the generality of the foregoing, and except as otherwise provided in this Agreement, neither Purchaser nor any of its Affiliates or stockholders shall be liable for any Claims against Sellers or any of their predecessors or Affiliates, and neither Purchaser nor any of its Affiliates or stockholders shall have any successor, transferee or vicarious Liability of any kind or character whether known or unknown as of the Closing, whether now existing or hereafter arising, or whether fixed or contingent, with respect to Sellers’ business or any obligations of Sellers arising prior to the Closing, except as provided in this Agreement, including Liabilities on account of any Taxes arising, accruing, or payable under, out of, in connection with, or in any way relating to the operation of Sellers’ business prior to the Closing.

Section 9.20 Time Periods. Unless otherwise specified in this Agreement, an action required under this Agreement to be taken within a certain number of days or any other time period specified herein shall be taken within the applicable number of calendar days (and not Business Days); provided, however, that if the last day for taking such action falls on a day that is not a Business Day, the period during which such action may be taken shall be automatically extended to the next Business Day.

Section 9.21 Sellers’ Disclosure Schedule. The representations and warranties of Sellers set forth in this Agreement are made and given subject to the disclosures contained in the Sellers’ Disclosure Schedule. Inclusion of information in the Sellers’ Disclosure Schedule shall not be construed as an admission that such information is material to the business, operations or condition of the business of Sellers, the Purchased Assets or the Assumed Liabilities, taken in part or as a whole, or as an admission of Liability of any Seller to any third party. The specific disclosures set forth in the Sellers’ Disclosure Schedule have been organized to correspond to Section references in this Agreement to which the disclosure may be most likely to relate; provided, however, that any disclosure in the Sellers’ Disclosure Schedule shall apply to, and shall be deemed to be disclosed for, any other Section of this Agreement to the extent the relevance of such disclosure to such other Section is reasonably apparent on its face.

Section 9.22 No Binding Effect. Notwithstanding anything in this Agreement to the contrary, no provision of this Agreement shall (i) be binding on or create any obligation on the part of Sponsor, the United States Government or any branch, agency or political subdivision thereof (a “Sponsor Affiliate”) or the Government of Canada, or any crown corporation, agency or department thereof (a “Canada Affiliate”) or (ii) require Purchaser to initiate any Claim or other action against Sponsor or any Sponsor Affiliate or otherwise attempt to cause Sponsor, any Sponsor Affiliate, Government of Canada or any Canada Affiliate to comply with or abide by the terms of this Agreement. No facts, materials or other information received or action taken by any Person who is an officer, director or agent of Purchaser by virtue of such Person’s affiliation with or employment by Sponsor, any Sponsor Affiliate, Government of Canada or any Canada Affiliate shall be attributed to Purchaser for purposes of this Agreement or shall form the basis of any claim against such Person in their individual capacity.

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IN WITNESS WHEREOF, each of the Parties hereto has caused this Agreement to be executed by its duly authorized officer, in each case as of the date first written above.

GENERAL MOTORS CORPORATION

By:	/s/ Frederick A. Henderson
	Name:	Frederick A. Henderson
	Title:	President and Chief Executive Officer

SATURN LLC

By:	/s/ Jill Lajdziak
	Name:	Jill Lajdziak
	Title:	President

SATURN DISTRIBUTION CORPORATION

By:	/s/ Jill Lajdziak
	Name:	Jill Lajdziak
	Title:	President

CHEVROLET-SATURN OF HARLEM, INC.

By:	/s/ Michael Garrick
	Name:	Michael Garrick
	Title:	President

NGMCO, INC.

By:	/s/ Sadiq A. Malik
	Name:	Sadiq A. Malik
	Title:	Vice President and Treasurer

SIGNATURE PAGE TO THE AMENDED AND RESTATED MASTER SALE AND PURCHASE AGREEMENT

EXHIBIT F

CERTAIN EXCLUDED OWNED REAL PROPERTY

	Site Name	Property Address	City	State	Zip
1.	GMVM - Wilmington Assembly	801 Boxwood Road PO Box 1512 - 19899	Wilmington	DE	19804- 2041
2.	Stamping - Indianapolis	340 White River Parkway West Drive South 50	Indianapolis	IN	46206
3.	GMPT - Flint North #5/#10/#81	902 E Hamilton Avenue	Flint	MI	48550
4.	GMPT – Livonia	12200 Middlebelt	Livonia	MI	48150
5.	GMVM - Pontiac Assembly	2100 S Opdyke Road	Pontiac	MI	48341
6.	Stamping - Pontiac North Campus[1]	220 East Columbia	Pontiac	MI	48340
7.	Stamping - Grand Rapids	300 36th Street SW	Wyoming	MI	49548- 2107
8.	GMPT - Willow Run	2930 Ecorse Road	Ypsilanti	MI	48197- 0935
9.	GMPT - Massena	Route 37 East	Massena	NY	13662- 0460
10.	Stamping - Mansfield	2525 West Fourth Street PO Box 2567 - 44906	Mansfield	OH	44906- 1269
11.	GMVM - Moraine Assembly[2]	2601 West Stroop Road	Moraine	OH	45439
12.	GMPT - Parma Complex[3]	5400 Chevrolet Boulevard PO Box 30098	Parma	OH	44130
13.	Stamping - Pittsburgh	1451 Lebanon School Road	West Mifflin	PA	15122
14.	GMPT - Fredericksburg	11032 Tidewater Trail	Fredericksburg	VA	22408
15.	GMVM - Shreveport Assembly	7600 General Motors Boulevard	Shreveport	LA	71129
16.	Stamping- Shreveport	7600 General Motors Boulevard	Shreveport	LA	71129

[1]	Does not include Plant #14 and the real property underlying Plant #14 and associated utilities for stamping and Powertrain facilities, which is part of the Transferred Real Property.

[2]	Does not include the GMPT - Moraine (DMAX) improvements and associated real property, which is part of the Transferred Real Property.

[3]	Does not include the GMVM - Parma Stamping improvements and associated real property, which is part of the Transferred Real Property.

EXHIBIT G

CERTAIN RETAINED WORKERS’ COMPENSATION CLAIMS

Alabama

Georgia

New Jersey

Oklahoma

LIST OF OMITTED SCHEDULES

Below is a list of omitted schedules to the Amended and Restated Master Sale and Purchase Agreement. GM hereby undertakes to furnish supplementally a copy of any omitted disclosure schedule to the Securities and Exchange Commission upon request.

Section 1.1A	Assumable Executory Contracts
Section 1.1B	Certain Contracts Related to Brand Dealer Agreements
Section 1.1C	Key Subsidiaries
Section 1.1D	Knowledge of Sellers
Section 1.1E	Seller Key Personnel
Section 2.2(a)(vii)	Certain Personal Property Located at Excluded Real Property
Section 2.2(a)(xiii)	Other Matters
Section 2.2(b)(iv)	Excluded Entities
Section 2.2(b)(v)	Excluded Real Property
Section 2.2(b)(vi)	Certain Excluded Personal Property Located at Transferred Real Property
Section 2.2(b)(vii)	Certain Excluded Non-Executory Contracts
Section 2.2(b)(xi)	Certain Bankruptcy Avoidance Actions
Section 2.2(b)(xiii)	Excluded Insurance Policies
Section 2.2(b)(xvi)	Other Excluded Assets
Section 2.3(a)(xv)	Other Assumed Liabilities
Section 2.3(b)(i)	Certain Retained Indebtedness
Section 4.1	Organization and Good Standing
Section 4.2	Authorization; Enforceability
Section 4.3	Noncontravention; Consents
Section 4.4	Subsidiaries
Section 4.5	Reports and Financial Statements; Internal Controls
Section 4.6	Absence of Certain Changes and Events
Section 4.7	Title to and Sufficiency of Assets
Section 4.8	Compliance with Laws; Permits
Section 4.9	Environmental Laws
Section 4.10(a)	Employee Benefit Plans
Section 4.10(h)	Non-Standard Individual Agreements
Section 4.11	Labor Matters
Section 4.12	Investigation; Litigation
Section 4.13	Tax Matters
Section 4.14	Intellectual Property and IT Systems
Section 4.15	Real Property
Section 4.16	Material Contracts
Section 4.17	Dealer Sales and Service Agreements for Continuing Brands
Section 4.18	Sellers’ Products
Section 4.19	Certain Business Practices
Section 4.20	Brokers and Other Advisors
Section 4.21	Investment Representations
Section 6.2	Conduct of Business
Section 6.6(a)(i)	Mandatory Assumable Executory Contracts to be Assumed at Closing

Section 6.6(a)(ii)	Mandatory Assumable Executory Contracts to be Assumed Prior to Executory Designation Deadline
Section 6.17(e)	Assumed Employee Benefit Plans
Section 6.17(h)	Contracts Relating to the Existing Internal VEBA
Section 6.17(m)(i)	Non-UAW Collective Bargaining Agreements
Section 6.17(m)(ii)	Non-UAW Settlement Agreements
Section 6.27	Subdivision Properties

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